      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 2002


                                                      REGISTRATION NO. 333-86332

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          BAKERS FOOTWEAR GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              MISSOURI                               5661                              43-0577980
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                             ---------------------

                               2815 SCOTT AVENUE
                           ST. LOUIS, MISSOURI 63103
                                 (314) 621-0699
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                             ---------------------

                                PETER A. EDISON
                          BAKERS FOOTWEAR GROUP, INC.
                               2815 SCOTT AVENUE
                           ST. LOUIS, MISSOURI 63103
                     TEL (314) 621-0699, FAX (314) 641-0390
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                        COPIES OF ALL CORRESPONDENCE TO:

                    J. MARK KLAMER, ESQ.                                        GARY M. EPSTEIN, ESQ.
                    JAMES R. LEVEY, ESQ.                                         FERN S. WATTS, ESQ.
                       BRYAN CAVE LLP                                          GREENBERG TRAURIG, P.A.
               211 NORTH BROADWAY, SUITE 3600                                    1221 BRICKELL AVENUE
               ST. LOUIS, MISSOURI 63102-2750                                    MIAMI, FLORIDA 33131
           TEL (314) 259-2000, FAX (314) 259-2020                       TEL (305) 579-0500, FAX (305) 579-0717


                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED           , 2002

PROSPECTUS

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


     This is an initial public offering of 2,000,000 shares of common stock of Bakers Footwear Group, Inc. We are selling 1,800,000 of the shares of common stock offered under this prospectus, and some of our shareholders, referred to in this prospectus as the selling shareholders, are selling the remaining 200,000 shares. There is currently no public market for Bakers' shares. We
currently estimate the public offering price will be between $          and
$          per share. We have applied to have our shares included in the Nasdaq
National Market under the symbol "BKRS."


                             ---------------------

                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discounts and commissions......................  $           $
Proceeds to Bakers, before expenses.........................  $           $
Proceeds to selling shareholders, before expenses...........  $           $

     Bakers has granted the underwriters an option to purchase additional shares to cover over-allotments. Under this option, the underwriters may elect to purchase a maximum of 300,000 additional shares from us within 45 days following the date of this prospectus to cover over-allotments. It is expected that
delivery of the shares will be made to investors on or about           , 2002.

                             ---------------------

                              JOINT LEAD MANAGERS
RYAN, BECK & CO.                                            BB&T CAPITAL MARKETS
                             ---------------------
                The date of this prospectus is           , 2002

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Summary.....................................................     1
Risk Factors................................................     7
Forward-Looking Statements..................................    14
Recent Transactions.........................................    14
Recent Corporate Action.....................................    15
Use of Proceeds.............................................    16
Revocation and Termination of Prior S Corporation Status....    17
Dividend Policy.............................................    18
Dilution....................................................    18
Capitalization..............................................    19
Selected Historical Financial Information...................    20
Unaudited Pro Forma Balance Sheet...........................    23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    25
Business....................................................    36
Management..................................................    49
Related Party Transactions..................................    57
Principal and Selling Shareholders..........................    58
Description of Capital Stock................................    61
Anti-Takeover Effects of Some Provisions....................    63
Shares Eligible for Future Sale.............................    66
Underwriting................................................    68
Legal Matters...............................................    70
Experts.....................................................    70
Change in Accountants.......................................    70
Available Information.......................................    72
Index to Financial Statements...............................   F-1


                             ---------------------

     Bakers(TM) and Wild Pair(R) are trademarks of ours in the United States. In addition, we currently have several applications pending with the United States Patent and Trademark Office for additional registrations.

     You should rely only on the information contained in this prospectus or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Bakers Footwear Group, Inc. may change after the date of this prospectus. Delivery of this prospectus and the sales of securities made hereunder does not mean otherwise. These securities are offered subject to prior sale, acceptance, and rejection of any offer to purchase. The offering is also subject to withdrawal or cancellation without notice.

                                    SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in shares of our common stock, which we refer to as our shares. We urge you to read this entire prospectus carefully including the "Risk Factors" section, which begins on page 7, and the financial statements and the notes to those statements. An investment in these shares involves a high degree of risk.



     In this prospectus, "we," "our" and "ours" refer to Bakers Footwear Group, Inc., and "you," "your" and "yours" refer to a purchaser of our shares, including shares being offered by the selling shareholders named in this prospectus. In this prospectus, we refer to the fiscal years ended December 31, 1999, December 30, 2000 and January 5, 2002 and the fiscal years ending January 4, 2003 and January 3, 2004 as "fiscal year 1999," "fiscal year 2000," "fiscal year 2001," "fiscal year 2002" and "fiscal year 2003," respectively. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal Year," appearing elsewhere in this prospectus.


                                  OUR COMPANY


     We are a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. Our merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. As of April 6, 2002, we operated 231 stores in 36 states, of which 199 are Bakers stores and 32 are Wild Pair stores. Our Bakers stores' buying teams constantly modify our product offering to reflect widely accepted fashion trends focusing on women between the ages of 12 and 29 who demand quality fashion products. We believe that our Bakers stores are the only nationwide, full-service retailer specializing in moderately priced footwear for this segment. Our Wild Pair stores offer edgier, faster fashion-forward footwear that reflects the attitude and lifestyles of women and men between the ages of 17 and 24.



     Our company was founded in 1926 as Weiss-Kraemer, Inc., later renamed Weiss and Neuman Shoe Co., and acquired in 1997 principally by our current chief executive officer, Peter Edison. In June 1999, we teamed with the then existing management of Bakers, a footwear retailer created in 1924 by Edison Brothers Stores, Inc., to purchase selected assets of the Bakers and Wild Pair chains, including approximately 200 store locations and merchandise inventory from Edison Brothers. We refer to this acquisition as the Bakers acquisition. At the time of the Bakers acquisition, we had 55 Weiss and Neuman locations, which we have subsequently closed or remerchandised into the Bakers or Wild Pair formats. In February 2001, we changed our name to Bakers Footwear Group, Inc.



     Since the Bakers acquisition in 1999, we have addressed our merchandising, planning, systems and logistics functions. This focus has resulted in a continuing improvement in our key operating metrics, as evidenced by an increase in our gross margin from 27.5% in fiscal year 2000 to 30.2% in fiscal year 2001, a margin increase of 2.7%, and by an increase in our full-year average store sales from $646,718 to $698,467, an 8.0% increase over the same period. This improvement was achieved by significantly increasing the turn of our inventory, by closing small volume stores, and by leveraging our new information systems, which allow us to better merchandise our individual stores and reduce markdowns. For information concerning the calculation of these metrics, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."


     Our stores are designed to create a fun, exciting and fashion-oriented customer experience through an attractive store environment and an enthusiastic, well-trained sales force. To increase customer traffic, we generally try to locate our stores in high-traffic, high-visibility locations within the interior of the mall, where our target customers prefer to shop.

     The Bakers target market, young women between the ages of 12 and 29, is fast growing, is generally concerned about image and spends a higher percentage of disposable income on footwear and apparel than the general population. A key component of our success is our ability to offer a product mix that is fresh and satisfies this target market. Our strong relationships with manufacturers allow us to test new styles and react quickly to fashion trends while keeping fast-moving inventory in stock. In addition, our "micro-merchandis-ing" strategy of classifying multiple stores and merchandising them similarly based upon customer demographics enables our merchants to provide an appropriate merchandise mix to match the demographic profile of each store's customer base.



     An important aspect of our sales strategy is to increase our mix of nationally recognized branded merchandise. In fiscal year 2001, branded footwear accounted for 10.7% of our Bakers stores' net shoe sales, up from 6.7% in fiscal year 2000. We believe that branded merchandise is important to our customers, adds credibility to our stores and drives customer traffic, increasing our overall sales volume and profitability.


     We intend to build on the strength of our management team and leverage our existing infrastructure to pursue profitable growth by:


     - Opening new stores in a controlled and disciplined manner. We have identified 200 locations that we will target for new stores in new and existing markets. We plan to open a total of approximately 50 additional new stores by the end of fiscal year 2003;



     - Increasing same store sales by capitalizing on the strong demographic growth rates projected for our target customer, increasing the mix of branded merchandise and increasing sales opportunities by improving our micro-merchandising capabilities;


     - Expanding the presence of our Wild Pair stores; and

     - Exploring potential acquisitions, from time to time, that allow us to quickly open a group of existing stores in the Bakers or Wild Pair format for less capital than required in new store construction.


     As part of our growth strategy, we acquired eight stores in 2001 and, in the first quarter of fiscal year 2002, completed the acquisition of 33 former Sam & Libby store locations that we subsequently converted into 16 Bakers stores and 17 Wild Pair stores.



     We sold $4.9 million of our subordinated convertible debentures due 2007 in the first quarter of fiscal year 2002 to purchasers that included two investment funds. We used some of the proceeds from this sale to fund the Sam & Libby acquisition. These subordinated debentures will automatically convert into 762,119 shares of our common stock upon the completion of this offering. For more information, please see "Recent Transactions."


     We are incorporated under the laws of the State of Missouri. Our executive offices are located at 2815 Scott Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-0699. Information on our website, www.bakersshoes.com, is not part of this prospectus.

                                  THE OFFERING

Common Stock Offered by
Bakers........................   1,800,000 shares

Common Stock Offered by the
Selling Shareholders..........   200,000 shares

Common Stock Outstanding After
the Offering..................   6,033,619 shares(1)

Use of Proceeds...............   Repayment of $     million in capital lease
                                 obligations and $     million in amounts owing
                                 under our revolving credit facility, and general corporate purposes and working capital, including expenses related to the purchase of store locations, the opening of new stores, or the remodeling of existing stores. We will not receive any proceeds from sales of our shares by the selling shareholders. For more information, please see "Use of Proceeds."

Risk Factors..................   This offering involves a high degree of risk
                                 and immediate and substantial dilution. For more information, please see "Risk Factors" and "Dilution."

Proposed Nasdaq National
Market Symbol.................   "BKRS"
---------------


(1) Includes 762,119 shares issuable upon conversion of our subordinated convertible debentures due April 2007, and 130,741 shares issuable upon exercise of the warrant held by a lender. For more information about these debentures and this warrant, please see "Recent Transactions" and "Description of Capital Stock -- Shares Reserved for Options, Warrants and Subordinated Convertible Debentures." Excludes 415,263 shares issuable upon exercise of employee stock options which will be outstanding upon completion of this offering, at an exercise price of $0.0059 per share, an additional 405,000 shares underlying options, which we plan to grant under our stock option plan upon completion of this offering to officers and key employees at an exercise price equal to the initial public offering price, 200,000 shares issuable upon the exercise of the warrants, at an exercise price equal to 120% of the offering price of this offering, to be issued to the representatives of the underwriters and 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. All share data reflect the 1.7 for 1.0 stock split, reclassification of our capital stock and conversion of our subordinated convertible debentures described below. For more information about the representatives' warrants and the underwriters' overallotment option, please see "Underwriting."



                                  ASSUMPTIONS


     We have made certain assumptions in providing information throughout this prospectus. Except as otherwise specified, all information in this prospectus:


     - Gives effect to the 1.7 for 1.0 common stock split that was effected in the second quarter of fiscal year 2002.



     - Gives effect to a reclassification of our capital structure under which each outstanding share of our three classes of common stock will automatically convert, upon the completion of this offering, into one share of a new class of common stock. This will be our only class of common stock following the offering and is the class of common stock we are offering in this prospectus.


     - Gives effect to the exercise of an outstanding warrant to purchase shares of our common stock held by a lender, who has committed to exercise that warrant upon completion of the offering.

     - Gives effect to the conversion of our subordinated convertible debentures into shares of our common stock.


     In addition, the information in this prospectus assumes that the underwriters have not exercised their over-allotment option, unless otherwise specified. We intend to revoke our S corporation status on the day before the closing of this offering, which will result in our being taxed under Subchapter C of the Internal Revenue Code after this offering. For more information about our reclassification, please see "Recent Corporate Action." For more information about the revocation of our S corporation status, please see "Revocation and Termination of Prior S Corporation Status."

                         SUMMARY FINANCIAL INFORMATION


     We derived the data presented below for, and as of the end of, each of the fiscal years in the three fiscal year period ended January 5, 2002 from our audited financial statements. The financial statements for the two fiscal years ended January 5, 2002 and December 30, 2000 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the fiscal year ended December 31, 1999 have been audited by Stone Carlie & Company, L.L.C., independent auditors. We derived the summary financial data as of and for each of the three-month periods ended April 7, 2001, which consisted of 14 weeks, and April 6, 2002, which consisted of 13 weeks, from our unaudited financial statements. In our opinion, the unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of that information. Our results of operations for the three-month period ended April 6, 2002 are not necessarily indicative of the results that we may achieve for the full fiscal year. The data should be read in conjunction with the financial statements, related notes, and other financial information included elsewhere in this prospectus.



                                                             FISCAL YEAR ENDED                    THREE MONTHS ENDED
                                                 ------------------------------------------   ---------------------------
                                                 DECEMBER 31,   DECEMBER 30,    JANUARY 5,      APRIL 7,       APRIL 6,
                                                   1999(1)        2000(2)          2002           2001           2002
                                                 ------------   ------------   ------------   ------------   ------------
                                                                                              (UNAUDITED)    (UNAUDITED)
INCOME STATEMENT DATA:
Net sales......................................  $87,400,591    $140,709,517   $140,801,519   $33,164,841    $31,967,685
Cost of merchandise sold, occupancy and buying
  expenses.....................................   65,952,116    102,033,075      98,239,329    24,141,372     21,967,244
                                                 -----------    ------------   ------------   -----------    -----------
Gross profit...................................   21,448,475     38,676,442      42,562,190     9,023,469     10,000,441
Operating expenses:
  Selling expense..............................   16,641,841     27,069,090      27,097,515     6,505,368      6,751,227
  General and administrative expense...........    7,899,581      9,805,082      10,150,387     2,417,650      2,558,029
                                                 -----------    ------------   ------------   -----------    -----------
Operating income (loss)........................   (3,092,947)     1,802,270       5,314,288       100,451        691,185
Other income (expense).........................     (855,826)     1,059,045        (354,635)     (107,561)      (253,560)
                                                 -----------    ------------   ------------   -----------    -----------
Income (loss) before extraordinary item and
  cumulative effect of change in accounting....   (3,948,773)     2,861,315       4,959,653        (7,110)       437,625
Cumulative effect of change in accounting(3)...           --             --              --            --      2,774,899
Extraordinary item -- loss from extinguishment
  of debt......................................           --     (1,245,000)             --            --             --
                                                 -----------    ------------   ------------   -----------    -----------
Net income (loss)(4)...........................  $(3,948,773)   $ 1,616,315    $  4,959,653   $    (7,110)   $ 3,212,524
                                                 ===========    ============   ============   ===========    ===========
Net income (loss) per common share
  Basic........................................  $     (1.85)   $      0.65    $       1.95   $     (0.03)   $      1.17
                                                 ===========    ============   ============   ===========    ===========
  Diluted......................................  $     (1.85)   $      0.41    $       1.28   $     (0.03)   $      0.81
                                                 ===========    ============   ============   ===========    ===========
Weighted average number of common shares
  outstanding:
  Basic........................................    2,152,820      2,395,276       2,424,516     2,424,516      2,424,516
  Diluted......................................    2,152,820      3,952,184       3,974,324     2,424,516      3,991,860
Unaudited pro forma information(4):
  Income (loss) before extraordinary item,
    cumulative effect of change in accounting
    and income taxes...........................  $(4,075,505)   $ 2,622,635    $  4,870,934   $   (22,183)   $   451,125
  Provision for (benefit from) income taxes....   (1,852,475)       746,848       1,605,055        (7,309)       173,232
                                                 -----------    ------------   ------------   -----------    -----------
  Income (loss) before extraordinary item and
    cumulative effect of change in
    accounting.................................   (2,223,030)     1,875,787       3,265,879       (14,874)       277,893
  Cumulative effect of change in
    accounting(3)..............................           --             --              --            --      1,763,933
  Extraordinary item, net of $473,100 tax
    benefit....................................           --       (771,900)             --            --             --
                                                 -----------    ------------   ------------   -----------    -----------
  Net income (loss)............................  $(2,223,030)   $ 1,103,887    $  3,265,879   $   (14,874)   $ 2,041,826
                                                 ===========    ============   ============   ===========    ===========
  Net income (loss) per common share
    Basic......................................  $     (1.04)   $      0.44    $       1.25   $     (0.03)   $      0.69
                                                 ===========    ============   ============   ===========    ===========
    Diluted....................................  $     (1.04)   $      0.28    $       0.84   $     (0.03)   $      0.52
                                                 ===========    ============   ============   ===========    ===========

                                                  AS OF JANUARY 5, 2002       AS OF APRIL 6, 2002
                                                  ---------------------   ----------------------------
                                                         ACTUAL             ACTUAL      AS ADJUSTED(5)
                                                  ---------------------   -----------   --------------
                                                                          (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.......................       $   495,302        $    30,314    $
Current assets..................................        13,595,133         18,207,352
Total assets....................................        22,206,550         29,916,473
Long-term debt (excluding current portion)......         2,583,982          7,350,380      1,125,414
Total shareholders' equity......................         1,485,064          3,974,415



                                               FISCAL YEAR ENDED         THREE MONTHS ENDED(11)
                                           --------------------------   -------------------------
                                           DECEMBER 30,   JANUARY 5,     APRIL 7,      APRIL 6,
                                               2000          2002          2001          2002
                                           ------------   -----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
CASH FLOW DATA:
Net cash provided by (used in) operating
  activities.............................  $ 1,056,267    $ 6,445,454   $(2,769,830)  $(4,848,169)
Net cash used in investing activities....  $(2,362,199)   $(3,334,006)  $  (962,920)  $(3,018,222)
Net cash provided by (used in) financing
  activities.............................  $  (410,653)   $(3,844,892)  $ 3,138,001   $ 7,401,403



                                               FISCAL YEAR ENDED         THREE MONTHS ENDED(11)
                                           --------------------------   -------------------------
                                           DECEMBER 30,   JANUARY 5,     APRIL 7,      APRIL 6,
                                               2000          2002          2001          2002
                                           ------------   -----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
SUPPLEMENTAL DATA(6):
EBITDA(7)................................  $ 4,023,885    $ 6,652,543   $   216,079   $ 1,229,784
Average store volume(8)..................  $   646,718    $   698,467   $   163,011   $   156,480
Average store volume (adjusted)(8).......           --             --   $   151,027   $   156,480
Comparable stores sales increases(9).....           NM(10)         1.8%         1.1%          1.0%
Inventory turns(12)......................        2.54x          2.73x         0.68x         0.68x


---------------

(1) On June 22, 1999, we acquired the assets of 198 Bakers stores for approximately $8.9 million. Consequently, the results of operations for those stores are included in our financial statements since the acquisition date.


(2) Effective December 30, 2000, we changed our fiscal year from the calendar year ending December 31 to a 52/53 week period. The fiscal year ended January 5, 2002 was a 53-week period. For more information regarding our fiscal year, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal Year."



(3) Represents the cumulative effect of adopting Statement of Financial Accounting Standards No. 142 and recognizing as income the unamortized deferred credit related to the excess of fair value over cost arising from the Bakers acquisition.



(4) We elected to be taxed as an S corporation for federal and state income tax purposes in January 1984. Accordingly, no provision has been made for Federal or certain state income taxes. On the day immediately before the completion of this offering, we will revoke and terminate our S election and thereafter be taxed as a C corporation. For more information about our S corporation status, please see "Revocation and Termination of Prior S Corporation Status" and "Unaudited Pro Forma Balance Sheet."



(5) The as adjusted balance sheet data are unaudited and give effect to our sale of 1,800,000 shares of common stock in this offering at an assumed offering
    price of $     per share and the application of the estimated net proceeds to Bakers, after deducting the underwriting discounts and estimated offering costs and expenses, the automatic conversion of $4.9 million of our subordinated convertible debentures to common stock upon completion of the offering and our conversion from a Subchapter S to a

    Subchapter C corporation for tax purposes. For more information, please see "Use of Proceeds" and "Unaudited Pro Forma Balance Sheet."



(6) These data have not been audited. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."



(7) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. This amount also excludes extraordinary items. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to income from operations as a measure of performance or as an alternative to cash flow as a measure of liquidity. EBITDA is presented as additional information because management believes it is a useful indicator of our ability to meet debt service and to fund capital expenditures. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The following table reconciles net income (loss) to EBITDA for each period presented:



                                         FISCAL YEAR ENDED         THREE MONTHS ENDED (11)
                                     --------------------------   -------------------------
                                     DECEMBER 30,   JANUARY 5,     APRIL 7,      APRIL 6,
                                         2000          2002          2001          2002
                                     ------------   -----------   -----------   -----------
                                                                  (UNAUDITED)   (UNAUDITED)
     Net income (loss).............  $ 1,616,315    $ 4,959,653    $ (7,110)    $3,212,524
     Interest expense..............    1,225,467      1,086,729     246,983        266,360
     Cumulative effect of change in
       accounting..................           --             --          --     (2,774,899)
     Extraordinary item -- loss
       from extinguishment of
       debt........................    1,245,000             --          --             --
     State income taxes............      165,706        315,667          --         13,500
     Depreciation..................      876,051      1,395,148     247,550        512,299
     Amortization..................   (1,104,654)    (1,104,654)   (271,344)            --
                                     -----------    -----------    --------     ----------
     EBITDA........................  $ 4,023,885    $ 6,652,543    $216,079     $1,229,784



 (8) Average store volume is calculated by totaling weekly sales and dividing that total by the number of stores that had sales activity during the weeks in the applicable period. Average store volume for fiscal year 2001 is presented on a 53-week basis. Average store volume for fiscal year 2002 is presented on a 52-week basis. Average store volume (adjusted) presents the average store volume for the three-month period ended April 7, 2001 on an adjusted 52-week basis.



 (9) Comparable stores sales are calculated from the weekly sales of those stores that were open for a given week in both the current and the prior year. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Net Sales."



(10) Comparable store sales for this period are not meaningful because the acquisition of 198 Bakers stores in June 1999 significantly changed the scope and focus of our business.



(11) The three-month period ended April 7, 2001 consisted of 14 weeks. The three-month period ended April 6, 2002 consisted of 13 weeks.



(12) Inventory turns are calculated by dividing retail sales by weighted average retail inventory for the applicable periods. Inventory turns for the quarterly periods presented are not annualized. The 0.68x inventory turn in the first quarter of fiscal year 2001 is for a 14-week period. The 13-week inventory turn in the first quarter of fiscal year 2001 was 0.64x compared to the 13-week inventory turn of 0.68x in the first quarter of fiscal year 2002.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and operating results could suffer. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS


OUR FAILURE TO IDENTIFY AND RESPOND TO CHANGING CONSUMER FASHION PREFERENCES IN A TIMELY MANNER WOULD NEGATIVELY IMPACT OUR SALES, PROFITABILITY AND OUR IMAGE AS A FASHION RESOURCE FOR OUR CUSTOMERS.


     The footwear industry is subject to rapidly changing consumer fashion preferences. Although all of our stores are sensitive to these changing preferences, our Wild Pair stores are especially sensitive to rapid and dramatic changes in these preferences. Accordingly, we must identify and interpret fashion trends and respond in a timely manner. We continually market new styles of footwear, but demand for and market acceptance of these new styles are uncertain. Our failure to anticipate, identify or react appropriately to changes in consumer fashion preferences may result in lower sales, higher markdowns to reduce excess inventories and lower gross profits. Conversely, if we fail to anticipate consumer demand for our products, we may experience inventory shortages, which would result in lost sales and could negatively impact our customer goodwill, our brand image and our profitability. Moreover, our business relies on continuous changes in fashion preferences. Stagnating consumer preferences could also result in lower sales and would require us to take higher markdowns to reduce excess inventories.


OUR FAILURE TO INTEGRATE A SIGNIFICANT NUMBER OF NEW STORES, INCLUDING THE 33 STORES THAT WE ACQUIRED FROM SAM & LIBBY, COULD STRAIN OUR RESOURCES AND CAUSE THE PERFORMANCE OF OUR EXISTING STORES TO SUFFER.



     Our growth will largely depend on our ability to open and operate new stores successfully. We recently purchased 33 retail store leases, related leasehold improvements, furniture and fixtures from SLJ Retail LLC. We expect to open a total of approximately 50 additional new stores by the end of fiscal year 2003 in new and existing markets. Our proposed expansion will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our business less effectively, which in turn could cause deterioration in the financial performance of our business.


OUR GROWTH STRATEGY IS DEPENDENT ON A NUMBER OF FACTORS THAT COULD DELAY OR PREVENT THE SUCCESSFUL OPENING OF NEW STORES AND OUR PENETRATION INTO NEW MARKETS.

     Our ability to open and operate new stores successfully and to manage our growth depends on our ability to:

     - identify suitable markets and store locations;

     - negotiate acceptable lease terms;

     - remodel stores as Bakers or Wild Pair stores;

     - manage inventory to meet the needs of new and existing stores on a timely basis;

     - hire, train and retain store personnel;

     - develop cooperative relationships with our landlords; and

     - successfully integrate new stores into our existing operations.


     If we fail to successfully implement and integrate our growth strategy, the opening of new stores could be delayed or prevented, could cost more than we have anticipated, and could divert resources from other areas of our business, any of which would have a material adverse effect on our sales and earnings growth.

IF THE MALLS WHERE WE LOCATE OUR STORES WERE TO DIMINISH IN POPULARITY WITH OUR TARGET CUSTOMERS, OUR SALES AND PROFITABILITY WOULD SUFFER.



     In order to generate customer traffic we generally locate our stores in prominent locations within fashion shopping malls. We cannot control the development of new shopping malls, the addition or loss of anchor and co-tenants, the availability or cost of appropriate locations within existing or new shopping malls or the desirability, safety or success of shopping malls. If we are unable to generate sufficient customer traffic, or if there is a significant decrease in shopping mall traffic, our sales and net income would be adversely affected.



OUR SALES AND INVENTORY LEVELS FLUCTUATE ON A SEASONAL BASIS, LEAVING OUR ANNUAL AND QUARTERLY OPERATING RESULTS PARTICULARLY SUSCEPTIBLE TO CHANGES IN CUSTOMER SHOPPING PATTERNS.



     To prepare for peak shopping seasons, we must order and keep in stock significantly more merchandise than we would carry during other times of the year. Any unanticipated decrease in demand for our products during these peak seasons could require us to sell excess inventory at a substantial markdown, which could reduce our net sales and gross margins and could negatively impact our profitability.



     Traditionally, our sales and net income during the second and fourth quarters of our fiscal year are disproportionately higher due primarily to increased shopping during the spring/summer prom and wedding season and the winter holiday season. In contrast, our sales and net income during the first quarter of our fiscal year are typically lower due, in part, to the traditional retail slowdown immediately following the winter holiday season and during our third quarter because we have two of our five clearance sales during the third quarter. In addition to our normal seasonal fluctuations, some events, in particular the Easter holiday, shift between fiscal quarters due to the nature of our fiscal year. This shift will likely affect customer shopping patterns and will influence our quarterly comparable results.



FLUCTUATIONS IN OUR QUARTERLY RESULTS OF OPERATIONS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE SUBSTANTIALLY.



     In addition to holiday shifts and customer shopping patterns, our quarterly results are affected by a variety of other factors, including:



     - fashion trends;



     - the effectiveness of our inventory management;



     - changes in our merchandise mix;



     - weather conditions;



     - changes in general economic conditions; and



     - actions of competitors or mall anchor or co-tenants.



     Due to factors such as these, our quarterly results of operations have fluctuated in the past and can be expected to continue to fluctuate in the future. While in management's opinion sales during these periods cannot be used as an accurate indicator of annual results, if our future quarterly results fail to meet the expectations of research analysts, then the market price of our common stock could decline substantially. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations."


IF OUR ESTIMATES AS TO THE VALUATION OF OUR MERCHANDISE ARE WRONG, WE MAY NEED TO TAKE ADDITIONAL INVENTORY MARKDOWNS, WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

     For accounting purposes, we value our merchandise at the lower of cost or market using the first-in, first-out retail inventory method. Permanent markdowns are recorded to reflect expected adjustments to retail prices in accordance with the retail inventory method. In determining permanent markdowns, we utilize performance metrics to evaluate the quality and freshness of inventory, including the number of weeks of supply on hand, sell-through percentages, and aging categories of inventory by selling season, to make our best estimate of the appropriate inventory markdowns. The ultimate amount realized from the sale of products could differ materially from our estimates, which would negatively impact our profitability.

OUR MARKET SHARE MAY BE ADVERSELY IMPACTED AT ANY TIME BY A SIGNIFICANT NUMBER OF COMPETITORS.

     We operate in a highly competitive environment characterized by low barriers to entry. We compete against a diverse group of competitors, including national branded wholesalers, national specialty retailers, regional chains, national branded off-price retailers, traditional department stores, discounters and apparel retailers. Many of our competitors may be larger and have substantially greater resources than we do. Our market share and results of operations are adversely impacted by this significant number of competitors. For more information about our competition, please see "Business -- Competition."

THE DEPARTURE OF MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.


     The success of our business depends upon our senior management closely supervising all aspects of our business, in particular the operation of our stores and the design, procurement and allocation of our merchandise. Retention of senior management is especially important in our business due to the limited availability of experienced and talented retail executives. If we were to lose the services of Peter Edison, our Chairman and Chief Executive Officer, or Michele Bergerac, our President, or other members of our senior management, our business could be adversely affected if we are unable to employ a suitable replacement in a timely manner. Moreover, under the terms of our newly-amended and restated revolving credit facility, if Peter Edison were to cease to be the chairman of our board of directors, it would constitute a change of control, which is an event of default under the facility. Of the six members of our senior management team, only Peter Edison and Michele Bergerac have written employment agreements with us. For more information, please see "Management."


OUR FAILURE TO MAINTAIN GOOD RELATIONSHIPS WITH OUR MANUFACTURERS COULD HARM OUR ABILITY TO PROCURE QUALITY INVENTORY IN A TIMELY MANNER.

     Our ability to obtain attractive pricing, quick response, ordering flexibility and other terms from our manufacturers depends on their perception of us and our buying agents. We do not own any production facilities or have any long term contracts with any manufacturers, and we typically order our inventory through purchase orders. Our failure or the failure of our buying agents to maintain good relationships with these manufacturers could increase our exposure to changing fashion cycles, which may lead to increased inventory markdown rates. It is possible that we could be unable to acquire sufficient quantities or an appropriate mix of merchandise or raw materials at acceptable prices. Furthermore, we have received in the past, and may receive in the future, shipments of products from manufacturers that fail to conform to our quality control standards. In this event, unless we are able to obtain replacement products in a timely manner, we may lose sales.


WE RELY ON A SMALL NUMBER OF BUYING AGENTS FOR OUR MERCHANDISE PURCHASES, AND OUR FAILURE TO MAINTAIN GOOD RELATIONSHIPS WITH ANY OF THEM COULD HARM OUR ABILITY TO SOURCE OUR PRODUCTS.



     For fiscal year 2001, our top five buying agents accounted for approximately 35% of our merchandise purchases, with one buying agent accounting for approximately 19% of our merchandise purchases. Our buying agents assist in developing our private label merchandise, arrange for the purchase of necessary materials and contract with manufacturers. We execute nonexclusive agreements with some of our buying agents. These agreements prohibit our buying agents from sharing commissions with manufacturers, owning stock or holding any ownership interest in, or being owned in any way by, any of our manufacturers or suppliers. The agreements do not prohibit our buying agents from acting as agents for other purchasers, which could negatively impact our sales. If they were to disclose our plans or designs to our competitors, our sales may be materially adversely impacted. The loss of any of these key buying agents or a breach by them of our buying agent agreements could adversely affect our ability to develop or obtain merchandise.

THE FAILURE OF OUR BUYING AGENTS TO SELECT MANUFACTURERS WITH LEGAL AND ETHICAL LABOR PRACTICES COULD HARM OUR BUSINESS AND IMAGE.



     If an independent manufacturer violates labor or other laws, or is accused of violating any of these laws, or if its labor practices diverge from those generally accepted as ethical, our association with the manufacturer could harm our business and image. The manufacturers may act in a manner that results in negative public perceptions of us or employee allegations or court determinations that we are jointly liable for their practices, which would reduce our sales and our profitability.


OUR MERCHANDISE IS MANUFACTURED BY FOREIGN MANUFACTURERS, THEREFORE THE AVAILABILITY AND COSTS OF OUR PRODUCTS MAY BE NEGATIVELY AFFECTED BY RISKS ASSOCIATED WITH INTERNATIONAL TRADE.

     Virtually all of our merchandise is produced in China, Brazil, Italy, Spain and other foreign countries. Therefore, we are subject to the risks associated with international trade which include:

     - adverse fluctuations in currency exchange rates;

     - changes in import duties or quotas;

     - the imposition of taxes or other charges on imports;

     - expropriation or nationalization;

     - compliance with and changes in import restrictions and regulations;

     - exposure to different legal standards and the burden of complying with a variety of foreign laws and changing foreign government policies;

     - international hostilities, war or terrorism;

     - changes in foreign government regulation, political unrest, work stoppages, shipment disruption or delays; and

     - changes in economic conditions in countries in which our manufacturers and suppliers are located.


     In addition, our imported products are subject to United States customs duties, which make up a material portion of the cost of the merchandise. If customs duties are substantially increased, it would harm our profitability. The United States and the countries in which our products are produced may impose new quotas, duties, tariffs, or other restrictions, or adversely adjust prevailing quota, duty, or tariff levels, any of which could have a harmful effect on our profitability.


     Furthermore, when declaring the duties owed on and the classifications of our imported products, we make various good faith assumptions. We regularly employ a third party to audit our customs declarations, and we will notify the appropriate authorities if any erroneous declarations are revealed. However, the customs authorities retain the right to audit our declarations, which could result in additional tariffs, duties and/or penalties if the authorities believe that they have discovered any errors.


OUR RELIANCE ON MANUFACTURERS IN CHINA EXPOSES US TO SUPPLY RISKS.



     Manufacturing facilities in China produce a significant portion of our products. For fiscal year 2001, approximately 65% of our footwear was manufactured in China and approximately 99% of our accessories were manufactured in China. If there are changes in the Chinese government or economy, or the current tariff or duty structures or if the United States adopts trade polices or sanctions adverse to China, it could harm our ability to obtain inventory in a timely and cost effective manner.


OUR ABILITY TO EXPAND INTO SOME TERRITORIAL AND FOREIGN JURISDICTIONS UNDER THE TRADEMARKS "BAKERS" AND "WILD PAIR" IS RESTRICTED.

     When we acquired selected assets of the Bakers and Wild Pair chains from Edison Brothers Stores, Inc. in a bankruptcy auction in June 1999, we were assigned title to and the right to use the trademarks "Bakers,"

"The Wild Pair," "Wild Pair" and other trademarks to the extent owned by Edison Brothers at that time. Our rights to use the trademarks are geographically limited by the assignment and are subject to a Concurrent Use Agreement which recognizes the division of the trademarks between us and a Puerto Rican company. At approximately the same time as we acquired our rights and title, Edison Brothers assigned the Puerto Rican company title to and right to use the trademarks in the Commonwealth of Puerto Rico, the U.S. Virgin Islands, Central and South America, Cuba, the Dominican Republic, the Bahamas, the Lesser Antilles and Jamaica. Edison Brothers assigned to us its title to, and its right to use, the trademarks in the United States and throughout the world, except for the territories and jurisdictions in which the Puerto Rican company was assigned the rights. Consequently, we do not have the right to use the trademarks "Bakers" and "Wild Pair" in those territories and foreign jurisdictions in which the Puerto Rican company owns the trademark rights, which may limit our growth.

OUR FAILURE TO RENEW, REGISTER OR OTHERWISE PROTECT OUR TRADEMARKS COULD HAVE A NEGATIVE IMPACT ON THE VALUE OF OUR BRAND NAMES.


     Simultaneously with the Puerto Rican company, we have filed separate concurrent use applications for the "Bakers" and "Wild Pair" trademarks, and we have requested that existing applications for the trademark "Bakers" also be divided territorially. While we are in agreement with the Puerto Rican company that confusion is not likely to result from concurrent use of the trademarks in our respective territories, the United States Patent and Trademark Office may not agree with our position. If we are not able to register or renew our trademark registrations, our ability to capitalize on the value of our brand names may be impaired.



     We also recently filed an action in the United States District Court for the Central District of California seeking injunctive relief against a three-store chain operating under a similar name to our Wild Pair trademark. Notwithstanding this legal action and the other steps we take to protect our trademarks and other intellectual property, others may still infringe on our intellectual property rights or resist or seek to block the use of our brand names or the sale of our products as infringing on their trademark and proprietary rights. Further, our rights in the trademarks could be subject to security interests granted by the Puerto Rican company. Our failure to protect our trademarks and other intellectual property rights could negatively impact the value of our brand names.


WE RELY ON THIRD PARTIES TO MANAGE THE WAREHOUSING AND DISTRIBUTION ASPECTS OF OUR BUSINESS. IF THESE THIRD PARTIES DO NOT ADEQUATELY PERFORM THESE FUNCTIONS, OUR BUSINESS WOULD BE DISRUPTED.


     The efficient operation of our stores is dependent on our ability to distribute merchandise to locations throughout the United States in a timely manner. We depend on third parties to receive and distribute substantially all of our merchandise. A third party in Los Angeles, California accepts delivery of our merchandise from Asia, and another third party near Philadelphia, Pennsylvania accepts delivery of our merchandise from elsewhere. Merchandise not shipped to our stores is shipped to our replenishment warehouse in Sikeston, Missouri, where a third party provides warehousing services. These parties have provided these services to us pursuant to written agreements since 1999 and 2000. One of these agreements is terminable upon 30 days notice, and the others expire in 2003, but renew automatically unless notice is provided, and terminate after a notice period in the event we were to fail to meet our obligations under the agreement. If we need to replace one of these service providers, our operations could be disrupted for more than 60 days while we identify and integrate a replacement into our system. As a result, the termination of these agreements or the failure by any of these third parties to respond adequately to our warehousing and distribution needs could materially negatively impact our ability to maintain sufficient inventory in our stores and consequently our profitability.


WE FACE THE RISK OF LOSS FROM INVENTORY SHRINKAGE.


     The retail industry is subject to theft by customers and employees, and damage to goods in the course of manufacturing or shipping. Significant inventory shrinkage in the future could have a material adverse effect on our costs of operations and, consequently, on our profitability.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH LEASING OUR STORES, ESPECIALLY THOSE STORES WHERE WE ACQUIRED THE LEASE THROUGH BANKRUPTCY AUCTIONS.


     We lease all of our store locations. We acquired most of these leases from Edison Brothers, as debtor-in-possession, or from other bankrupt entities through auctions in which a bankruptcy court ordered the assignment of the debtor's interest in the leases to us. As a result, we have not separately negotiated a majority of our leases, which are generally drafted in favor of the landlord. In addition, many of these leases contain provisions that, while applicable to the business structure of Edison Brothers, which had multiple wholly-owned subsidiaries that were the tenants under the leases, would not have been necessary for our business structure.



     A number of our leases include termination and default provisions which apply if we do not meet certain sales levels or in other circumstances. In addition, some of these leases contain various restrictions relating to dilutions in, or changes of, the ownership of our company. Some of these provisions are difficult to interpret. Approximately 25% of our leases contain provisions which, by their terms, prohibit a dilution in, or change of, the ownership of our company. This offering and other prior ownership changes in our company may contravene these lease provisions. An additional 20% of our leases contain provisions which may be interpreted to prohibit a dilution in, or change of, the ownership of our company. Depending upon how these provisions are interpreted, this offering and other prior ownership changes in our company may be construed to infringe upon these provisions. In addition, our leases subject us to risks relating to compliance with changing mall rules and the exercise of discretion by our landlords on various matters. Moreover, approximately 20% of our leases are set to expire by June 30, 2003. If one or more of our landlords decides to terminate our leases, or to not allow us to renew, our business could be materially and adversely affected.


OUR CREDIT FACILITY RESTRICTS OUR ACTIVITIES.


     We have a $25 million secured revolving credit facility with Fleet Retail Finance, Inc. The amount outstanding under our credit facility was $5.7 million at April 6, 2002. Our credit facility includes financial and other customary covenants which, among other things, limit our capital expenditures, restrict our business activities and our ability to incur debt, make acquisitions and pay dividends. A change in control of our company, including Peter Edison ceasing, for any reason, other than his death or disability, to be our chairman of the board, is also prohibited.



     In the event that we were to violate the covenants in our credit facility, or if we were to violate the provisions of any of our other lending arrangements or of more than 10% of our leases (other than solely as a result of this offering), the lender would have the right to accelerate repayment of all amounts outstanding under the credit agreement, or to commence foreclosure proceedings on our assets.



     For more information about our credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."



A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD LEAD TO REDUCED CONSUMER DEMAND FOR OUR FOOTWEAR AND ACCESSORIES.


     Consumer spending habits are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, consumer confidence and consumer perception of economic conditions. A general slowdown in the United States economy or an uncertain economic outlook would adversely affect consumer spending habits, which would likely cause us to delay or slow our expansion plans and result in lower net sales than expected on a quarterly or annual basis.

                        RISKS RELATING TO THIS OFFERING

THERE HAS NOT PREVIOUSLY BEEN ANY PUBLIC MARKET FOR OUR COMMON STOCK.

     Prior to this offering, there has been no public market for our common stock. The public offering price of the common stock has been determined by negotiations among us, the selling shareholders and the underwriters. If an active trading market does not develop for our common stock, our common stock may not trade in the public market at or above the public offering price. For more information, please see "Underwriting."


THE MARKET PRICE OF OUR COMMON STOCK MAY BE MATERIALLY ADVERSELY AFFECTED BY MARKET VOLATILITY.

     The market price of our common stock is expected to be highly volatile, both because of actual and perceived changes in our financial results and prospects and because of general volatility in the stock market. The factors that could cause fluctuations in our stock price may include, among other factors discussed in this section, the following:

     - actual or anticipated variations in comparable store sales or operating results;

     - changes in financial estimates by research analysts;

     - actual or anticipated changes in the United States economy or the retailing environment;

     - changes in the market valuations of other footwear or retail companies;
       and

     - announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.

WE ARE CONTROLLED BY A SMALL GROUP OF EXISTING SHAREHOLDERS WHOSE INTERESTS MAY DIFFER FROM OTHER SHAREHOLDERS.

     Peter Edison and members of his family and our current management will be our largest shareholders. Accordingly, they will continue to have significant influence in determining the outcome of all matters submitted to shareholders for approval, including the election of directors and significant corporate transactions. The interests of these shareholders may differ from the interests of other shareholders, and their concentration of ownership may have the effect of delaying or preventing a change in control that may be favored by other shareholders. As long as these people own a majority of our common stock, they will have the power to elect our entire board of directors. For more information, please see "Principal and Selling Shareholders."

THE PUBLIC SALE OF OUR COMMON STOCK BY EXISTING SHAREHOLDERS COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.


     The market price of our common stock could decline as a result of market sales by our existing shareholders after this offering or the perception that these sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. For more information, please see "Recent Transactions," "Shares Eligible for Future Sale" and "Underwriting."


PURCHASERS OF OUR COMMON STOCK IN THIS OFFERING WILL BE SUBJECT TO IMMEDIATE SUBSTANTIAL DILUTION AND MAY BE SUBJECT TO ADDITIONAL DILUTION IN THE FUTURE.


     The public offering price is substantially higher than the net tangible book value per share of the outstanding common stock. As a result, purchasers of our common stock in this offering will incur immediate, substantial dilution in
the amount of $    per share based on an assumed initial public offering price
of $     per share. We have granted in the past a substantial number of options and warrants to purchase our common stock, and we expect to continue to grant additional options in the future. These grants of options or other issuances could also result in dilution to shareholders. In addition, if we issue preferred stock, the rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock. For more information, please see "Dilution" and "Description of Capital Stock."

OUR CHARTER DOCUMENTS AND MISSOURI LAW MAY INHIBIT A TAKEOVER, WHICH MAY CAUSE A DECLINE IN THE VALUE OF OUR STOCK.


     Provisions of our amended and restated articles of incorporation, our bylaws or Missouri law could make it more difficult for a third party to acquire us, even if closing the transaction would be beneficial to our shareholders. Peter Edison's substantial beneficial ownership position, together with the authorization of preferred stock, and the lack of cumulative voting in our articles may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may adversely affect the market price of our common stock. For more information, please see "Anti-Takeover Effects of Some Provisions."


MANAGEMENT WILL HAVE SIGNIFICANT DISCRETION OVER THE USE OF PROCEEDS SINCE A LARGE PORTION OF THE PROCEEDS IS ALLOCATED TO WORKING CAPITAL. MANAGEMENT MAY USE THE PROCEEDS IN A MANNER WHICH IS DIFFERENT FROM THEIR CURRENT INTENT.

     While we intend to use the net proceeds of the offering as described in the "Use of Proceeds" section of this prospectus, we will have broad discretion to adjust the application and allocation of the net proceeds in order to address changed circumstances and opportunities. The success of our operations that are influenced by working capital allocations will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds. For more information, please see "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. Factors that might cause these differences include, but are not limited to, those discussed under the heading "Risk Factors," as well as factors discussed in other places in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus.


                              RECENT TRANSACTIONS



ACQUISITION OF LEASES AND ASSETS OF SAM & LIBBY STORES



     In the first quarter of fiscal year 2002, we completed the acquisition of 33 store locations in 15 states for $1.8 million in cash from SLJ Retail LLC, as debtor-in-possession, under an auction authorized by a bankruptcy court. We acquired all of SLJ Retail LLC's right, title and interest to the lease agreements under which it operated 33 Sam & Libby retail stores which sold women's footwear and accessories in 15 states. Under the agreement we also acquired the non-inventory personal property, leasehold improvements, furniture, fixtures and equipment related to the stores. We began operating 17 of these stores as Wild Pair stores and 16 as Bakers stores in April 2002. Due to the similarity of the design of the Sam & Libby stores to our stores, we did not need to spend a material amount of money on remodeling these stores.


PRIVATE PLACEMENT OF SUBORDINATED CONVERTIBLE DEBENTURES


     We sold $4.9 million of our subordinated convertible debentures due 2007 in a private offering during the first quarter of fiscal year 2002. The purchasers included two investment funds (which collectively invested $3.9 million), one of our director nominees ($500,000) and an affiliate of another of our director nominees ($500,000). These subordinated debentures will automatically convert into 762,119 shares of our common stock upon the completion of this offering. If not earlier automatically converted upon the completion of this offering, the subordinated debentures will bear interest at rates increasing from 7% to 11% per annum, commencing on January 1, 2003. Interest payments are payable quarterly in arrears commencing March 31, 2003. The subordinated debentures mature, if not earlier converted, on April 4, 2007. Under circumstances set forth in the subordinated debentures, if not earlier converted, the holders may be entitled to the greater of the principal amount, plus any accrued but unpaid interest, or the value of the common stock underlying the subordinated debentures. We have agreed to register for sale the common stock underlying the subordinated debentures at the request of the holders at any time during the three year period after this offering, beginning 30 days after the completion of this offering. The holders of these subordinated convertible debentures have agreed not to sell these shares until the earlier to occur of 180 days after the effective date of this prospectus or December 31, 2002 without the prior written consent of Ryan, Beck. We used the net proceeds from the sale of the debentures to finance the Sam & Libby acquisition, to repay a portion of the amounts borrowed under our credit facility and to provide capital for future store openings. For more information, please see "Dilution," "Capitalization," and "Shares Eligible for Future Sale."



                            RECENT CORPORATE ACTION



     In preparation for this offering, we and our shareholders have approved or adopted amendments to our charter documents and have taken other corporate actions in the second quarter of fiscal year 2002 that are related to or contingent upon the completion of this offering. These actions do not require any further consent or activity by our shareholders, including the purchasers of our common stock in this offering.



     - 1.7 FOR 1.0 SPLIT OF EACH CLASS OF OUR COMMON STOCK. We effected a 1.7 for 1.0 stock split in the form of a stock dividend to our shareholders of 0.7 shares of each class of common stock per share of that class of common stock held by the shareholder on the record date.



     - RECLASSIFICATION OF OUR CAPITAL STRUCTURE. We amended our articles of incorporation to provide for the automatic conversion and reclassification of our capital structure under which each outstanding share of our three classes of common stock will automatically convert, upon completion of this offering, into one share of a new class of common stock. This will be our only class of common stock following the offering and is the class of common stock we are offering in this prospectus. The amendment also created a class of preferred stock, of which no shares are outstanding. For more information about our capital stock, please see "Description of Capital Stock."



     - MODIFICATIONS TO OUR BOARD OF DIRECTORS. Prior to the commencement of this offering, Peter Edison was our only director. Mr. Edison will nominate and elect six additional directors prior to the completion of this offering. Five of these six directors have been chosen and have been named in this prospectus with their consent. In addition, we will establish an audit committee and compensation committee of our board of directors. For more information, please see "Management."



     - AMENDMENT OF OUR BYLAWS. Prior to the completion of this offering, our director will amend and restate our bylaws to, among other things, increase the size of our board of directors to seven. For more information regarding the bylaws that will be in effect upon completion of this offering, please see "Description of Capital Stock."



     - TERMINATION OF OUR SHAREHOLDER AGREEMENTS. Our existing shareholders have consented to the termination of three shareholder agreements upon completion of this offering.



     - REVOCATION OF OUR S CORPORATION STATUS. We will revoke our S corporation status on the day before the completion of this offering, which will result in our being taxed under Subchapter C of the Internal Revenue Code after this offering. Our shareholders have consented to this revocation subject to the effectiveness of the registration statement of which this prospectus is a part. For more information, please see "Revocation and Termination of Prior S Corporation Status."



     - ADOPTION OF NEW INCENTIVE PLANS. We adopted and our shareholders approved the Bakers Footwear Group, Inc. Cash Bonus Plan and the Bakers Footwear Group, Inc. 2002 Stock Option Plan. For more information, please see "Management -- Incentive Plans."



     - ISSUANCE OF NEW OPTIONS AND WARRANTS. Upon completion of this offering, we will issue options to acquire 405,000 shares of common stock to officers and key employees at an exercise price equal to the initial public offering price. We have also agreed to issue, upon completion of this offering, a warrant to the representatives of the underwriters covering 200,000 shares of our common stock at an exercise price equal to 120% of the offering price. We did not need to seek the approval of our shareholders in connection with either of these issuances.


                                USE OF PROCEEDS


     We estimate that the net proceeds from the sale of the 1,800,000 shares of
common stock we are offering will be approximately $            million based on
an assumed offering price of $     per share. If the underwriters fully exercise
the over-allotment option, the net proceeds of the shares we sell will be
$          million. "Net proceeds" are what we expect to receive after paying the underwriting discount and other expenses of the offering. We will not receive any proceeds from the sale of the 200,000 shares offered by the selling shareholders.


     We intend to use the net proceeds from this offering for repayment of
$          million in capital lease obligations and $          million of
amounts owing under our revolving credit facility, for general corporate purposes and working capital requirements, including expenses related to the opening of new stores, and for the remodeling of existing stores or the purchase of store locations. We have no current agreements or commitments and are not currently engaged in any material negotiations with respect to any specific acquisitions. As of April 6, 2002, indebtedness under our revolving credit facility had an interest rate of 6.0% and a maturity of December 31, 2002. Also as of April 6, 2002, indebtedness under our capital lease obligations had a weighted average interest rate of 15.2% and a weighted average maturity of 42.6 months. We will retain broad discretion over the use of the net proceeds from this offering.


     We believe that the net proceeds of this offering, together with borrowings under our credit facility and cash flows from operations, will be sufficient to meet our capital requirements for at least the next 12 months. Before using all of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

            REVOCATION AND TERMINATION OF PRIOR S CORPORATION STATUS

     In January 1984, we elected to operate under Subchapter S of the Internal Revenue Code and comparable provisions of some state income tax laws. An S corporation generally is not subject to income tax at the corporate level, with some exceptions under state income tax laws. Instead, an S corporation's income generally passes through to its shareholders and is taxed on their personal income tax returns. As a result, our earnings have been included in the taxable income of our shareholders for Federal and state income tax purposes, and we have not been subject to income taxes in some states.


     By reason of our treatment as an S corporation for Federal and state income tax purposes, we generally have distributed to our shareholders funds for the payment of income taxes on our earnings. During the last two fiscal years and in the first and second quarters of this fiscal year, we have declared quarterly distributions consisting of amounts attributable to payment of those taxes as follows:



                                                               DISTRIBUTION
                                                               ------------
FISCAL 2000:
First Quarter...............................................    $        0
Second Quarter..............................................     1,129,296
Third Quarter...............................................       196,939
Fourth Quarter..............................................        10,890
FISCAL 2001:
First Quarter...............................................    $1,310,866
Second Quarter..............................................       409,643
Third Quarter...............................................       445,019
Fourth Quarter..............................................         1,663
FISCAL 2002:
First Quarter...............................................    $  414,191
Second Quarter..............................................


     On the day before the completion of this offering, we will revoke our S election, terminating our S corporation status. Following our revocation, we will be treated for Federal and state income tax purposes as a corporation under Subchapter C of the Internal Revenue Code. As a result, we will become subject to state and Federal income taxes for the foreseeable future. Our shareholders will elect to use the closing-of-the-books method instead of the proration of S corporation items method in the S termination year.

     We intend to agree to indemnify the shareholders who hold our shares at the time of this offering for the following tax liabilities, for which they may become liable following the completion of this offering:

     - any tax liabilities that they may incur for our income for the short S termination year in excess of the amounts distributed to them prior to the revocation of the S corporation status. Shortly before we revoke our S corporation status, we will estimate our 2002 income to the date of revocation, and distribute to our shareholders an amount equal to their estimated income tax liability for such estimated income; and

     - any increase in tax liabilities they may incur for our income for previous tax years, resulting from any increase in our income for those years in which they are required to recognize that income as a result of any determination by the Internal Revenue Service that we under-reported our income in those prior years for any reason.

     In either case, we will increase, or gross up, our indemnification payments to the extent necessary to take into account the increase in current tax liability incurred by these shareholders on account of the indemnification payments.

                                DIVIDEND POLICY

     We currently intend to retain our earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any future payments of dividends will be at the discretion of our board of directors and will depend upon factors as our board of directors deems relevant. Our revolving credit facility currently restricts our ability to declare dividends. We can give no assurance that we will pay or not pay dividends in the foreseeable future.

                                    DILUTION

     The difference between (a) the offering price per share of common stock and
(b) the net tangible book value per share after the offering constitutes the dilution to investors in the offering. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.


     As of April 6, 2002, our net tangible book value was $3,974,415, or $1.64
per share. Assuming we receive estimated net proceeds of $           , and that
the offering was completed on April 6, 2002, our net tangible book value as of
April 6, 2002, would have been $           or $    per common share. This amount
represents:



     - immediate dilution of approximately $    per share of common stock to new
       investors; and,



     - an immediate increase of approximately $    per share of common stock for
       current shareholders.


     The following table illustrates the per share dilution to new investors:


Assumed offering price of common stock......................          $
  Net tangible book value before offering...................  $1.64
  Increase attributable to new investors....................  $
  Net tangible book value after offering....................          $
                                                                      ------
Total dilution to new investors.............................          $
                                                                      ======


     The following table sets forth the relative cost and ownership percentage of the common stock offered by this prospectus as compared to the common stock outstanding immediately prior to the offering:


                                         SHARES                 TOTAL
                                      PURCHASED(1)          CONSIDERATION
                                   -------------------   --------------------   AVERAGE PRICE
                                    NUMBER     PERCENT     AMOUNT     PERCENT     PER SHARE
                                   ---------   -------   ----------   -------   -------------
Current shareholders.............  4,448,882     69.0%   $7,660,288         %       $1.90
New investors....................  2,000,000     31.0%                      %
                                   ---------    -----    ----------    -----        -----
     Total.......................  6,448,882    100.0%   $             100.0%       $
                                   =========    =====    ==========    =====        =====


---------------


(1) The calculation of net tangible book value and other computations above assume the exercise of all of the outstanding options to purchase 415,263 shares of common stock as of April 6, 2002, at a weighted average exercise price of $0.0059 per share. The computations above assume no exercise of the representatives' warrants or options that will be issued upon completion of this offering as their impact would be antidilutive.

                                 CAPITALIZATION


     The following table shows our capitalization at April 6, 2002 on a pro forma basis and on a pro forma as adjusted basis. The pro forma presentation includes:



     - the reclassification and conversion of our classes of common stock into a single class of voting common stock, including the conversion of 453,996 Class A and 462,247 Class B redeemable shares, into a single class of voting common stock, after giving effect to the 1.7 for 1.0 stock split,
       effected in the form of a dividend declared           , 2002;



     - the conversion of the subordinated convertible debentures into 762,119 shares of common stock, after giving effect to the 1.7 for 1.0 stock split;



     - the recognition of non-cash interest expense of $1,577,586 related to the beneficial conversion option associated with the conversion of the subordinated convertible debentures;



     - the recognition of $575,000 of issuance costs related to the subordinated convertible debentures, included in other assets, to additional paid-in capital;



     - the exercise of 130,741 outstanding stock purchase warrants at an exercise price of $0.00059 per share, after giving effect to the 1.7 for
       1.0 stock split;



     - the effect of the termination of our Subchapter S tax status and to record current and noncurrent deferred tax assets of $754,440 and $479,366, respectively; and



     - the elimination of the $1,908,425 retained earnings balance against additional paid-in capital, because of the S corporation termination.



     The pro forma as adjusted presentation includes the effects of this
offering at an assumed public offering price of $     per share and the
application of net proceeds as described in this prospectus. The table should be read in conjunction with our financial statements, including the related notes, our Unaudited Pro Forma Condensed Balance Sheet, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                                  AS OF APRIL 6, 2002
                                                              ---------------------------
                                                                               PRO FORMA
                                                                                  AS
                                                               PRO FORMA      ADJUSTED(1)
                                                              -----------     -----------
Cash and cash equivalents...................................  $    30,391     $
                                                              ===========     ===========

Revolving notes payable.....................................  $ 5,725,082     $        --
Current maturities of long-term subordinated debt and
  capital lease obligations.................................      616,252          90,071
Long-term subordinated debt, less current maturities........    1,125,414       1,125,414
Obligations under capital leases, less current maturities...    1,324,966              --
Shareholders' equity:
  Preferred stock, $0.0001 par value, 5,000,000 shares
     authorized.............................................           --              --
  Common stock, $0.0001 par value, 40,000,000 shares
     authorized.............................................          423             603
  Additional paid-in capital................................   13,460,695
  Retained earnings.........................................   (1,577,586)     (1,577,586)
                                                              -----------     -----------
          Total shareholders' equity........................  $11,883,532     $
                                                              -----------     -----------
          Total capitalization..............................  $20,675,246     $
                                                              ===========     ===========


---------------


(1) Excludes 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. For more information, please see "Underwriting."

                   SELECTED HISTORICAL FINANCIAL INFORMATION


     The following tables summarize certain selected historical financial information for each of the fiscal years in the five year period ended January 5, 2002 and the three-month periods ended April 7, 2001 and April 6, 2002 and provide certain supplemental data. The income statement data for the fiscal years ended December 31, 1998, December 31, 1999, December 30, 2000 and January 5, 2002 and the selected balance sheet data as of those dates have been derived from the audited financial statements of Bakers. The income statement data for the fiscal year ended December 31, 1997 and the selected balance sheet data as of that date have been derived from unaudited financial statements of Bakers. The audited financial statements of Bakers for the three fiscal years ended January 5, 2002 are included elsewhere in this prospectus. The financial statements for the two fiscal years ended January 5, 2002 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the two fiscal years ended December 31, 1999 have been audited by Stone Carlie & Company, L.L.C., independent auditors. We derived the selected financial data as of and for each of the three-month periods ended April 7, 2001, which consisted of 14 weeks, and April 6, 2002, which consisted of 13 weeks, from our unaudited financial statements. In our opinion, the unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of that information. Our results of operations for the three-month period ended April 6, 2002 are not necessarily indicative of the results that we may achieve for the full fiscal year. The information contained in these tables should be read in conjunction with Bakers' financial statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                                                        FISCAL YEAR ENDED                                  THREE MONTHS ENDED
                             ------------------------------------------------------------------------   -------------------------
                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 30,    JANUARY 5,     APRIL 7,      APRIL 6,
                               1997(1)          1998         1999(2)        2000(3)          2002          2001          2002
                             ------------   ------------   ------------   ------------   ------------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
INCOME STATEMENT DATA:
Net sales..................  $18,307,081    $18,039,609    $87,400,591    $140,709,517   $140,801,519   $33,164,841   $31,967,685
Cost of merchandise sold,
  occupancy and buying
  expenses.................   12,607,175     12,368,169     65,952,116     102,033,075     98,239,329    24,141,372    21,967,244
                             -----------    -----------    -----------    ------------   ------------   -----------   -----------
Gross profit...............    5,699,906      5,671,440     21,448,475      38,676,442     42,562,190     9,023,469    10,000,441
Operating expenses:
  Selling expense..........    4,065,118      4,016,364     16,641,841      27,069,090     27,097,515     6,505,368     6,751,227
  General and
    administrative
    expense................    2,095,871      1,926,602      7,899,581       9,805,082     10,150,387     2,417,650     2,558,029
                             -----------    -----------    -----------    ------------   ------------   -----------   -----------
Operating income (loss)....     (461,083)      (271,526)    (3,092,947)      1,802,270      5,314,288       100,451       691,185
Other income (expense):
  Amortization of excess of
    acquired net assets
    over cost..............           --             --        556,287       1,112,574      1,112,574       278,144            --
  Interest expense.........      (44,283)      (237,055)    (1,284,162)     (1,225,467)    (1,086,729)     (246,983)     (266,360)
  State income tax
    expense................           --             --        (75,461)       (165,706)      (315,667)           --       (13,500)
  Other income (expense),
    net....................       16,676         15,671        (52,490)      1,337,644        (64,813)     (138,722)       26,300
                             -----------    -----------    -----------    ------------   ------------   -----------   -----------
Income (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting.....     (488,690)      (492,910)    (3,948,773)      2,861,315      4,959,653        (7,110)      437,625
Cumulative effect of change
  in accounting(4).........           --             --             --              --             --            --     2,774,899
Extraordinary item -- loss
  from extinguishment of
  debt.....................           --             --             --      (1,245,000)            --            --            --
                             -----------    -----------    -----------    ------------   ------------   -----------   -----------
Net income (loss)(5).......  $  (488,690)   $  (492,910)   $(3,948,773)   $  1,616,315   $  4,959,653   $    (7,110)  $ 3,212,524
                             ===========    ===========    ===========    ============   ============   ===========   ===========
Net income (loss) per
  common share
  Basic....................  $     (0.26)   $     (0.27)   $     (1.85)   $       0.65   $       1.95   $     (0.03)  $      1.17
                             ===========    ===========    ===========    ============   ============   ===========   ===========
  Diluted..................  $     (0.26)   $     (0.27)   $     (1.85)   $       0.41   $       1.28   $     (0.03)  $      0.81
                             ===========    ===========    ===========    ============   ============   ===========   ===========
Weighted average number of
  common shares
  outstanding:
  Basic....................  1,849,002(6)     1,849,002      2,152,820       2,395,276      2,424,516     2,424,516     2,424,516
  Diluted..................  1,849,002(6)     1,849,002      2,152,820       3,952,184      3,974,324     2,424,516     3,991,860

                                                        FISCAL YEAR ENDED                                THREE MONTHS ENDED(12)
                             ------------------------------------------------------------------------   -------------------------
                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 30,    JANUARY 5,     APRIL 7,      APRIL 6,
                               1997(1)          1998         1999(2)        2000(3)          2002          2001          2002
                             ------------   ------------   ------------   ------------   ------------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
Unaudited pro forma
  information(5):
  Income (loss) before
    extraordinary item,
    cumulative effect of
    change in accounting
    and income taxes.......  $  (488,690)   $  (492,910)   $(4,075,505)   $  2,622,635   $  4,870,934   $   (22,183)      451,125
  Provision for (benefit
    from)
    income taxes...........           --             --     (1,852,475)        746,848      1,605,055        (7,309)      173,232
                             -----------    -----------    -----------    ------------   ------------   -----------   -----------
  Income (loss) before
    extraordinary item and
    cumulative effect of
    change in accounting...     (488,690)      (492,910)    (2,223,030)      1,875,787      3,265,879       (14,874)      277,893
  Cumulative effect of
    change in
    accounting(4)..........           --             --             --              --             --            --     1,763,933
  Extraordinary item, net
    of $473,100 tax
    benefit................           --             --             --        (771,900)            --            --            --
                             -----------    -----------    -----------    ------------   ------------   -----------   -----------
  Net income (loss)........  $  (488,690)   $  (492,910)   $(2,223,030)   $  1,103,887   $  3,265,879   $   (14,874)    2,041,826
                             ===========    ===========    ===========    ============   ============   ===========   ===========
  Net income (loss) per
    common share
      Basic................  $     (0.26)   $     (0.27)   $     (1.04)   $       0.44   $       1.25   $     (0.03)         0.69
                             ===========    ===========    ===========    ============   ============   ===========   ===========
      Diluted..............  $     (0.26)   $     (0.27)   $     (1.04)   $       0.28   $       0.84   $     (0.03)         0.52
                             ===========    ===========    ===========    ============   ============   ===========   ===========



                                                                                    AS OF
                                            -------------------------------------------------------------------------------------
                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 30,   JANUARY 5,     APRIL 6,
                                                1997           1998           1999           2000          2002          2002
                                            ------------   ------------   ------------   ------------   -----------   -----------
                                                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................   $  353,265     $  302,506    $ 2,945,331    $ 1,228,746    $   495,302   $    30,314
Current assets............................    4,334,870      4,455,967     16,948,498     14,979,243     13,595,133    18,207,352
Total assets..............................    4,743,505      4,756,589     19,438,431     18,986,866     22,206,550    29,916,473
Long-term debt (excluding current
  portion)................................      986,189        954,740      1,713,967      1,622,108      2,583,982     7,350,380
Total shareholders' equity (deficit)......    1,235,099        742,190     (1,790,372)    (1,205,159)     1,485,064     3,974,415



                                                                   FISCAL YEAR ENDED           THREE MONTHS ENDED(12)
                                                              ---------------------------    --------------------------
                                                              DECEMBER 30,    JANUARY 5,      APRIL 7,       APRIL 6,
                                                                  2000           2002           2001           2002
                                                              ------------    -----------    -----------    -----------
                                                                                             (UNAUDITED)    (UNAUDITED)
CASH FLOW DATA:
Net cash provided by (used in) operating activities.........  $ 1,056,267     $ 6,445,454    $(2,769,830)   $(4,848,169)
Net cash used in investing activities.......................  $(2,362,199)    $(3,334,006)   $  (962,920)   $(3,018,222)
Net cash provided by (used in) financing activities.........  $  (410,653)    $(3,844,892)   $ 3,138,001    $ 7,401,403



                                                                   FISCAL YEAR ENDED           THREE MONTHS ENDED(12)
                                                              ---------------------------    --------------------------
                                                              DECEMBER 30,    JANUARY 5,      APRIL 7,       APRIL 6,
                                                                  2000           2002           2001           2002
                                                              ------------    -----------    -----------    -----------
                                                                                             (UNAUDITED)    (UNAUDITED)
SUPPLEMENTAL DATA(7):
EBITDA(8)...................................................  $ 4,023,885     $ 6,652,543    $   216,079    $ 1,229,784
Average store volume(9).....................................  $   646,718     $   698,467    $   163,011    $   156,480
Average store volume (adjusted)(9)..........................           --              --    $   151,027    $   156,480
Comparable stores sales increases(10).......................           NM(11)         1.8%           1.1%           1.0%
Inventory turns(13).........................................         2.54x           2.73x          0.68x          0.68x


---------------

 (1) Peter Edison and some members of his family acquired an 80% interest in our company effective after the close of business on October 31, 1997. The selected historical financial information for the year ended December 31, 1997 includes results of operations for the periods prior to and after the acquisition.

 (2) On June 22, 1999, we acquired the assets of 198 Bakers stores for approximately $8.9 million. Consequently, the results of operations for those stores are included in our financial statements since the acquisition date.

 (3) Effective December 30, 2000, we changed our fiscal year from the calendar year ending December 31 to a 52/53 week period. The fiscal year ended January 5, 2002 is a 53-week period. For more information regarding our fiscal year, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal Year."

 (4) Represents the cumulative effect of adopting SFAS No. 142 and recognizing as income from the unamortized deferred credit related to the excess of fair value over cost arising from the acquisition of Bakers.



 (5) We elected to be taxed as an S corporation for Federal and state income tax purposes in January 1984. Accordingly, no provision has been made for Federal or certain state income taxes. Pro forma net income has been computed as if we had been fully subject to Federal, state and city taxes. On the day immediately before the completion of this offering, we will revoke and terminate our S election, and thereafter be taxed as a C corporation. For more information about our S corporation status, please see "Revocation and Termination of Prior S Corporation Status" and "Unaudited Pro Forma Balance Sheet."



 (6) Weighted average number of common shares outstanding for the fiscal year ended December 31, 1997, is based on the capital structure effective upon the acquisition of a controlling interest in our company by Peter Edison.



 (7) These data have not been audited. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."



 (8) EBITDA consists of earnings before net interest, income taxes, depreciation and amortization. This amount also excludes extraordinary items. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to income from operations as a measure of performance or as an alternative to cash flow as a measure of liquidity. EBITDA is presented as additional information because management believes it is a useful indicator of our ability to meet debt service and to fund capital expenditures. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The following table reconciles net income (loss) to EBITDA for each period presented.



                                                  FISCAL YEAR ENDED         THREE MONTHS ENDED(12)
                                              --------------------------   -------------------------
                                              DECEMBER 30,   JANUARY 5,     APRIL 7,      APRIL 6,
                                                  2000          2002          2001          2002
                                              ------------   -----------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
     Net income (loss)......................  $ 1,616,315    $ 4,959,653    $  (7,110)   $ 3,212,524
     Interest expense.......................    1,225,467      1,086,729      246,983        266,360
     Cumulative effect of change in
       accounting...........................           --             --           --     (2,774,899)
     Extraordinary item -- loss from
       extinguishment of debt...............    1,245,000             --           --             --
     State income taxes.....................      165,706        315,667           --         13,500
     Depreciation...........................      876,051      1,395,148      247,550        512,299
     Amortization...........................   (1,104,654)    (1,104,654)    (271,344)            --
                                              -----------    -----------    ---------    -----------
     EBITDA.................................  $ 4,023,885    $ 6,652,543    $ 216,079    $ 1,229,784



 (9) Average store volume is calculated by totaling weekly sales and dividing that total by the number of stores that had sales activity during the weeks in the applicable period. Average store volume for fiscal year 2001 is presented on a 53-week basis. Average store volume for fiscal year 2002 is presented on a 52-week basis. Average store volume (adjusted) presents the average store volume for the three-month period ended April 7, 2001 on an adjusted 52-week basis.



(10) Comparable stores sales are calculated from weekly sales of those stores that were open for a given week in both the current and the prior year. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General -- Net Sales."



(11) Comparable store sales for this period are not meaningful because the acquisition of 198 Bakers stores in June 1999 significantly changed the scope and focus of our business.



(12) The three-month period ended April 7, 2001 consisted of 14 weeks. The three-month period ended April 6, 2002 consisted of 13 weeks.



(13) Inventory turns are calculated by dividing retail sales by weighted average retail inventory for the applicable periods. Inventory turns for the quarterly periods presented are not annualized. The 0.68x inventory turn in the first quarter of fiscal year 2001 is for a 14-week period. The 13-week inventory turn in the first quarter of fiscal year 2001 was 0.64x compared to the 13-week inventory turn of 0.68x in the first quarter of fiscal year 2002.

                       UNAUDITED PRO FORMA BALANCE SHEET


     The following unaudited pro forma balance sheet of Bakers was prepared to illustrate the effect of the offering and related pro forma effects of the change in our tax status from an S corporation under the Internal Revenue Code to a C corporation, the 1.7 for 1.0 stock split, the reclassification, the conversion of our subordinated convertible debentures and the exercise of a warrant held by one of our lenders, as if each of these events had occurred as of April 6, 2002.



     The pro forma adjustments are based on available information and upon certain assumptions that our management believes are reasonable. The pro forma balance sheet and accompanying notes should be read in conjunction with the historical financial statements of Bakers and the related notes, included elsewhere in this prospectus.


     This pro forma balance sheet is provided for informational purposes only and does not purport to represent what our financial position would have actually been if the offering had in fact occurred at such dates or to project our financial position for any future date or period.

     The offering proceeds and the estimated transaction fees and expenses are preliminary; final amounts may differ from those set forth herein and such differences may be material.


                                                                                                 AS ADJUSTED FOR THE
                                                          AS ADJUSTED FOR ALL EQUITY         INITIAL PUBLIC OFFERING AND
                                                           RECLASSIFICATIONS, DEBT             APPLICATION OF PROCEEDS
                                                       CONVERSIONS, AND THE TERMINATION      ----------------------------
                                          APRIL 6,         OF S CORPORATION STATUS
                                            2002       --------------------------------                        PRO FORMA
                                         HISTORICAL     ADJUSTMENTS         PRO FORMA        ADJUSTMENTS      AS ADJUSTED
                                         -----------   -------------      -------------      -----------      -----------
CURRENT ASSETS
  Cash and cash equivalents............  $    30,314    $        77(2)     $    30,391       $          (1)   $
                                                                                              (7,576,229)(4)
  Accounts receivable and other
    receivables........................      998,267                           998,267                            998,267
  Inventories..........................   16,461,615                        16,461,615                         16,461,615
  Deferred tax assets..................           --        754,440(3)         754,440                            754,440
  Other current assets.................      717,156                           717,156                            717,156
                                         -----------    -----------        -----------       -----------      -----------
    Total current assets...............   18,207,352        754,517         18,961,869
                                         -----------    -----------        -----------       -----------      -----------
Property and equipment, net............   10,146,527                        10,146,527                         10,146,527
Noncurrent deferred tax assets.........           --        479,366(3)         479,366                            479,366
Other assets...........................    1,562,594       (575,000)(2)        987,594          (738,692)(1)      248,902
                                         -----------    -----------        -----------       -----------      -----------
    Total assets.......................  $29,916,473    $   658,883        $30,575,356       $                $
                                         ===========    ===========        ===========       ===========      ===========
CURRENT LIABILITIES
  Accounts payable and accrued
    expenses...........................  $ 9,158,161                       $ 9,158,161                        $ 9,158,161
  Revolving notes payable..............    5,725,082                         5,725,082        (5,725,082)(4)           --
  Current maturities of subordinated
    debt and capital lease
    obligations........................      616,252                           616,252          (526,181)(4)       90,071
                                         -----------    -----------        -----------       -----------      -----------
    Total current liabilities..........   15,499,495             --         15,499,495        (6,251,263)       9,248,232
                                         -----------    -----------        -----------       -----------      -----------
Subordinated debt, less current
  maturities...........................    1,125,414                         1,125,414                          1,125,414
Obligations under capital lease, less
  current maturities...................    1,324,966                         1,324,966        (1,324,966)(4)           --
Other liabilities......................      741,949                           741,949                            741,949
Subordinated convertible debentures....    4,900,000     (4,900,000)(2)             --                                 --
Class A stock purchase warrants........      578,853       (578,853)(2)             --                                 --
Class A stock redemption obligation....    1,221,131     (1,221,131)(2)             --                                 --
Class B stock redemption obligation....      550,250       (550,250)(2)             --                                 --

                                                                                                 AS ADJUSTED FOR THE
                                                          AS ADJUSTED FOR ALL EQUITY         INITIAL PUBLIC OFFERING AND
                                                           RECLASSIFICATIONS, DEBT             APPLICATION OF PROCEEDS
                                                       CONVERSIONS, AND THE TERMINATION      ----------------------------
                                          APRIL 6,         OF S CORPORATION STATUS
                                            2002       --------------------------------                        PRO FORMA
                                         HISTORICAL     ADJUSTMENTS         PRO FORMA        ADJUSTMENTS      AS ADJUSTED
                                         -----------   -------------      -------------      -----------      -----------
Shareholders' Equity
  Common stock, $0.0001 par value......  $        --    $       423(2)     $       423       $       180(1)   $       603
  Common stock, Class A $0.001 par
    value..............................        2,425         (2,425)(2)             --                                 --
  Additional paid-in capital...........    3,297,371     10,163,324(2)      13,460,695                  (1)
  Retained earnings (deficit)..........      674,619      1,233,806(3)      (1,577,586)                        (1,577,586)
                                                         (1,577,586)(2)
                                                         (1,908,425)(2)
                                         -----------    -----------        -----------       -----------      -----------
    Total shareholders' equity.........    3,974,415      7,909,117         11,883,532
                                         -----------    -----------        -----------       -----------      -----------
    Total liabilities and shareholders'
      equity...........................  $29,916,473    $   658,883        $30,575,356       $                $
                                         ===========    ===========        ===========       ===========      ===========
Shares outstanding.....................    2,424,516                         4,233,619                          6,033,619


---------------


(1) Represents the issuance of 1,800,000 shares at an assumed offering price of
    $     , less estimated underwriting discount and expenses of $          ,
    net of $738,692 of expenses which were paid and deferred as component of other assets as of April 6, 2002.



(2) Represents (i) the exchange and conversion of all classes of stock into a single class of voting common stock, including the conversion of 453,996 Class A and 462,247 Class B redeemable shares, into a single class of voting common stock, after giving effect to the 1.7 for 1.0 stock split effected in
    the form of a stock dividend declared           , 2002, (ii) the conversion
    of the subordinated convertible debentures into 762,119 shares of voting common stock after giving effect to the 1.7 for 1.0 stock split effected in the form of a stock dividend, and recognition of interest expense of $1,577,586 related to the beneficial conversion option associated with the subordinated convertible debentures, (iii) the recognition of $575,000 of issuance costs related to the subordinated convertible debentures, included in other assets, to additional paid-in capital, (iv) the exercise of 130,741 outstanding stock purchase warrants at an exercise price of $0.00059 per share, after giving effect to the 1.7 for 1.0 stock split effected in the form of a stock dividend, and (v) the elimination of the $1,908,425 retained earnings balance against additional paid-in capital, because of the S corporation termination.



(3) Reflects the termination of the Subchapter S tax status and records current and noncurrent deferred tax assets of $754,440 and $479,366, respectively.



(4) Gives effect to the application of the net proceeds from the offering at April 6, 2002 as follows:



Reduction of revolving note payable.........................  $5,725,082
Reduction of capital lease obligation.......................   1,851,147
                                                              ----------
                                                              $7,576,229

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. The following section is qualified in its entirety by the more detailed information, including "Risk Factors," and our financial statements and the related notes, included elsewhere in this prospectus.


OVERVIEW


     We are a national, mall-based, specialty retailer of distinctive footwear and accessories targeting young women who demand quality fashion products. In 1997, we were acquired principally by our current chief executive officer, Peter Edison, who previously spent 12 years in various senior management positions at Edison Brothers Stores, Inc. In June 1999, we significantly transformed our company by completing the Bakers acquisition. In connection with this acquisition of selected assets, including approximately 200 store locations, from Edison Brothers, we purchased some inventory we expected to liquidate, and some store locations we expected to close shortly after the transaction. We also began a program of closing Weiss and Neuman stores that did not conform to the new direction of our business. Consequently, our results in fiscal years 1999 and 2000 are not comparable in some significant respects. Similarly, our results in years prior to the Bakers acquisition, including the fiscal year 1997 and 1998 results of operations that appear in the selected historical financial information included elsewhere in this prospectus, are not indicative or predictive of our results of operations or our business following the Bakers acquisition.


GENERAL

     Net Sales. Net sales exclude sales tax and are recorded net of returns. For comparison purposes, we classify our stores as comparable or non-comparable. A new store's sales are not included in comparable store sales until the thirteenth month of operation. Sales from remodeled stores are excluded from comparable store sales during the period of remodeling.


     Our average full year store sales are calculated based on our average weekly store sales. The average weekly store sales are calculated each week by adding the total sales of all stores in operation during the particular week and then dividing that number by the total number of stores in operation during that week. We then derive the average full year store sales for each fiscal year by adding the average weekly store sales for each week during the fiscal year.


     Our customers use cash, checks and third-party credit cards to purchase our products. We do not issue private credit cards or make use of complicated financing arrangements.

     Cost of merchandise sold, occupancy and buying expenses. These expenses include the cost of merchandise, distribution and warehousing, freight from the distribution center and warehouse to the stores, payroll and benefits for our design, buying, merchandising and logistics personnel, and store occupancy costs. Store occupancy costs include rent, contingent rents, common area maintenance, real estate taxes and utilities.

     Selling expense. Selling expense includes store selling, store management and store payroll costs, excluding benefits. Selling expense also includes store repairs, maintenance and depreciation. We record pre-opening costs, which average approximately $5,000 per store, as a selling expense as incurred.

     General and administrative expense. General and administrative expense includes corporate expenses for information systems, marketing, insurance, legal and other corporate related departments. This expense also includes benefits for store personnel and payroll and benefits for all corporate and regional management personnel who are not included in cost of merchandise sold, occupancy and buying expenses. Corporate level expenses are primarily attributable to our corporate offices in St. Louis, Missouri.

     Interest expense. Interest expense includes interest relating to our revolving credit facility, interest on subordinated debt, debt issuance discounts and amortization of financing costs, and interest inherent in capital leases, including our point of sale system and related software.

     Income taxes. Because we are an S corporation under Subchapter S of the Internal Revenue Code and comparable state tax laws, we have not been subject to income taxes on our earnings in those jurisdictions, other than state franchise and net worth taxes. However, we have been subject to income taxes in some states in which we conduct business which do not recognize S corporation status. Our S corporation status will terminate on the day prior to the completion of this offering. Following such time, we will be treated for Federal and state income tax purposes as a corporation under Subchapter C of the Internal Revenue Code and, as a result, will become subject to Federal and state income taxes.

CRITICAL ACCOUNTING POLICIES

     Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions about future events and their impact on amounts reported in our financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. These differences could be material to the financial statements. For more information, please see note 1 to the notes to the financial statements.

     We believe that our application of accounting policies, and the estimates that are inherently required by these policies, are reasonable. We believe that the following significant accounting policies may involve a higher degree of judgment and complexity.

  MERCHANDISE INVENTORIES

     Merchandise inventories are valued at the lower of cost or market using the first-in first-out retail inventory method. The process of determining our expected adjustments to retail prices requires significant judgment by management. Management utilizes performance metrics to evaluate the quality and freshness of inventory, including the number of weeks of supply on hand, sell-through percentages, and aging categories of inventory by selling season, to make its best estimate of the appropriate inventory markdowns. If market conditions are less favorable than those projected by management, additional inventory markdowns may be required.

  AMORTIZATION OF EXCESS OF ACQUIRED ASSETS OVER COST


     In connection with the Bakers acquisition in June 1999, we recorded a deferred credit of $5.5 million, resulting from the excess of the fair market value of the assets we bought over the purchase price we paid, and amortized this excess over a five-year period. Our prior results reflect an amortization of this excess, which increased our net income by approximately $600,000 in fiscal year 1999, $1.1 million in fiscal year 2000 and $1.1 million in fiscal year 2001. In the first quarter of fiscal year 2002, we adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, which required us to recognize this deferred credit as a cumulative effect of a change in accounting principle upon adoption. As of January 5, 2002, we had remaining an unamortized deferred credit of approximately $2.8 million related to the Bakers acquisition, which we recorded as income in the first quarter of fiscal year 2002 as a cumulative effect of a change in accounting principle. As a result, we will no longer amortize the deferred credit to income. For more information regarding this new standard, please see "-- Recent Accounting Pronouncements."


FISCAL YEAR

     Effective December 30, 2000, we changed our fiscal year from the calendar year to a 52/53 week period. Our accounting period is based upon a traditional retail calendar, which ends on the Saturday nearest January 31. Our fiscal year ends four weeks prior to the retail calendar, as a result of our Subchapter S tax status. Fiscal years ended December 31, 1999 and December 30, 2000 were 52-week periods. The fiscal year ended January 5, 2002 was a 53-week period. The difference in number of weeks for our fiscal years can affect yearly comparisons.

RESULTS OF OPERATIONS

     The following table sets forth our operating results, expressed as a percentage of sales, for the periods indicated.


                                                   FISCAL YEAR ENDED                  THREE MONTHS ENDED
                                        ----------------------------------------   -------------------------
                                        DECEMBER 31,   DECEMBER 30,   JANUARY 5,    APRIL 7,      APRIL 6,
                                            1999           2000          2002         2001          2002
                                        ------------   ------------   ----------   -----------   -----------
                                                                                   (UNAUDITED)   (UNAUDITED)
Net sales.............................     100.0%         100.0%        100.0%        100.0%        100.0%
Cost of merchandise sold, occupancy
  and buying expense..................      75.5           72.5          69.8          72.8          68.7
                                           -----          -----         -----         -----         -----
Gross profit..........................      24.5           27.5          30.2          27.2          31.3
Selling expense.......................      19.0           19.2          19.2          19.6          21.1
General and administrative expense....       9.0            7.0           7.2           7.3           8.0
                                           -----          -----         -----         -----         -----
Operating income (loss)...............      (3.5)           1.3           3.8           0.3           2.2
Other income (expense)................       0.6            1.7           0.7           0.4            --
Interest expense......................       1.5            0.9           0.8           0.7           0.8
State income tax expense..............       0.1            0.1           0.2            --            --
Cumulative effect of change in
  accounting..........................        --             --            --            --           8.6
Extraordinary item (loss).............        --           (0.9)           --            --            --
                                           -----          -----         -----         -----         -----
Net income (loss).....................      (4.5)%          1.1%          3.5%          0.0%         10.0%
                                           =====          =====         =====         =====         =====


     The following table sets forth our number of stores at the beginning and end of each period indicated and the number of stores opened, acquired and closed during each period indicated.


                                                   FISCAL YEAR ENDED                  THREE MONTHS ENDED
                                        ----------------------------------------   -------------------------
                                        DECEMBER 31,   DECEMBER 30,   JANUARY 5,    APRIL 7,      APRIL 6,
                                            1999           2000          2002         2001          2002
                                        ------------   ------------   ----------   -----------   -----------
                                                                                   (UNAUDITED)   (UNAUDITED)
Number of stores at beginning of
  period..............................       77            245           209           209           202
Stores opened or acquired during
  period..............................      203              4            14             5            33
Stores closed during period...........      (35)           (40)          (21)           (7)           (4)
                                            ---            ---           ---           ---           ---
Number of stores at end of period.....      245            209           202           207           231
                                            ===            ===           ===           ===           ===



 FISCAL QUARTER ENDED APRIL 6, 2002 COMPARED TO FISCAL QUARTER ENDED APRIL 7, 2001 (UNAUDITED)



     Net sales. Net sales decreased to $32.0 million for the three months ended April 6, 2002 from $33.2 million for the three months ended April 7, 2001, a decrease of approximately $1.2 million. Net sales were positively impacted by an increase in comparable store sales on a 13 week versus 13 week basis of 1.0%, the inclusion of the Easter holiday in the first quarter of fiscal year 2002 and the inclusion of one day of sales from 32 of the stores acquired in the Sam & Libby acquisition, which stores opened on the last day of the quarter. Net sales were negatively impacted by this quarter containing 13 weeks compared to the first quarter of fiscal year 2001, which contained 14 weeks, by the operation of eight fewer stores in the period compared to the first quarter of fiscal year 2001 and by a planned significant reduction in clearance sales, which resulted from improved merchandise management. On a 13 week versus 14 week basis, comparable store sales decreased by 7.2%.



     Gross profit. Gross profit increased to $10.0 million in the three months ended April 6, 2002 from $9.0 million in the three months ended April 7, 2001, an increase of approximately $1.0 million. As a percentage of net sales, gross profit increased to 31.3% from 27.2% during these periods. This increase is primarily attributable to a decrease in cost of merchandise sold, occupancy and buying expenses of approximately $2.2 million. Our cost of merchandise sold decreased by approximately $2.7 million due to a reduction in markdowns over the comparable period in fiscal year 2001. This decrease was offset by less leveraging of our buying, logistics and allocation costs attributable to having one less week in the quarter.



     Selling expense. Selling expense increased to $6.8 million in the first quarter of fiscal year 2002 from $6.5 million in the first quarter of fiscal year 2001, an increase of approximately $246,000. This increase was primarily attributable to costs associated with opening the new stores that we acquired in the Sam & Libby acquisition.



     General and administrative expense. General and administrative expense increased to $2.6 million for the three months ended April 6, 2002, from $2.4 million for the three months ended April 7, 2001, an increase of approximately $140,400. This increase was primarily attributable to an increase in depreciation expense associated with our point of sale equipment and an increase in the cost of healthcare benefits.



     Other income (expense). Other income, net increased to $26,300 for the three months ended April 6, 2002 compared to other expense of $138,722 for the three months ended April 7, 2001. The increase was attributable to income from our Bakers Frequent Buyer cards program, offset by expense related to the disposition of fixtures associated with store closings and remodelings.



     Cumulative effect of change in accounting. As a result of our adoption of SFAS No. 142 in the first quarter of fiscal year 2002, we can no longer amortize the excess of acquired net assets over cost related to the Bakers acquisition, and, in accordance with the new accounting pronouncement, have recognized the balance of approximately $2.8 million in income as a cumulative effect of an accounting change in the three months ended April 6, 2002.



     Net income. Our net income increased to approximately $3.2 million in the three months ended April 6, 2002 from a loss of approximately $7,000 in the three months ended April 7, 2001, an increase of approximately $3.2 million. If we had been taxed as a C corporation, our net income for the first quarter of fiscal years 2002 and 2001 would have been approximately $2.0 million and a loss of $14,874, respectively. For more information regarding pro forma income taxes, please see note 11 to the notes to the financial statements.


 FISCAL YEAR ENDED JANUARY 5, 2002 COMPARED TO FISCAL YEAR ENDED DECEMBER 30,
 2000

     Net sales. Net sales of $140.8 million in fiscal year 2001 were flat when compared to $140.7 million in fiscal year 2000. Net sales were positively impacted by fiscal year 2001 containing 53 weeks compared to fiscal year 2000, which contained 52 weeks, by an increase in sales of national branded products, which have higher average prices than our private label products, and by a strong holiday selling season. Negatively impacting net sales were the substantially reduced mall traffic in key markets such as New York and Florida subsequent to the September 11, 2001 terrorist attacks, and a planned reduction in our clearance volume by 33% compared to fiscal year 2000, which resulted from improved merchandise management.

     In addition, during fiscal year 2001, we opened 14 new stores and closed 21 stores, compared to fiscal year 2000, in which we opened four stores and closed
40. Of the 14 new stores that we opened in fiscal year 2001, seven were acquired in bankruptcy auctions. The other seven stores were new locations. The stores that we closed were predominantly Weiss and Neuman locations that did not fit our Bakers format. Our comparable store sales for the 53-week fiscal year 2001 increased by 1.8% over the 52-week fiscal year 2000.

     Gross profit. Gross profit increased to $42.6 million in fiscal year 2001 from $38.7 million in fiscal year 2000, an increase of $3.9 million. As a percentage of net sales, gross profit increased to 30.2% in fiscal year 2001 from 27.5% in fiscal year 2000. Inventory turns improved from 2.54 in fiscal year 2000 to 2.73 in fiscal year 2001 due to both better inventory control and quicker response to fashion trends, which resulted in fewer markdowns compared to the previous fiscal year. In addition, during fiscal year 2000, in connection with store closings, we continued to clear the Weiss and Neuman inventory at substantially reduced retail prices, resulting in a lower gross profit during fiscal year 2000. Partially offsetting the improvement in gross profit, we continued to increase the national branded component of our merchandise mix, which has a lower gross margin percentage than our private label products.

     Selling expense. Selling expense of $27.1 million in fiscal year 2001 was flat when compared to $27.1 million in fiscal year 2000.

     General and administrative expense. General and administrative expense increased to $10.2 million in fiscal year 2001 from $9.8 million in fiscal year 2000, an increase of approximately $400,000, primarily attributable to an increase in management performance bonuses and depreciation expense for new information systems.

     Interest expense. Interest expense decreased to $1.1 million in fiscal year 2001 from $1.2 million in fiscal year 2000, a decrease of approximately $100,000, primarily due to a reduction in interest rates on our revolving credit facility, offset by a moderate increase in average borrowings.

     Other income (expense). Other income (expense) decreased by approximately $1.4 million in fiscal year 2001 compared to fiscal year 2000, primarily due to a one-time receipt of $1.0 million in fiscal year 2000 from a landlord to vacate one of our store locations.

     Extraordinary loss from debt extinguishment. In January 2000, we replaced our prior credit facility with our existing revolving credit facility. The cost to terminate our prior credit facility resulted in an extraordinary loss of $1.2 million in fiscal year 2000.

     Net income. Net income increased to $5.0 million in fiscal year 2001 from $1.6 million in fiscal year 2000, an increase of $3.4 million. If we had been taxed as a C corporation, our net income for fiscal years 2001 and 2000 would have been $3.3 million and $1.1 million, respectively. For more information regarding pro forma income taxes, please see note 11 to the notes to the financial statements.

 FISCAL YEAR ENDED DECEMBER 30, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999

     Net sales. Net sales increased to $140.7 million in fiscal year 2000 from $87.4 million in fiscal year 1999, an increase of $53.3 million. This increase in net sales was primarily the result of the inclusion in our operating results of a full 52 weeks of operations of the stores that we acquired in the Bakers acquisition. Our comparable store sales increased by 3.6% for the six month period ended December 30, 2000 over the comparable period in fiscal year 1999, which was the first full comparable period following the Bakers acquisition. The fiscal year 2000 comparable store sales benefited from our ability to achieve more optimal inventory levels for the stores acquired in the Bakers acquisition in the second half of 2000, than we could in the six months following the Bakers acquisition in June 1999. In particular, we were able to capitalize upon critical sales opportunities during the 2000 back-to-school selling season, which we were not able to take advantage of in fiscal year 1999. Furthermore, during fiscal year 2000, we introduced national branded products to the merchandise mix of our Bakers stores, which constituted approximately 6.7% of our net shoe sales in fiscal year 2000. National branded products generally have higher average selling prices than our private label products and increase our overall net sales.

     In addition, during fiscal year 2000, we opened four new stores and closed 40 stores, compared to fiscal year 1999, in which we opened 203 stores and closed 35. Of the new stores that we opened in fiscal year 1999, 198 were acquired in the Bakers acquisition. The stores that we closed were predominantly Weiss and Neuman locations that did not fit our Bakers format.

     Gross profit. Gross profit increased to $38.7 million in fiscal year 2000 from $21.4 million in fiscal year 1999, an increase of $17.3 million. As a percentage of net sales, gross profit increased to 27.5% in fiscal year 2000 from 24.5% in fiscal year 1999. This increase in gross profit is attributable in part to the continued integration of the Bakers assets into our operations in fiscal year 2000. Due to differences in Bakers' target customers compared to those of Weiss and Neuman, Bakers has historically experienced higher merchandise gross margins than Weiss and Neuman, primarily because of our higher gross margin percentage private label products. During 1999, we recorded a significant amount of inventory markdowns to transition our inventory to more fashionable footwear. In addition, we began shifting our sales focus in the Weiss and Neuman stores during late fiscal year 1999 and early fiscal year 2000 from the lower margin national branded shoes carried in the Weiss and Neuman format to our higher margin private label shoes.

     Selling expense. Selling expense increased to $27.1 million in fiscal year 2000 from $16.6 million in fiscal year 1999, an increase of $10.5 million. This increase was primarily attributable to the increase in the number of our stores as a result of the Bakers acquisition.

     General and administrative expense. General and administrative expense increased to $9.8 million in fiscal year 2000 from $7.9 million in fiscal year 1999, an increase of $1.9 million, primarily attributable to the cost of a full year of staffing associated with supporting our larger organization and depreciation of our new information systems.

     Interest expense. Interest expense decreased by $59,000 in fiscal year 2000 compared to fiscal year 1999, due to a reduction in interest rates on our revolving credit facility, offset by a moderate increase in average borrowings. Interest expense in fiscal year 2000 also includes a full year of amortization of the debt issuance discount and warrant accretion recorded in connection with a subordinated debenture compared to a partial year of this amortization and accretion in fiscal year 1999. For more information regarding these expenses, please see note 12 to the notes to the financial statements and "-- Liquidity and Capital Resources."

     Other income (expense). Other income increased by the $1.0 million payment that we received from a landlord to vacate one of our store locations.

     Amortization of excess of acquired net assets over cost. Amortization resulted in $1.1 million of other income in fiscal year 2000 compared to $600,000 in fiscal year 1999. The increase resulted from our recording a full year of amortization of our excess of acquired net assets over cost related to the Bakers acquisition in fiscal year 2000, compared to a partial year of amortization in fiscal year 1999.

     Extraordinary loss from debt extinguishment. In January 2000, we replaced our prior credit facility with our existing revolving credit facility. The cost to terminate our credit facility resulted in an extraordinary loss of $1.2 million.

     Net income (loss). Net income increased to $1.6 million in fiscal year 2000 from a loss of $3.9 million in fiscal year 1999. If we had been taxed as a C corporation, our net income for fiscal year 2000 would have been $1.1 million, compared to a net loss of $2.2 million in fiscal year 1999. For more information regarding pro forma income taxes, please see note 11 to the notes to the financial statements.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The following tables set forth our summary operating results for the quarterly periods indicated.

                                            FISCAL YEAR ENDED DECEMBER 30, 2000
                                   -----------------------------------------------------
                                      FIRST        SECOND         THIRD        FOURTH
                                   -----------   -----------   -----------   -----------
Net sales........................  $31,662,408   $37,412,856   $34,295,790   $37,338,463
Cost of merchandise sold,
  occupancy, and buying
  expenses.......................   22,236,731    27,256,883    25,370,403    27,169,058
Operating expenses...............    9,296,405     8,957,324     9,352,961     9,267,482
Operating income (loss)..........      129,272     1,198,649      (427,574)      901,923

                                             FISCAL YEAR ENDED JANUARY 5, 2002
                                   -----------------------------------------------------
                                      FIRST        SECOND         THIRD        FOURTH
                                   -----------   -----------   -----------   -----------
Net sales........................  $33,164,841   $37,528,409   $31,938,656   $38,169,613
Cost of merchandise sold,
  occupancy, and buying
  expenses.......................   24,141,372    25,487,381    23,218,062    25,392,514
Operating expenses...............    8,923,018     9,272,454     8,999,414    10,053,016
Operating income (loss)..........      100,451     2,768,574      (278,820)    2,724,083


                                            FISCAL YEAR ENDING JANUARY 4, 2003
                                   -----------------------------------------------------
                                      FIRST
                                   -----------
Net sales........................  $31,967,685
Cost of merchandise sold,
  occupancy and buying
  expenses.......................   21,967,244
Operating expenses...............    9,309,256
Operating income (loss)..........      691,185


     Our operating results are subject to significant seasonal variations. Our quarterly results of operations have fluctuated, and are expected to continue to fluctuate in the future, as a result of these seasonal variances, in particular our principal selling seasons. We have five principal selling seasons: transition (post-holiday), Easter, back-to-school, fall and holiday. Sales and net income in our second and fourth quarters are typically much stronger than in our first and third quarters.

     In addition to our normal seasonal fluctuation, some events, in particular the Easter holiday, shift between fiscal quarters in some years due to the nature of our fiscal year. This shift will influence our quarterly comparable results. For example, Easter occurred during the first quarter of fiscal year 2002, while in most years, including fiscal year 2001, Easter occurs during the second quarter.

     Quarterly comparisons may also be affected by the timing of sales and costs associated with opening of new stores, including acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash requirements are primarily for working capital, capital expenditures, and principal payments on our debt and capital lease obligations. In connection with our S corporation status, prior to the completion of this offering we have also made cash distributions to our shareholders to cover their taxes. Historically, these needs for cash have been met by cash flows from operations, borrowings under our revolving credit facility, and sales of our equity securities and subordinated debt. At the end of fiscal year 2001, we had working capital of approximately $876,000, and $5.3 million of unused borrowing capacity under our revolving credit facility based upon our borrowing base calculations.

     As of April 6, 2002, we had approximately $8.4 million available for borrowings under our credit facility. We anticipate that the net proceeds from this offering, our cash flows from operations, and borrowings under our revolving credit facility will be sufficient to allow us to execute our business plan, including our planned expansion and other operating cash requirements, for at least the next 12 months.


CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS



     The following tables summarize our contractual obligations and commercial commitments as of January 5, 2002:



                                                        PAYMENTS DUE IN PERIOD
                                  -------------------------------------------------------------------
                                                  WITHIN                                     AFTER
                                     TOTAL        1 YEAR       2-3 YEARS     4-5 YEARS      5 YEARS
                                  -----------   -----------   -----------   -----------   -----------
Contractual Obligations
  Capital leases................  $ 2,561,988   $   790,561   $ 1,495,544   $   275,883   $         0
  Operating leases..............   64,269,146    13,411,473    19,783,795    13,390,510    17,683,368
  Long-term subordinated debt...    1,208,525        90,071       693,187       318,013       107,254
                                  -----------   -----------   -----------   -----------   -----------
Total contractual obligations...  $68,039,659   $14,292,105   $21,972,526   $13,984,406   $17,790,622
                                  ===========   ===========   ===========   ===========   ===========



                                                           AMOUNT OF COMMITMENT PER PERIOD
                                     TOTAL      -----------------------------------------------------
                                    AMOUNTS       WITHIN                                     AFTER
                                   COMMITTED      1 YEAR       2-3 YEARS     4-5 YEARS      5 YEARS
                                  -----------   -----------   -----------   -----------   -----------
Commercial Commitments
  Outstanding letters of
     credit.....................  $   542,000   $   500,000   $         0   $    42,000   $         0
  Revolving notes payable.......    2,651,276     2,651,276             0             0             0
                                  -----------   -----------   -----------   -----------   -----------
Total commercial commitments....  $ 3,193,276   $ 3,151,276   $         0   $    42,000   $         0
                                  ===========   ===========   ===========   ===========   ===========


 OPERATING ACTIVITIES


     During the three months ended April 6, 2002, we used $4.8 million of cash in our business operations. During fiscal year 2001 our net cash provided by operations was $6.4 million.



     We are committed under noncancelable operating leases for all store and office spaces, expiring at various dates through 2018. These leases generally provide minimum rent plus payments for real estate taxes and operating expenses, subject to escalations, and some of them also require us to pay contingent rent based on sales. As of April 6, 2002, our lease payment obligations under these leases totaled $17.6 million for fiscal year 2002, and an aggregate of $98.6 million through 2018.


 INVESTING ACTIVITIES


     In the three months ended April 6, 2002, we used $3.0 million in investing activities.


     During fiscal year 2001, our cash used in investing activities consisted of capital expenditures. Our capital expenditures included furniture, fixtures and leasehold improvements for both new and remodeled stores, and new information systems. Cash used for capital expenditures was $3.3 million during this period. This amount excludes $2.3 million in capital leases for our point of sale system.


     In the first quarter of fiscal year 2002, we completed the acquisition of 33 former Sam & Libby store leases for a purchase price of $1.8 million. These stores required aggregate pre-opening expenses of approximately $200,000. We believe the new stores will require additional aggregate capital expenditures of approximately $200,000, principally associated with minor remodeling.


     In addition to the commitments described above, our future capital expenditures will depend primarily on the number of new stores we open, the number of existing stores we remodel and the timing of these expenditures. We have identified 200 locations that we will target for new stores in new and existing markets. We plan to open a total of approximately 50 additional new stores by the end of fiscal year 2003. Net capital expenditures for a new store are expected to average approximately $200,000, including point of sale equipment, which is generally acquired under capital leases. The average inventory investment, net of payables, for a new store is expected to range from approximately $45,000 to $75,000, depending on the size and sales expectation of the store and the timing of the new store opening. Pre-opening expenses, such as marketing, salaries, supplies and utilities, are expected to average approximately $5,000 per new store and are expensed as incurred. Remodeling the average existing store requires $40,000 to $200,000 of net capital expenditures.

     In connection with store openings and remodelings, we have projected our capital expenditure needs in fiscal year 2002, including the Sam & Libby acquisition, to be approximately $8.5 million.

 FINANCING ACTIVITIES


     In the first quarter of fiscal year 2002, our net cash provided by financing activities was $7.4 million, consisting primarily of net proceeds from the sale of our subordinated convertible debentures and borrowings under our revolving credit facility. In fiscal year 2001, our net cash used in financing activities was $3.8 million, which included payments on debt and capital lease obligations, as well as distributions to shareholders. Our repayments on debt consisted of $574,000 of subordinated debt obligations and $777,000 of net repayments under our revolving credit agreement. Our capital lease principal payments were $327,000, and we distributed $2.2 million to shareholders for the payment of their estimated income taxes.



     As of April 6, 2002, the aggregate payments on our capital lease obligations were $3.4 million through 2006, of which $874,000 is due in fiscal year 2002. Prior to the completion of this offering we will distribute an amount of the estimated income taxes for our shareholders resulting from income in fiscal year 2002 through the day prior to the completion of this offering.



     In the first quarter of fiscal year 2002, we issued $4.9 million of our subordinated convertible debentures. These subordinated debentures will automatically convert into 762,119 shares of our common stock upon the completion of this offering. Upon completion of this offering, we will record a one-time, noncash interest expense of approximately $1.6 million to reflect the beneficial conversion option related to these subordinated debentures. If not earlier automatically converted upon the completion of this offering, the subordinated debentures will bear interest at rates increasing from 7.0% to 11.0% per annum, commencing on January 1, 2003. Interest payments are payable quarterly in arrears commencing March 31, 2003. The subordinated debentures mature, if not earlier converted, on April 4, 2007. The net proceeds from the sale of the debentures were used to finance the Sam & Libby acquisition, to repay a portion of the amounts borrowed under our revolving credit facility and to provide capital for future store openings. For more information regarding this private sale, please see "Recent Transactions" and "Capitalization."



     We have a $25 million secured revolving credit facility with Fleet Retail Finance, Inc. Amounts borrowed under the facility bear interest at a rate equal to the base margin rate or LIBOR rate (as defined in the agreement), which was equal to 6.0% per annum at April 6, 2002. If contingencies identified in the agreement occur, the interest rate may be increased by an additional 2.0%. The aggregate amount that we may borrow under the agreement at any time is established by a formula, which is based on our inventory level but cannot be greater than $25 million. The agreement is secured by substantially all of our assets. In connection with the administration of the agreement, we are required to pay a facility fee of $3,000 per month, to a maximum aggregate facility fee of $180,000. In addition, we must pay 0.25% per annum of the remaining unborrowed loan capacity under the agreement. If contingencies related to early termination of the credit facility were to occur, or if we were to request and receive an accommodation from the lender in connection with the facility, we may be required to pay additional fees. At April 6, 2002, we had $5.7 million outstanding under the revolving credit facility, at an interest rate equal to 6.0% per annum, and $8.4 million of unused borrowing capacity available under the revolving credit facility, based upon our borrowing base calculations.



     Our credit facility includes customary financial and other covenants, including:



     - a limitation on our capital expenditures;



     - a requirement that we conform to our business plan, as agreed to by the lender;



     - a requirement that we maintain a minimum availability under the facility of $1.5 million;

     - a requirement that we maintain a minimum net worth;



     - a prohibition against incurring additional debt;



     - a restriction on our ability to make acquisitions;



     - a prohibition on paying dividends, except stock dividends;



     - a prohibition against owning, redeeming, retiring or acquiring any of our capital stock;



     - a prohibition against a change of control, including Peter Edison ceasing for any reason, other than death or disability, to be our chairman of the board; and



     - a prohibition against changing our fiscal year.



     In the event that we were to violate these covenants, or to violate the provisions of any of our other lending arrangements or of more than 10% of our leases (other than solely as a result of this offering), the lender would have the right to accelerate repayment of all amounts outstanding under the credit agreement, or to commence foreclosure proceedings on our assets.



     The credit facility's maturity date is December 31, 2004. In connection with this offering, we recently amended and restated the credit facility. As consideration for the amendment, we paid an amendment fee of $125,000.



     We have two other long-term debt commitments outstanding at April 6, 2002, both of which are subordinate to our credit facility. One is a subordinated note, which requires quarterly principal and interest payments of up to $50,000 over the term of the loan through January 2008. This note is secured by a $500,000 standby letter of credit. The balance on this loan was approximately $730,133 at April 6, 2002. The other long-term commitment consists of a $500,000 subordinated note payable to a financial institution, which is due at maturity in January 2003. Some of our current shareholders have mandatory redemption rights that are not currently exercisable and that will be terminated prior to the completion of this offering.



     Our ability to meet our current and anticipated operating requirements will depend on our future performance, which, in turn, will be subject to general economic conditions and financial, business and other factors, including factors beyond our control.


RECENT ACCOUNTING PRONOUNCEMENTS


     In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, both of which are effective for fiscal years beginning after December 15, 2001. We adopted these statements in the first quarter of fiscal year 2002, and recognized the unamortized deferred credit related to the excess of fair value over cost as a cumulative effect of a change in accounting principle which increased our income by $2.8 million in the first quarter of fiscal year 2002.


     In August 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes the Financial Accounting Standards Board's SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. We do not believe the adoption of SFAS No. 144 will have a material effect on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our earnings and cash flows are subject to fluctuations due to changes in interest rates. Our financing arrangements include both fixed and variable rate debt in which changes in interest rates will impact the fixed and variable rate debt differently. A change in the interest rate of fixed rate debt will impact the fair value of the debt, whereas a change in the interest rate on the variable rate debt will impact interest expense and cash flows. Management does not believe that the risk associated with changing interest rates would have a material effect on our results of operations or financial condition.

IMPACT OF INFLATION

     Overall, we do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented. We cannot give assurance, however, that our business will not be affected by inflation in the future.

                                    BUSINESS

GENERAL


     We are a national, mall-based, specialty retailer of distinctive footwear and accessories targeting young women who demand quality fashion products. We sell both private label and national brand dress, casual, and sport shoes, boots, sandals and accessories. We strive to create a fun, exciting and fashion oriented customer experience through an attractive store environment and an enthusiastic, well trained sales force. Our Bakers stores' buying teams constantly modify our product offering to reflect widely accepted fashion trends. We operate 199 of our 231 stores under the Bakers format, which targets young women between the ages of 12 and 29. This target customer is in the fastest growing demographic segment, is extremely appearance conscious, spends a high percentage of disposable income on footwear and apparel and is traditionally less affected by economic cycles. We believe that our Bakers stores are the only national, full service retailer specializing in moderately priced footwear for this segment. We also operate the 33-store Wild Pair chain which offers edgier, faster fashion-forward footwear that reflects the attitude and lifestyles of women and men between the ages of 17 and 24 and, as a result of offering a greater proportion of national brands, has somewhat higher average prices than our Bakers stores.


     Approximately 89.3% of our Bakers stores' net shoe sales consisted of private label merchandise in fiscal year 2001. In addition, in fiscal year 2000, our Bakers stores began to sell national branded footwear, which comprised approximately 10.7% of our net shoe sales in fiscal year 2001, up from 6.7% in fiscal year 2000. We believe that branded merchandise is important to our customers, adds credibility to our stores and drives customer traffic, increasing our overall sales volume and profitability, while reducing our overall exposure to fashion risk.

     Since 1999, we have addressed all aspects of our operations, including the merchandising, planning, systems and logistics functions. This focus has resulted in a continuing improvement in our key operating metrics, evidenced by an increase in our gross margin percentages from 27.5% in fiscal year 2000 to 30.2% in fiscal year 2001, a margin increase of 2.7%, and by an increase in our average full year store sales from $646,718 in fiscal year 2000 to $698,467 in fiscal year 2001, an 8.0% increase. This improvement was achieved by significantly increasing the turn of inventory, by closing small volume stores and by leveraging our new information systems, which allow us to better merchandise our individual stores and reduce markdowns.

HISTORY


     We were founded in 1926 as Weiss-Kraemer, Inc., which was later renamed Weiss and Neuman Shoe Co., a regional chain of footwear stores. In 1997, we were acquired principally by our current chief executive officer, Peter Edison, who had previously spent 12 years in various senior management positions at Edison Brothers Stores, Inc. In June 1999, we teamed with Bakers' existing management to purchase selected assets of the Bakers and Wild Pair chains, including approximately 200 store locations and merchandise inventory from Edison Brothers, which had filed for bankruptcy protection in March 1999. We also retained the majority of Bakers' employees including, in addition to key senior management, merchandise buyers, store operating personnel and administrative support personnel. At the time of the acquisition, we had 55 Weiss and Neuman locations, which we have subsequently closed or re-merchandised into the Bakers or Wild Pair formats. In February 2001, we changed our name to Bakers Footwear Group, Inc.


OPERATING STRATEGY

     We seek to enhance our business and financial performance through the following key elements of our operating strategy:

  TARGET AND SERVE A HIGHLY DESIRABLE CUSTOMER.

     - We strive to be the store of choice for young women between the ages of 12 and 29 who seek quality, fashionable footwear at an affordable price.

          - A core group of our target market, the teenage and early twenties population, is expected to grow at a rate faster than that of the overall United States population, according to the United States Census Bureau's 2000 Census.

          - Concerned about image, young women spend a larger percentage of their disposable income on footwear and apparel.

     - We keep our product mix fresh and on target by constantly testing new fashions and actively monitoring sell-through rates in our stores. Our "micro-merchandising" strategy allows our merchants to provide an appropriate merchandise mix in order to meet each particular store's customers' specific demographic profile. We have significantly increased our mix of branded footwear, which we believe increases traffic and customer loyalty in our stores.

     - Average retail prices of our private label footwear range from $35 to $59. We are able to offer these prices without sacrificing merchandise quality, creating a high perceived value, promoting multiple sale transactions and allowing us to build a loyal customer base.

     - We provide a high energy, fun shopping experience and attentive, personal service in highly visible fashion mall locations.

  UTILIZE A DISCIPLINED MANAGEMENT APPROACH.


     - We believe our senior management team combines a unique blend of experience with our company and other national specialty retailers. Our six-member senior management team averages approximately 23 years of individual experience in footwear and accessories retailing.


     - Our organizational structure is designed to respond to the changes that are inherent in our business. Our senior management, designers, merchandisers and buyers work closely with our flexible network of manufacturing sources and efficient third-party distribution system to give our customers the styles they demand in a timely manner.

     - We intend to continually focus on improving profitability by:

          - Leveraging our investment in corporate infrastructure. We have invested heavily in technology, including newly implemented inventory management and logistics systems, point of sale systems and equipment, and planning and allocation systems. In addition, we believe we have built the management team needed to grow our business considerably. Because these information systems and personnel costs are primarily fixed, as net sales increase our profitability should increase at a greater rate.

          - Continuing to improve our inventory turns through the use of our new planning and allocation system, and through the increase in our mix of branded products, which should lead to fewer markdowns.

          - Constantly reviewing our store formats and proactively closing underperforming stores and renovating older stores, while building new stores with attractive unit economics.

  MAINTAIN INVENTORY FRESHNESS.

     - Our team of footwear retailers, in-house designers and merchants use their vast industry experience, relationships with agents and branded footwear producers, and their participation in industry trade shows to analyze, interpret and translate fashion trends affecting today's young women into the footwear and accessory styles they desire.

     - Our information systems allow us to constantly monitor inventory levels, enabling us to manage our merchandise mix and reduce markdowns, resulting in higher gross margins.

     - Our "test and react" strategy is supported by our strong relationships with manufacturers which allow our merchandising and buying teams to negotiate short lead-times, enabling us to test new styles and react quickly to fashion trends and keep fast-moving inventory in stock.

     - We view the majority of our styles as "core" fashion styles that carry over for multiple seasons. Our merchants make subtle changes to these styles each season to keep them fresh.

GROWTH STRATEGY

     We believe that our growth will be driven by the following:

  NEW BAKERS STORES.

     We plan to open new stores in a controlled and disciplined manner. Our strong relationships with landlords allow us to secure desirable locations in fashion malls. In selecting a specific site, we look for high traffic locations primarily in regional shopping malls. We evaluate proposed sites based on the traffic patterns, type and quality of other tenants, average sales per square foot achieved by neighboring stores, lease terms and other factors considered important with respect to the specific location.

     We have identified 200 additional locations for new stores. We opened a total of 14 stores in fiscal year 2001. In addition to the 33 former Sam & Libby stores we acquired earlier this year, we plan to open a total of approximately 50 new stores by the end of fiscal year 2003.

     During our transition from Weiss and Neuman to Bakers, we closed a significant number of stores that were either underperforming or did not meet our strategy. We closed 35 stores in fiscal year 1999, 40 in fiscal year 2000 and 21 in fiscal year 2001. We currently have four stores which will close in 2002 due to a lack of profitability.

     Management believes that the operating infrastructure we have in place today is capable of integrating a significant number of new stores with little additional increase in general and administrative expenses. Virtually all of our senior management executives have held similar positions at specialty retail chains of substantially greater size. We believe that our buying teams have sufficient levels of experience to support our expected new store growth. Finally, we believe that our information and logistics systems are scaleable to support significant growth.

  SAME STORE SALES GROWTH.

     We plan to continue our comparable store sales growth by capitalizing on the strong growth rates projected for our target customer. Through the introduction of our new allocation systems in 2002, we will also continue to improve our micro-merchandising capabilities, which should lead to continued improvement of same store sales. Our micro-merchandising strategy allows us to adapt the merchandise mix by location, with different assortments depending on store level customer demographics. We believe that an additional driver of same store sales growth will be the further penetration of national branded merchandise as a percentage of our product mix. Our store operations and marketing initiatives should also foster additional same store sales growth. This can be exemplified by our recent successful introduction of our Bakers Frequent Buyer Card, which our customer purchases to obtain a discount on all future purchases until the expiration of the card. We continue to emphasize customer service through sales associate training, which we believe increases the likelihood of multiple sales.

  POTENTIAL ACQUISITIONS.


     While we are not currently in negotiations, from time to time, we will explore acquisitions of regional chains or groups of stores. Historically, we have been able to acquire stores at prices below our cost to open new stores. For example, we spent approximately $200,000 of additional expenditures to convert 33 former Sam & Libby locations into our formats, consisting mainly of minor remodeling, signage, and point of sale equipment and software, and the average cost to open each store location was approximately $6,600. This cost is considerably below our typical cost to open a new store of $200,000, and accordingly, these stores are expected to have a substantially higher return on invested capital.


  WILD PAIR.

     Our Wild Pair stores feature fashion-forward, mostly branded merchandise for hip young women and men in a fast, fun environment. Wild Pair customers demand edgier, faster fashion that reflects the attitude and lifestyle of women and men between the ages of 17 and 24.

     We converted 17 of the former Sam & Libby stores into Wild Pair stores, which more than doubled the number of stores in our chain to 33. As a result, we have recently hired a new buyer whose services are dedicated exclusively to our Wild Pair chain. This chain represents a significant opportunity to broaden our customer base. For additional information on our Wild Pair chain, please see
"-- Stores."

DEMOGRAPHIC TRENDS


     We focus our product offerings to fashion-conscious young women between the ages of 12 and 29. According to the U.S. Census Bureau's 2000 Census, the 12 to 29 year old female population totaled approximately 34.3 million. This second largest segment of the female population grew at a 2.1% rate in 2000, compared with an average overall population growth rate of 0.9% during this period. Additionally, according to the U.S. Census Bureau's 2000 Census, median income levels for women reached $27,355, increasing 6.9% from 1993 to 2000, outpacing the 4.4% male median income growth during the same period. Our management believes that these demographic trends will continue to offer us strong market opportunities.


INDUSTRY BACKGROUND


     According to The NPD Group, Inc., the total U.S. footwear market at retail grew 3.2% in 2001 to approximately $40.8 billion and is projected to grow 1.0%-1.5% in 2002. Women's footwear is the largest category, comprising 52.1% of the total, or $21.3 billion, an increase of 3% over prior year levels. Sales of men's footwear grew 3.2% in 2001 to $15.2 billion, accounting for 37.2% of the total footwear market. Children's sales increased 5.1% last year to $4.4 billion, representing 10.7% of footwear sales.



     At 46.5% of total domestic footwear sales, or $19.0 billion in 2001, dress is the largest segment of the footwear market. Dress shoe sales increased 8.3% in 2001, more than twice the growth rate of the overall footwear market, driven by strong trends in dress casual styles. Athletic, including active casual and performance categories, is the second largest segment of the footwear market at 39.2% of sales, or $16.0 billion. According to NPD, athletic footwear sales increased roughly 2% in 2001 to $15.4 billion and are projected to grow another 2% in 2002 by the Sporting Goods Manufacturers Association. The athletic segment of the footwear industry is dominated by brands, market-share leader Nike in particular, with the top 20 brands comprising roughly 77.0% of domestic athletic footwear sales in 2001, according to NPD. We target the "fashion athletic" product category within the athletic footwear market and do not compete directly with the major athletic retailers. Casual footwear comprises the balance of the footwear market, 14.3% of sales, or $5.8 billion.


PRODUCT DEVELOPMENT AND MERCHANDISING

     Our merchants analyze, interpret and translate current and emerging lifestyle trends into footwear and accessories for our target customers. Our merchants and senior management use various methods to monitor changes in culture and fashion.

     For example, we constantly monitor current music, television, movie and magazine themes as they relate to clothing and footwear styles. Our buyers travel to major domestic and international markets, such as New York, London and Milan, to gain an understanding of fashion trends. We attend all major footwear trade shows and analyze various information services which provide broad themes on the direction of fashion and color for upcoming seasons.

     A crucial element of our product development is our test and react strategy, which dramatically lowers our inventory risk. We typically buy small quantities of new footwear and deliver merchandise to a cross-section of stores. We closely monitor sell-through rates on test merchandise and, if the tests are successful, quickly re-order product to be distributed to a larger base of stores. Frequently, in as little as a week, we can make initial determinations as to the results of a product test.

     In addition to our test and react strategy, we can also reduce our fashion risk exposure by increasing the national branded component of our merchandise mix. The national brands carried by our Bakers stores tend to focus on fashion basic merchandise supported by national advertising by the producer of the brand, which helps generate demand from our target customer. We believe we gain substantial brand affinity by carrying these lines. We believe that a customer who enters our store with the intent of shopping for national branded footwear will consider the purchase of our lower price, higher gross margin private label merchandise.

PRODUCT MIX

     We sell both casual and dress footwear. Casual shoes include sport shoes, sandals, athletic shoes, outdoor footwear, casual daywear, weekend casual, casual booties, and tall-shafted boots. Dress shoes include career footwear, tailored shoes, dress shoes, special occasion shoes, and dress booties.

  PRIVATE LABEL.

     Our private label merchandise, which comprised 89.3% of our net shoe sales for our Bakers stores in fiscal year 2001, is generally sold under the Bakers label and, in some instances, is supplied to us on an exclusive basis. Once our management team has arrived at a consensus on fashion themes for the upcoming season, our buyers translate these themes into our merchandise. We currently have three dress footwear buyers, three casual footwear buyers and two accessory buyers.

     To produce our private label footwear, we generally begin with a shoe that our buying teams have discovered during their travels to markets throughout the world, or that is brought to us by one of our commissioned buying agents. Working with our agents, we develop a prototype shoe, which we refer to as a sample. We control the process by focusing on key color, fabric and pattern selections, and collaborate with our buying agents to establish production deadlines. Once our buyers have approved the sample, our buying agents arrange for the purchase of necessary materials and contract with factories throughout the world to manufacture the footwear to our specifications.

     We establish manufacturing deadlines in order to ensure a consistent flow of inventory into the stores. Our disciplined product development process has led to a reduction in lead times. Depending upon where the shoes are produced and where the materials are sourced, we can have shoes delivered to our stores in four to eight weeks. For more information, please see "-- Sourcing and Distribution."


     Our concept depends upon our customers' perception of new and fresh merchandise. Our test and react strategy reduces our risk on new styles of footwear. We also reduce our markdown risk by re-interpreting our core product. Approximately one-half of our private label mix is core product, which we define as styles that carry over for multiple seasons. Our buyers make changes to core product which include colors, fabrications and modified styling to create renewed interest among our customers. We also have relationships with some producers of national brands who, from time to time, produce comparable versions of their branded footwear under our private label brands.


     Our information systems are designed to identify trends by item, style, color and/or size. In response, our merchandise team generates a key-item report to more carefully monitor and support sales, including reordering additional units of certain items, if available. Merchandising teams and buyers work together continuously to develop new styles to be presented at monthly product review and selection meetings. These new styles incorporate variations on existing styles in an effort to capitalize further on the more popular silhouettes and heel heights or entirely new styles and fabrications that respond to emerging trends or customer preferences.

  NATIONAL BRANDS.

     In 2000, our Bakers stores began to carry nationally recognized branded merchandise which we believe increases the attractiveness of our product offering to our target customers. Our branded shoe sales comprised approximately 6.7% of shoe sales for our Bakers stores in fiscal year 2000 and 10.7% in fiscal year 2001. Important national brands in our stores include Skechers(R), Guess Sport(R), Steve Madden(R), LEI(R), Candies(R) and Chinese Laundry(R). We believe offering nationally recognized brands is a key element to attracting appearance conscious young women. We believe it is strategically important to increase the branded component of our merchandise mix, which should continue to drive comparable store sales. Branded merchandise sells at a higher price point than our private label merchandise. As a result, despite a lower gross margin percentage, branded merchandise generates greater gross profits per pair and leverages our relatively fixed operating costs.

  ACCESSORIES.

     Our accessories include handbags, jewelry, sunglasses, ear clips and earrings, hosiery, scarves and other items. Our accessory products allow us to offer the convenience of one-stop shopping to our customers, enabling them to complement their seasonal ready-to-wear clothing with color coordinated footwear and accessories. Accessories add to our overall sales and typically generate higher gross margins than our footwear. Our average selling price for handbags is $19, and for all accessories, the average selling price is $7.

  MERCHANDISE MIX.


     The following table illustrates net sales by merchandise category as a percentage of our total net sales for fiscal years 2000 and 2001:


                                                               FISCAL YEAR
                                                              -------------
CATEGORY                                                      2000    2001
--------                                                      -----   -----
Private Label Footwear......................................   82.3%   79.8%
Branded Footwear............................................    9.1%   12.7%
Accessories.................................................    8.6%    7.5%
                                                              -----   -----
  Total.....................................................  100.0%  100.0%
                                                              =====   =====

  PLANNING AND ALLOCATION.

     We have developed a micro-merchandising strategy for each of our Bakers stores through market research and sales experience. We maintain the level and type of styles demanded by subsets of our target customers. We have categorized each of our Bakers stores as being predominantly a mainstream, fashion or urban location, and if appropriate we identify subcategories for certain stores. We have recently implemented a similar micro-merchandising strategy for our Wild Pair stores.


     Our micro-merchandising strategy of classifying multiple stores and merchandising them similarly based upon customer demographics enables our merchants to provide an appropriate merchandise mix in order to meet that particular store's customers' casual, weekend/club, career and special occasion needs. In determining the appropriate merchandise mix and inventory levels for a particular store, among other factors, for a particular store's profile, we consider:


     - selling history;

     - importance of branded footwear;

     - importance of accessories;

     - importance of aggressive fashion;

     - the stock capacity of the store; and

     - sizing trends and color preferences.

     Our merchandising plan includes sales, inventory and profitability targets for each product classification. This plan is reconciled with our store sales plan, a compilation of individual store sales projections that is developed biannually, but reforecasted monthly. We also update the merchandising plan on a monthly basis to reflect current sales and inventory trends. The plan is then distributed throughout the merchandising department, which analyzes trends on a weekly, and sometimes daily, basis. We use the reforecasted merchandising plan to adjust production orders as needed to meet inventory and sales targets. This process keeps tight control over our inventory levels and reduces markdowns.

     Our buyers typically merchandise 60 to 90 days in advance of anticipated delivery. Frequently, we order merchandise 30 to 60 days in advance of delivery. This strategy allows us to react to both the positive and negative trends and customer preferences identified through our information systems and other tracking procedures. Through this purchasing strategy, we can take advantage of positive trends by quickly replenishing our inventory of popular products. This strategy also reduces our exposure to risk because we are less likely to be overstocked with less desirable items.

  CLEARANCE.

     We utilize rigorous clearance and markdown procedures to reduce our inventory of slower moving styles. Our management carefully monitors pricing and markdowns to facilitate the introduction of new merchandise and to maintain the freshness of our fashion image.

     We have five clearance sales each year, which coincide with the end of a particular selling season. For more information regarding our selling seasons, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations." During a clearance sale, we instruct our stores systematically to lower the price of the items, and if not sold, to ship them to 10 to 12 of our stores which have special clearance sections. We believe that our test and react strategy and our careful monitoring of inventories and consumer buying trends help us to minimize sales at clearance prices.

STORES

  STORE LOCATIONS AND ENVIRONMENT.


     Our stores are designed to attract customers who are intrigued by a young and contemporary lifestyle and to create an inviting, exciting atmosphere in which it is fun for them to shop in locations where they want to shop. Our stores average approximately 2,500 square feet and are primarily located in regional shopping malls. Ten of our stores, which are located in dense urban markets such as New York City and Chicago, have freestanding street locations.


     All of our stores are designed to create a clean, upscale boutique environment, featuring contemporary finishings and sophisticated details. Glass exteriors allow passersby to see easily into the store from the high visibility, high traffic locations in the malls where we have located most of our stores. The open floor design allows customers to readily view the majority of the merchandise on display while store fixtures allow for the efficient display of accessories.

     Every three weeks, we provide the stores with specific merchandise display directions from the corporate office. Our in-store product presentation utilizes a variety of different fixtures to highlight the breadth of our product line. Various fashion themes are displayed throughout the store utilizing combinations of styles and colors.

     Following is a list of our stores by state:


                        NUMBER OF
STATE                    STORES
-----                   ---------
Alabama...............       1
Arizona...............       2
Arkansas..............       2
California............      37
Colorado..............       5
Connecticut...........       2
Delaware..............       1
Florida...............      18
Georgia...............      15
Idaho.................       1
Illinois..............      18
Indiana...............       6
Kansas................       3
Louisiana.............       5
Maryland..............       4
Massachusetts.........       4
Michigan..............       8
Minnesota.............       2



                        NUMBER OF
STATE                    STORES
-----                   ---------
Mississippi...........       1
Missouri..............       9
Nebraska..............       3
Nevada................       4
New Jersey............      10
New Mexico............       1
New York..............      17
North Carolina........       2
Ohio..................       8
Oklahoma..............       1
Pennsylvania..........       9
Rhode Island..........       1
South Carolina........       1
Texas.................      19
Utah..................       4
Virginia..............       2
Washington............       3
Wisconsin.............       2
---------------------------------

Total Stores..........     231
Total States..........      36


  STORE FORMATS.


     We operate our stores under two different formats, Bakers and Wild Pair. As of April 6, 2002, 199 of our stores were Bakers stores and 32 of our stores were Wild Pair stores. We opened an additional Wild Pair store on April 9, 2002.


  Bakers


     Our Bakers stores focus on widely-accepted, mainstream fashion and provide a fun, high-energy shopping environment geared towards young women between the ages of 12 and 29. Bakers stores are generally mall-based and in fiscal year 2001 averaged approximately 2,500 square feet and approximately $700,000 in net sales.


  Wild Pair

     Our Wild Pair stores feature fashion-forward merchandise for hip young women and men between the ages of 17 and 24 and are becoming recognized for reflecting the attitude and lifestyle of this growing demographic niche. The Wild Pair customer demands edgier, faster fashion that exists further towards the "leading edge" than does the typical Bakers customer, which allows us to better monitor the direction of the fashion-forward look that our Bakers customer will be seeking. To match the attitude of our Wild Pair merchandise, we have created a "club" atmosphere and a fast, fun environment within our Wild Pair stores.


     Wild Pair stores carry a higher proportion of branded merchandise, which generally sells at higher price points than our Bakers footwear. Wild Pair stores are mall-based and in fiscal year 2001 averaged approximately 2,000 square feet and approximately $800,000 in net sales, resulting in higher sales dollars per square foot than our Bakers stores.

     The following table compares our Bakers and Wild Pair formats:

                                            BAKERS                       WILD PAIR
                                   -------------------------   ------------------------------
TARGET CUSTOMER:                      Women -- ages 12-29        Men & women -- ages 17-24
% PRIVATE-LABEL FOOTWEAR NET SHOE
  SALES (FISCAL YEAR 2001):                  89.3%                         37.9%
% BRANDED FOOTWEAR NET SHOE SALES
  (FISCAL YEAR 2001):                        10.7%                         62.1%
KEY BRANDS:                           Skechers(R), Guess       Steve Madden(R), Steve Madden
                                        Sport(R), Steve          Men's(R), Guess Sport(R),
                                      Madden(R), LEI(R),          Skechers(R), Candies(R),
                                    Candies(R) and Chinese       Chinese Laundry(R), Diesel
                                          Laundry(R)            Women's(R), Diesel Men's(R),
                                                                Luichiny(R), Rocket Dog(R),
                                                                  Volatile(R), Perry Ellis
                                                                    Men's(R) and Puma(R)
FASHION CONTENT:                        Widely-accepted            Edgy, lifestyle-based
NUMBER OF STORES:                             199                            33
AVERAGE SIZE:                          2,500 square feet             2,000 square feet
AVERAGE NET SALES (FISCAL YEAR
  2001):                                   $700,000                       $800,000

  NEW STORES.

     Our new store strategy is two pronged: opening newly designed stores and converting existing shoe stores. During fiscal year 2001, we opened six newly designed stores, which entailed all new construction. The average newly designed store size was approximately 2,000 square feet, and new store construction costs (before tenant allowances) averaged approximately $200,000. In the same time period, we opened eight converted shoe stores, which allowed us to capitalize on existing store infrastructures. Our converted stores typically require $40,000 to $200,000 in capital investment. Construction management for both new design and remodeled stores is provided by a third party who works for a fixed fee. For either type of store, the average gross inventory investment was approximately $70,000 during fiscal year 2001, while pre-opening costs, which are expensed as incurred, were approximately $5,000 per store. Our stores typically have achieved profitability at the store operating level within the first quarter of operation. We expect our newly designed stores to produce higher sales than our current stores. Our converted stores are expected to generate less sales, but to produce a similar or higher return on investment because of the lower capital requirement.


     In addition to new store openings, we generally are required by our lease agreements to remodel each store upon lease renewal. Remodeling the average existing store typically costs $40,000 to $200,000.


  STORE ECONOMICS.


     Our new stores generate attractive returns. New stores typically generate approximately $750,000 in annual sales and contribute approximately $100,000 in store contribution cash flow in the first year of operations.


     Our stores have proven able to operate profitably in a wide range of mall classifications. We principally open our new stores in malls that are considered "A" and "B" locations. However, some of our stores are located in malls that are less attractive and do not warrant the $200,000 investment required to fully remodel a store at its lease renewal. However, we will continue to operate these stores as long as they remain profitable. In addition, these stores are valuable in maintaining strong relationships with our national landlords. Many of these stores are larger in size than our newly designed stores, but have significantly lower per square foot occupancy costs.

  STORE OPERATIONS.


     Our store operations are organized into two divisions, east and west, which are subdivided into 16 regions. Each region is managed by a regional manager, who is typically responsible for 12 to 16 stores. Each store is typically staffed with a manager and an assistant manager, in addition to approximately five sales associates. In the aggregate, stores average 170 employee hours per week. In some markets where stores are more closely located, one of the store managers may also act as an area manager for the stores in that area, assisting the regional manager for those stores.


     Our regional managers are primarily responsible for the operation and results of the stores in their region, including the hiring or promotion of store managers. We develop new store managers by promoting from within and selectively hiring from other retail organizations. Our store managers are primarily responsible for sales results, customer service training, hiring of store level staff, payroll control and shortage control. Merchandise selections, inventory management and visual merchandising strategies for each store are largely determined at the corporate level and are communicated by email to the stores generally on a weekly basis.

     Our commitment to customer satisfaction and service is an integral part of building customer loyalty. We seek to instill enthusiasm and dedication in our store management personnel and sales associates through incentive programs and regular communication with the stores. Sales associates receive commissions on sales with a guaranteed minimum hourly compensation. From time to time, we run sales contests to encourage our sales associates to maximize sales volume. Store managers receive base compensation plus incentive compensation based on sales and inventory control. Regional and area managers receive base compensation plus incentive compensation based on meeting profitability benchmarks. Each of our managers carefully controls the payroll hours used each week in conjunction with a budget provided by the regional manager.

     We have well-established store operating policies and procedures and use an in-store training regimen for all new store employees. On a regular basis, our merchandising staff provides the stores with merchandise presentation instructions, which include diagrams and photographs of fixture presentations. In addition, our internal newsletter provides product descriptions, sales histories and other milestone information to sales associates to enable them to gain familiarity with our product offerings and our business. We offer our sales associates a discount on our merchandise to encourage them to wear our merchandise and to reflect our lifestyle image both on and off the selling floor.

     On a quarterly basis, our regional managers are responsible for completing a loss prevention program in each of our stores. Our loss prevention efforts include monitoring returns, voids, employee sales and deposits, as well as educating our store personnel on loss prevention. In 2002, we will have the capability to monitor inventory through electronic receipt acknowledgment and to better monitor loss prevention factors, which should allow us to identify variances and further to reduce our losses due to damage, theft or other reasons. In addition to these internal control measures, we commission an independent loss prevention audit twice per year.

SOURCING AND DISTRIBUTION

     We source each of our private label product lines separately based on the individual design, styling and quality specifications of those products. We do not own or operate any manufacturing facilities and rely primarily on third party foreign manufacturers in China, Brazil, Italy, Spain, and other countries, for the production of our private label merchandise. In fiscal year 2001, approximately 65% of our footwear was manufactured in China. For fiscal year 2001, the top five commissioned buying agents of our products accounted for approximately 35% of total purchases, with one buying agent accounting for approximately 19% of total purchases.

     We believe that this sourcing of footwear products and our short lead times minimize our working capital investment and inventory risk, and enable efficient and timely introduction of new product designs. Although we have not entered into any long-term manufacturing or supply contracts, we believe that a sufficient number of alternative sources exist for the manufacture of our products. The principal materials used in the manufacture of our footwear and accessory merchandise are available from any number of domestic or international sources.

     Management, or its agents, performs an array of quality control inspection procedures at stages in the production process, including examination and testing of:

     - prototypes of key products prior to manufacture;

     - samples and materials prior to production; and

     - final products prior to shipment.

     All of the merchandise for our stores is initially received, inspected, processed and distributed through one of our two distribution centers, each of which is part of a third-party warehousing system. Merchandise that is manufactured in Asia is delivered to our west coast distribution center in Los Angeles, California, and merchandise that is manufactured elsewhere in the world is delivered to our east coast distribution center located near Philadelphia, Pennsylvania. In accordance with our micro-merchandising strategy, our allocation teams determine how the product should be distributed among the stores based on current inventory levels, sales trends, specific product characteristics and the buyers' input. Merchandise typically is shipped to the stores as soon as possible after receipt in our distribution center using third party carriers, and any goods not shipped to stores are stored in warehouse space in Sikeston, Missouri, for replenishment purposes.

INFORMATION SYSTEMS AND TECHNOLOGY

     Our information systems integrate our individual stores, merchandising, distribution and financial systems. Daily sales and cash deposit information is electronically collected from the stores' point of sale terminals nightly. This allows management to make timely decisions in response to market conditions. These include decisions about pricing, markdowns, reorders and inventory management.

     Currently, our focus is on integrating our planning, purchasing and point of sale systems. We have recently completed the transition to a new point of sale system and implemented Arthur Allocation. These new systems allow us to better execute our micro-merchandising strategy through more efficient management and allocation of our store inventories to reduce further our response times in reaction to fashion trends. In addition, these systems also allow us to identify and reduce our losses due to damage, theft or other reasons, and to improve monitoring of employee productivity.

MARKETING THROUGH IN-STORE ADVERTISING

     Our marketing consists primarily of an in-store, high-impact, visual advertising campaign. Marketing materials are particularly positioned to exploit our high visibility, high traffic mall locations. Banners in our windows and signage on our walls and tables may highlight a particular fashion story, a seasonal theme or a featured piece of merchandise. From time to time, we utilize promotional giveaways or promotional event marketing.

     To cultivate brand loyalty, we successfully introduced our Bakers Frequent Buying Card program nationwide in late 2001. This program allows our customers to purchase a plastic, bar-coded card bearing our logo in order to obtain a discount on all future purchases in our stores until the expiration of the card. We believe that this program will increase same-store sales by improving customer loyalty.

COMPETITION


     We believe that our Bakers stores have no direct national competitors who specialize in full-service, moderate-priced fashion footwear for young women. Yet, the footwear and accessories retail industry is highly competitive and characterized by low barriers to entry.

     Competitive factors in our industry include:

     - brand name recognition;

     - product styling;

     - product quality;

     - product presentation;

     - product pricing;

     - store ambiance;

     - customer service; and

     - convenience.

     We believe that we match or surpass our competitors on the competitive factors that matter most to our target customer. We offer the convenience of being located in high-traffic, high visibility locations within the shopping malls in which our customer prefers to shop. We have a focused strategy on our target customer that offers her the fun store atmosphere, full service and style that she desires.

     Several types of competitors vie for our target customer:

     - department stores (such as Bloomingdale's, Dillard's, Macy's and May Department Stores);

     - national branded wholesalers (such as Candie's, Nine West, Steve Madden and Vans);

     - national branded off-price retailers (such as DSW, Rack Room and Shoe Carnival);

     - national specialty retailers (such as Finish Line, Journey's, Naturalizer and Parade of Shoes);

     - regional chains (such as Cathy Jean and Sheik);

     - discount stores (such as K-Mart, Target and Wal-Mart); and, to a lesser extent,

     - apparel retailers (such as bebe, Charlotte Russe, Express, Rampage and Wet Seal).

     Department stores generally are not located within the interior of the mall where our target customer prefers to shop with her friends. National branded wholesalers generally have a narrower line of footwear with higher average price points and target a more narrowly focused customer. Specialty retailers also cater to a different demographic than our target customer. Regional chains generally do not offer the depth of private label merchandise that we offer. National branded off-price retailers and discount stores do not provide the same level of fashion or customer service. Apparel retailers, if they sell shoes or accessories, generally offer a narrow line of styles, which can encourage a customer to come to our store to purchase shoes or accessories to complement her new outfit. Our competitors sell a broad assortment of footwear and accessories that are similar and sometimes identical to those we sell, and at times may be able to provide comparable merchandise at lower prices. While each of these different distribution channels may be able to compete with us on fashion, value or service, we believe that none of them can successfully match or surpass us on all three of these elements.

     We believe our competitive advantage is to provide fashionable footwear (private label and branded), for a reasonable price in a fun, service-oriented environment. By locating our stores in desirable malls, we are able to attract our appearance-conscious, value-appreciative customer.

     Our Wild Pair stores compete on most of the same factors as Bakers. However, due to Wild Pair's market position, it is subject to more intense competition from national specialty retailers and national branded wholesalers.


HISTORY OF BAKERS SHOE STORES



     Under Edison Brothers, the first Bakers shoe store opened in Atlanta, Georgia, in 1924. Bakers grew to be the nation's largest women's moderately priced specialty fashion footwear retailer. At its peak in 1988, Bakers had grown to approximately 680 stores. At that time, it was one of several footwear, apparel and entertainment retail specialty chains that were owned and operated by Edison Brothers, which in 1995 had over 2,700 stores in all 50 states, Puerto Rico, the Virgin Islands, Mexico and Canada. Edison Brothers filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on November 3, 1995. After an unsuccessful reorganization, Edison Brothers refiled for bankruptcy on March 9, 1999, and immediately commenced a liquidation of all its assets. In June 1999, we purchased selected assets of the Bakers and Wild Pair chains, approximately 200 store locations, from Edison Brothers Stores, Inc., the debtor-in-possession.


EMPLOYEES


     As of April 6, 2002, we employed approximately 651 full-time and 1,463 part-time employees. We employ approximately 112 of our employees in general administrative functions at our corporate offices and warehouse, and 2,002 at our store locations. The number of part-time employees fluctuates depending on our seasonal needs. None of our employees are represented by a labor union, and we believe our relationship with our employees is good.


PROPERTIES

     We lease all of our store locations. Most of our leases have an initial term of at least ten years. A number of our leases provide a lease termination option in specified years of the lease if we do not meet certain sales levels. In addition, leases for locations typically require us to pay property taxes, utilities, repairs, maintenance, common area maintenance and, in some instances, merchant association fees. Some of our leases also require contingent rent based on sales.

     We lease approximately 38,000 square feet for our headquarters, located at 2815 Scott Avenue, St. Louis, Missouri 63103. The lease has four years remaining, which we can extend for an additional five years. We also operate an accessory and supply warehouse at 1209 Washington Avenue in St. Louis that occupies approximately 60,000 square feet and operates under the terms of a lease with six years remaining.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS


     We acquired the right and title to several trademarks in connection with the Bakers acquisition, including our trademarks Bakers(TM) and Wild Pair(R). In addition, we currently have several applications pending with the United States Patent and Trademark Office for additional registrations. For more information on our trademarks, please see "Risk Factors -- Our ability to expand into some territorial and foreign jurisdictions under the trademarks 'Bakers' and 'Wild Pair' is restricted" and "Risk Factors -- Our failure to register, renew or otherwise protect our trademarks could have a negative impact on the value of our brand names."


LEGAL PROCEEDINGS

     From time to time we are involved in ordinary routine litigation common to companies engaged in our line of business. Currently we are not involved in any material pending legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Certain information concerning the executive officers and directors of Bakers is set forth below:


NAME                              AGE                    POSITIONS HELD
----                              ---   -------------------------------------------------
Peter A. Edison.................  46    Chairman of the Board and Chief Executive Officer
Michele A. Bergerac.............  46    President and Director Nominee
Mark D. Ianni...................  42    Executive Vice President -- General Merchandise
                                        Manager
Lawrence L. Spanley, Jr.........  55    Chief Financial Officer, Treasurer and Secretary
Stanley K. Tusman...............  55    Executive Vice President -- Inventory and
                                        Information Management
Joseph R. Vander Pluym..........  50    Executive Vice President -- Stores
Andrew N. Baur..................  58    Director Nominee
Bernard A. Edison...............  74    Director Nominee
Julian I. Edison................  73    Director Nominee
Timothy F. Finley...............  59    Director Nominee



     Peter A. Edison has over 23 years of experience in the fashion and apparel industry. Between 1986 and 1997, Mr. Edison served as director and as an officer in various divisions of Edison Brothers Stores, Inc., including serving as the Director of Corporate Development for Edison Brothers, President of Edison Big & Tall, and as President of Chandlers/Sacha of London. He also served as Director of Marketing and Merchandise Controller, and in other capacities, for Edison Shoe Division. Mr. Edison received his M.B.A. in 1981 from Harvard Business School, and currently serves as a member of the board of directors of Dave & Busters, Inc. He has served as our Chairman of the Board and Chief Executive Officer since October 1997.


     Michele A. Bergerac has over 23 years of experience in the junior and contemporary women's shoe business including a 20-year career in various divisions of the May Company and three years with Bakers. Ms. Bergerac started at Abraham & Strauss as an Assistant Buyer. Her buying and merchandising career with the May Company included positions at G. Fox and Foley's, where she was the Vice President of Footwear, prior to being hired by Edison Brothers as President of Edison Footwear Group in 1998. Ms. Bergerac has served as our President since June 1999.


     Mark D. Ianni is an experienced first-cost buyer, having held various positions in his combined 20 years with Edison Brothers and Bakers, including Merchandiser, Associate Buyer, Dress Shoe Buyer, Tailored Shoe Buyer and General Merchandise Manager of Dress Shoes prior to his current position of General Merchandise Manager. Mr. Ianni has served as our Executive Vice
President -- General Merchandise Manager since June 1999.



     Lawrence L. Spanley, Jr. has over 30 years of retail accounting and finance experience. Mr. Spanley spent much of his career at Senack Shoes, a division of Interco. Since 1993, Mr. Spanley has served as either our Chief Financial Officer or our Vice President -- Finance, and as our Treasurer and Secretary.


     Stanley K. Tusman has over 20 years of financial analysis and business experience. Mr. Tusman served as the Vice President of Planning & Allocation for the 500-store Edison Footwear Group, the Vice President of Retail Systems Integration for the 500-store Genesco Retail, Director of Marketing and Logistics for the 300-store Journey's and the Director of Financial Planning for the 400-store Claire's Boutiques chains. Mr. Tusman has served as our Executive Vice President -- Inventory and Information Management since June 1999.


     Joseph R. Vander Pluym is a 26-year veteran of store operations with a track record of building and motivating high energy, high service field organizations. Mr. Vander Pluym spent 20 years at the 700-store Merry Go Round chain, and served as Vice President of Stores for Edison Footwear Group for two years and as Vice President of Stores for Lucky Brand Apparel Stores for approximately six months prior to joining Bakers. Mr. Vander Pluym has served as either our Vice President -- Stores or our Executive Vice President -- Stores since June 1999.


     Edison Brothers Stores, Inc. filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on November 3, 1995. After an unsuccessful reorganization, Edison Brothers refiled for bankruptcy on March 9, 1999 and immediately commenced a liquidation of all its assets.


     The following individuals, along with Ms. Bergerac discussed above, have been nominated to serve on our board of directors, and we will nominate and elect one more director. We intend to have three independent directors serving on our board.


     Andrew N. Baur has served as the Chairman and Chief Executive Officer of Mississippi Valley Bancshares, Inc. since 1984, and as the Chairman and Chief Executive Officer of Southwest Bank of St. Louis, a subsidiary of Mississippi Valley Bancshares, Inc. since 1984. He is also a director of Rawlings Sporting Goods Company, Inc.


     Bernard A. Edison was President of Edison Brothers from 1968 until his retirement in 1987. He currently serves as a director of Anheuser-Busch Companies. He was a director of General American Life Insurance Co. until May 2001 and Mercantile Bancorp until 1999. Bernard Edison is the father of Peter Edison, our Chairman of the Board and Chief Executive Officer.


     Julian I. Edison is a private investor and served as the Chairman of Edison Brothers, and President of Edison Brothers Shoe Stores, Inc., from 1968 until his retirement in 1986. He was a director of Boatmen's National Bank until 1995, a director of Boatmen's Bancshares until 1990, and a director of The Stop and Shop Companies until 1988. Julian Edison is a cousin of Peter Edison, our Chairman of the Board and Chief Executive Officer.


     Timothy F. Finley was Chairman of the Board and Chief Executive Officer of Jos. A. Bank Clothiers, Inc., a clothing retailer, from 1990 until his retirement in 1999. Mr. Finley is also a director of Cole National Corporation. Cole National Corporation is a provider of vision care products, services and programs and personalized gifts through over 2,900 retail locations which include Pearle Vision, Sears Optical and Things Remembered.



     We will appoint these new directors to fill the vacancies created by the amendment to our articles of incorporation and bylaws immediately before the completion of this offering. The appointed directors will serve until their election or until their successors are elected at the next annual meeting of shareholders, which is scheduled for June 2003. For more information, please see "Recent Corporate Action."


COMMITTEES OF THE BOARD OF DIRECTORS

     We have established an audit committee consisting of Andrew N. Baur, Julian
I. Edison and                     , all of whom qualify as "independent
directors" under the Nasdaq National Market rules. The audit committee is governed by a written charter which must be reviewed, and amended if necessary, on an annual basis. Under the charter, the audit committee must meet at least four times a year and is responsible for reviewing the independence, qualifications and quality control procedures of our independent auditors, and is responsible for recommending the initial or continued retention, or a change in, our independent auditors. In addition, the audit committee is required to review and discuss with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal audit procedures and critical accounting policies. The audit committee's charter also requires the audit committee to review potential conflict of interest situations, including transactions with related parties, and to discuss with our management other matters related to our external and internal audit procedures.


     We have also established a compensation committee consisting of Julian I.
Edison,           and           . The compensation committee is responsible for
making decisions regarding compensation arrangements for our executive officers, including annual bonus compensation, and consults with our management regarding compensation policies and practices. The compensation committee also makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under those plans. Decisions regarding the compensation of our executive officers will be made by the entire board of directors until we have finalized the composition of our compensation committee so that all of the members qualify as "outside directors" under the Internal Revenue Code of 1986 and as "non-employee directors" under the general rules and regulations under the Securities Exchange Act of 1934.


DIRECTORS' AND OFFICERS' TERMS AND DIRECTORS' FEES


     Upon completion of this offering, our board of directors will consist of seven members. During the last three fiscal years, no directors' fees were paid. Following this offering, our directors will be elected annually, and non-management directors, including the non-management directors appointed prior to the completion of this offering, will receive an annual retainer of $12,000, plus $500 per meeting attended, and an initial grant of options to purchase 5,000 shares of our common stock at an exercise price equal to the offering price. Each of the executive officers serves at the pleasure of our board of directors.



LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION



     Under the terms of our articles of incorporation, we must indemnify our directors against any and all



     - expenses (including attorneys' fees),



     - judgments,



     - fines, and



     - amounts paid in settlement,



which are reasonably incurred in any legal proceeding because of their service to Bakers. Under our bylaws, we are permitted to provide similar indemnification to our officers, employees and agents.



     In addition, our articles of incorporation and our bylaws provide that the liability of our directors to us or any of our shareholders for monetary damages for breach of fiduciary duties as a director shall be limited to the fullest extent permitted by Missouri law. Any change to our articles of incorporation or our bylaws affecting this limitation on liability shall not apply to actions taken or omissions made before the change.



     Bakers must also indemnify persons serving at our request as directors, officers and employees of our subsidiaries or of other corporations. However, we are not required to indemnify for conduct that is determined by a court to have been knowingly fraudulent, deliberately dishonest or willful misconduct or, in the case of an action by or in the right of Bakers, if the conduct is determined by a court to be negligent or misconduct in the performance of a duty, unless the court also determines that the director is entitled to indemnification.



     We will also enter into indemnification agreements with our directors. Under those agreements, we will be required to indemnify them to the same extent authorized by our articles and, furthermore, to the fullest extent authorized or permitted by Missouri law. At this time, the indemnification permitted by Missouri law is not more extensive than that required by our articles. No indemnification will be paid under the indemnification agreements, however, under various customary exclusions, including the following:



     - if it is finally determined by a court that the indemnification would be unlawful,



     - on account of any lawsuit to recover short-swing profits made by any director in violation of Section 16(b) of the Securities Exchange Act, or



     - if the conduct of the director is determined by a court to have been knowingly fraudulent, deliberately dishonest or willful misconduct.



     The agreements also provide that Bakers will advance the director his or her expenses in defending against any lawsuit, and that the director must reimburse us for those expenses if a court ultimately decides that he or she was not entitled to indemnification.



     Bakers will also have directors' and officers' insurance which will protect each officer and director from liability for actions taken in his or her capacity as an officer or director. This insurance may provide broader coverage than the protections afforded to the officers and directors by our articles of incorporation and indemnification agreements. An officer or director will not be entitled to indemnification from Bakers unless this insurance coverage does not cover all of his or her expenses and liabilities.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Bakers pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the compensation paid or awarded by us to our chief executive officer, Mr. Peter Edison, and the four other executive officers, the "named executive officers," whose cash compensation exceeded $100,000 in all capacities for fiscal year 2001:


                                              ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                       ----------------------------------   ----------------------------------
                                                                                    AWARDS            PAYOUTS
                                                                            -----------------------   --------
                                                                  OTHER                  SECURITIES                ALL
                                                                  ANNUAL    RESTRICTED     UNDER-                 OTHER
                                                                 COMPEN-      STOCK        LYING        LTIP     COMPEN-
NAME AND                      FISCAL                              SATION      AWARDS      OPTIONS     PAYOUTS     SATION
PRINCIPAL POSITION             YEAR    SALARY($)   BONUS($)(1)    ($)(2)       ($)          (#)         ($)       ($)(3)
------------------            ------   ---------   -----------   -------    ----------   ----------   -------    -------
Peter A. Edison,
  Chairman of the Board and
  Chief Executive Officer...   2001     259,285      187,425
Michele A. Bergerac,
  President.................   2001     259,285      187,425
Stanley K. Tusman,
  Executive Vice
  President -- Inventory and
  Information Management....   2001     187,500      125,063                                                        4,830
Mark D. Ianni,
  Executive Vice
  President -- General
  Merchandise Manager.......   2001     180,769      126,730
Joseph R. Vander Pluym,
  Executive Vice
  President -- Stores.......   2001     175,000       58,275


---------------

(1) Reflects bonuses earned in fiscal year 2001.

(2) Applicable regulations set reporting thresholds for certain non-cash compensation if the aggregate amount is in excess of the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officers. The dollar value of this non-cash consideration for each named executive officer was less than the established reporting thresholds.


(3) Consists of premiums paid on a life insurance policy solely for the benefit of Mr. Tusman.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no individual grants of stock options to named executive officers during fiscal year 2001.


OPTION EXERCISES



     The following table sets forth information regarding aggregate option exercises during fiscal year 2001 and the number and value of exercisable and unexercisable options to purchase Bakers common stock held by the named executive officers as of January 5, 2002. None of the individuals exercised any Bakers stock options during fiscal year 2001.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND


                         FISCAL YEAR-END OPTION VALUES



                                                              NUMBER OF
                              SHARES       VALUE        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                           ACQUIRED ON    REALIZED     UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
NAME                       EXERCISE (#)     ($)          JANUARY 5, 2002(1)           AT JANUARY 5, 2002(2)
----                       ------------   --------   ---------------------------   ---------------------------
                                                     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                     -----------   -------------   -----------   -------------
Peter A. Edison...........      --           --              --             --     $        --    $        --
Michele A. Bergerac.......      --           --       98,872.85      98,872.85
Stanley K. Tusman.........      --           --       49,436.43      49,436.43
Mark D. Ianni.............      --           --       49,436.43      49,436.43
Joseph R. Vander Pluym....      --           --        4,943.60       4,943.60


---------------


(1) Includes options amended to be covered by our 2002 Stock Option Plan. For more information about our stock option plan, please see "Incentive
    Plans -- 2002 Stock Option Plan."



(2) There was no public trading market for our common stock as of December 31, 2001. Accordingly, these values have been calculated on the basis of the
    initial public offering price of $          , less the exercise price per
    share, multiplied by the total number of shares underlying the options.



INCENTIVE PLANS


  BAKERS FOOTWEAR GROUP, INC. CASH BONUS PLAN

     Historically, on average, approximately 10% of our earnings before interest, taxes, depreciation, amortization and incentive bonuses have been paid as incentive bonuses to our executive officers and key employees. Upon completion of this offering, we plan to implement the Bakers Footwear Group, Inc. Cash Bonus Plan, which we refer to as the "Cash Bonus Plan." The material terms of the Cash Bonus Plan are outlined below.


     General Terms. The Cash Bonus Plan's purpose is to further align the interests of management with our shareholders by providing management employees with cash incentives in addition to current compensation to attain certain performance goals and to attract and retain the services of competent management employees. The Cash Bonus Plan is also intended to provide qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Our Cash Bonus Plan was approved by our shareholders prior to the completion of this offering. No additional amounts may be paid under the plan after December 31, 2006, unless the plan is again approved by our shareholders.


     Administration. The Cash Bonus Plan is administered by our compensation committee which must consist of at least three "outside" members of our board of directors (as defined in the plan). Our compensation committee has complete authority to interpret the Cash Bonus Plan, to prescribe, amend and rescind rules and regulations pertaining to it, and to make all other determinations necessary or advisable for the administration of the plan. Our board of directors may at any time amend the Cash Bonus Plan in any fashion or terminate the plan. However, our board cannot make any amendment which would cause bonuses payable under the plan to fail to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

     Eligibility. All of our employees that we have classified as management employees are eligible to participate in the plan.

     Performance Goals. For each fiscal year beginning after January 1, 2003, our compensation committee will, no later than the 90th day of the year, establish performance goals for that year, the results of which are substantially uncertain within the meaning of Section 162(m) of the Internal Revenue Code and regulations thereunder. These performance goals will be based on one or more of the following business criteria:

     - sales growth;

     - operating income;

     - return on assets;

     - stock price;

     - earnings per share;

     - cash flow;

     - market share;

     - costs;

     - debt to equity ratio; or

     - earnings before interest, taxes, depreciation and amortization.

     Payment of Bonuses. At the time that the performance goals for the fiscal year are established, our compensation committee will also establish an objective formula for determining bonuses based on a specified percentage of annual base salary. This formula will be based on the attainment, in whole or in part, of the performance goals for that year. The maximum bonus payable to any participant for any fiscal year shall not exceed $1 million. The formula established for any fiscal year must preclude any discretion by the committee to increase the amount of the bonus under the Cash Bonus Plan. After the end of each fiscal year, our compensation committee must certify in writing whether the performance goals for that fiscal year have been attained, in whole or in part, and the bonus payable to each participant for that fiscal year, if any, will be determined in accordance with that certification. In the event a participant terminates employment with us during any fiscal year for any reason, that participant will not be entitled to receive any bonus under the plan for that year.

  2002 STOCK OPTION PLAN


     General Terms. The Bakers Footwear Group, Inc. 2002 Stock Option Plan, which we refer to as the "2002 Plan," provides for the grant of options intended to qualify as "incentive stock options" or "ISOs" under Section 422 of the Internal Revenue Code and options that are not intended to so qualify, which we refer to as "Nonstatutory Stock Options." The 2002 Plan was approved by our shareholders during the second quarter of fiscal year 2002.



     Authorized Shares. The total number of shares of common stock reserved for issuance under the 2002 Plan is 750,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change). The maximum number of shares underlying ISOs is 750,000. Generally, shares covered by an award which is forfeited, canceled, or expires, shares withheld for tax purposes and shares repurchased are again available under the 2002 Plan.


     Administration. The 2002 Plan will be administered by the compensation committee of our board of directors, which selects the eligible persons to whom options will be granted. The compensation committee also determines the number of shares of common stock subject to each option, the exercise price therefor and the periods during which options are exercisable. Further, the compensation committee interprets the provisions of the 2002 Plan and, subject to certain limitations, may amend the 2002 Plan. The compensation committee must consist of two or more non-employee directors (as defined in the 2002 Plan) and will have authority to appoint a subcommittee whose members qualify as "outside" directors under Section 162(m) of the Internal Revenue Code. This committee may delegate to our chief executive officer the authority to determine the individuals, except for executive officers, to whom, and the time at which and the terms upon which options shall be granted. Each option granted under the 2002 Plan will be evidenced by a written agreement between us and the optionee.


     Eligibility. Options may be granted under the 2002 Plan to all employees (including officers) and directors of, and certain consultants and advisors to, us or any of our subsidiaries. The maximum number of shares underlying options which may be awarded to a participant under the plan is 100,000 per year, except that any new chief executive officer may be awarded twice this amount upon being named to that position.


     Terms of options. The exercise price for ISOs granted under the 2002 Plan may not be less than the fair market value of the shares of common stock on the date the option is granted, except for ISOs granted to shareholders holding 10% or more or our voting power must have an exercise price of not less than 110% of the fair market value of the shares of common stock on the date the option is granted. The exercise price and term for Nonstatutory Stock Options is determined by our board of directors. ISOs granted under the 2002 Plan have a maximum term of ten years, except for grants to any 10% shareholders which are subject to a maximum term of five years. The exercise price of options granted under the 2002 Plan may be paid by check, our common stock, or any combination of the foregoing at the option of the holder. Options granted under the 2002 Plan are not transferable, except by will and the laws of descent and distribution. The total amount of ISOs that may be exercised by any individual person in any fiscal year is limited; however, there is no such limit with respect to Nonstatutory Stock Options. Our compensation committee reserves the right to condition the exercise of each option on our maintaining an effective registration statement relating to the common stock underlying the options.


     Termination of employment. Upon termination of employment for any reason, all vesting of options under the 2002 Plan stops. Thereafter, the time period in which the optionee may exercise vested options depends on the circumstances of termination. If the optionee retires, dies or is disabled (as defined in the 2002 Plan), this time period is one year. If the optionee voluntarily terminates employment, or employment terminates for any other reason, all unexercised options lapse. However, if the employment terminates with our consent and approval, then our compensation committee may, in its absolute discretion, permit the optionee to exercise vested options for the next three months. In any case, all options must be exercised within ten years of the date of grant.


     Change of control. The 2002 Plan generally provides that upon a change of control, all outstanding options immediately vest. The 2002 Plan generally defines a change of control as:


     - the acquisition of beneficial ownership of more than 50% or more of our common stock or combined voting power by any person, entity or group (as defined in Section 13(d) or 14(d) of the Securities Exchange Act of
       1934), except for Peter Edison and Bakers;



     - specific changes to our incumbent board of directors; or


     - approval of a reorganization, merger or consolidation in which our then current shareholders would not thereafter own more than 50% of our voting stock.


     The 2002 Plan also provides that the compensation committee may make such determinations as it considers appropriate to adjust the number, exercise price and class of shares subject to each outstanding option and to the class of shares and number of options available under the plan by reason of stock dividends, recapitalizations, mergers, consolidations, spin-offs, split-offs, split-ups, combinations or exchanges or shares and the like.


     Prior option grants. Except as described in this paragraph, no options have been granted under the 2002 Plan. Prior to this offering, we had a predecessor stock option plan in effect which allowed us to grant Nonstatutory Stock Options. There will be no further grants under this plan. All of the option holders under this prior plan have agreed to amend their option award agreements to cover shares of our one class of common stock, under generally the same terms and conditions, and to be generally governed by the 2002 Plan, upon completion of this offering. Immediately after this offering, these options will cover 415,263 shares of our common stock at an exercise price of $0.0059 per share. Of this amount, options to purchase 306,502 shares will be exercisable immediately after this offering. These options vest ratably in installments of one-fourth per year starting on the first anniversary of the date of grant.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     We have entered into employment agreements with Peter Edison, our Chairman of the Board and Chief Executive Officer, and Michele Bergerac, our President.

     Mr. Edison's agreement has a term of three years, renewable automatically for additional one year terms. The agreement may be terminated by us prior to the end of the term with or without cause (as defined in the agreement), upon 90 days notice by Mr. Edison or us. As compensation for his services, Mr. Edison will receive an annual base salary at a rate determined by our board of directors, which may not be less than his salary as of the effective date of his agreement, and will be entitled to participate in bonus plans and other benefits that we establish from time to time, including our Cash Bonus Plan. The agreement also provides that for the term of the agreement and for twelve months thereafter, Mr. Edison may not become employed by or interested directly or indirectly in or associated with certain of our competitors.

     Mr. Edison's employment agreement also provides that he is entitled to a payment upon the occurrence of a trigger event. Generally, a trigger event is defined as a material reduction in the nature or status of his duties and responsibilities, his termination without cause or because of disability, a reduction in his base salary, or a change of control of the company (as defined in the agreement).

     Upon the occurrence of a trigger event, Mr. Edison is entitled to a one time payment equal to three times the sum of:

     - his current base salary (as defined in the agreement); and

     - the average bonus payments made by us to Mr. Edison in the two calendar years immediately preceding the trigger event.

     Ms. Bergerac's agreement has a term of three years, renewable automatically for additional three year terms. The agreement may be terminated by us with or without cause (as defined in the agreement) upon 90 days notice by Ms. Bergerac or us. As compensation for her services, Ms. Bergerac will receive an annual base salary at a rate determined by our chief executive officer, which may not be less than her salary as of the effective date of her agreement, and will be entitled to participate in bonus plans and other benefits that we establish from time to time, including our Cash Bonus Plan. The agreement also provides that for the term of the agreement and for twelve months thereafter, Ms. Bergerac may not become employed by or interested directly or indirectly in or associated with certain of our competitors. If Ms. Bergerac is terminated for disability or without cause, she is entitled to severance pay equal to her monthly base salary at the time of termination multiplied by the lesser of the number of months remaining in the employment term or 18 months.

     Ms. Bergerac's employment agreement also provides that she is entitled to a payment upon the occurrence of a trigger event. For Ms. Bergerac, a trigger event is defined as:

     - her not being selected chairman and chief executive officer after Peter Edison ceases to occupy those positions; or

     - within three years of her becoming our chairman and chief executive officer there is a material reduction in the nature or status of her duties and responsibilities, she is terminated without cause, or there is a reduction in her base salary.

     Upon the occurrence of a trigger event, Ms. Bergerac is entitled to a one time payment equal to three times the sum of:

     - her current base salary (as defined in the agreement); and

     - the average bonus payments made by us to Ms. Bergerac in the two calendar years immediately preceding the trigger event.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2001, Bakers did not have a compensation committee or other committee performing similar functions. Decisions concerning the compensation of executive officers were made by our director.

                           RELATED PARTY TRANSACTIONS


     Andrew N. Baur, one of our director nominees, is Chairman and Chief Executive Officer of Mississippi Valley Bancshares, Inc. and Chairman and Chief Executive Officer of Southwest Bank of St. Louis, a subsidiary of Mississippi Valley Bancshares, Inc. In June 1999, we borrowed $500,000 from Mississippi Valley Capital Company, a subsidiary of Mississippi Valley Bancshares. The note is payable on January 31, 2003. In connection with this loan, Mississippi Valley Capital Company also acquired a warrant to purchase 130,741 shares of our common stock at an aggregate exercise price of $76.91. The warrant is redeemable, if not exercised, on January 31, 2003, for at least $700,000, or a larger amount based on our financial performance. Mississippi Valley Capital Company will exercise this warrant prior to completion of this offering. In addition, also in June 1999, we entered into another subordinated note agreement with Southwest Bank under which we owe a principal amount of $95,000 on January 31, 2003.

     In October 1997, we entered into a subordinated note agreement under which we currently owe approximately $750,000 payable to our present Class B shareholders. The note is secured by a $500,000 standby letter of credit and the personal guaranty of Peter Edison, our chairman of the board and chief executive officer.

     We have a $25 million secured revolving credit facility with Fleet Retail Finance, Inc. Mr. Peter Edison currently provides a limited guaranty of collection under that facility up to $500,000.


     Joseph Russell, who owns in excess of five percent of our shares outstanding at the time of this offering, is a part owner and executive officer of Elan-Polo Inc., one of our suppliers. During fiscal year 2001, we purchased approximately $1.2 million in merchandise from Elan-Polo. For more information, please see note 15 to the notes to the financial statements.


     In the first quarter of fiscal year 2002, we sold $500,000 of our subordinated convertible debentures due 2007 as part of our offering of $4.9 million of our subordinated convertible debentures in a private offering to each of Julian Edison, one of our director nominees, and to an entity affiliated with Mississippi Valley Capital Company, of which Andrew Baur, one of our director nominees, is Chairman and Chief Executive Officer.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information, as of April 6, 2002, concerning the beneficial ownership of our common stock, before and as adjusted to reflect the sale of shares offered by this prospectus, for:

     - each of our named executive officers;

     - each of our directors or nominees;

     - all of our directors, nominees and executive officers as a group;

     - each person who is known by us to be the beneficial owner of more than 5% of our common stock; and

     - each person selling shares in connection with this offering.

     Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it.


                                                 NUMBER OF
                                                 SHARES OF
                                                  COMMON
                                                   STOCK
                                  NUMBER OF     UNDERLYING
                                  SHARES OF      WARRANTS,
                                    COMMON      CONVERTIBLE                                   APPROXIMATE
                                    STOCK       DEBENTURES                 NUMBER OF         PERCENTAGE OF
                                 BENEFICIALLY       AND       NUMBER OF    SHARES OF       OUTSTANDING SHARES
                                 OWNED BEFORE     OPTIONS     SHARES OF   COMMON STOCK     OF COMMON STOCK(3)
                                 THE OFFERING   EXERCISABLE    COMMON     BENEFICIALLY   ----------------------
                                  EXCLUDING       WITHIN        STOCK     OWNED AFTER    BEFORE THE   AFTER THE
NAME AND ADDRESS(1)               OPTIONS(2)      60 DAYS      OFFERED    THE OFFERING    OFFERING    OFFERING
-------------------              ------------   -----------   ---------   ------------   ----------   ---------
DIRECTORS, NOMINEES AND
  EXECUTIVE OFFICERS
Peter A. Edison(4).............   1,349,913            --           --     1,349,913       40.41        22.37
Michele A. Bergerac(5).........     111,355       148,308           --       259,663        7.44         4.20
Stanley K. Tusman(6)...........      18,870        74,154           --        93,024        2.72         1.52
Mark D. Ianni(7)...............       8,404        74,154           --        82,558        2.41         1.35
Andrew N. Baur(8)..............      63,031       208,508           --       271,539        7.65         4.50
Joseph R. Vander Pluym(9)......       4,250         4,943           --         9,193           *            *
Bernard A. Edison(10)..........     579,887            --           --       579,887       17.36         9.61
Julian I. Edison(15)...........     190,163        77,767           --       267,930        7.84         4.44
Timothy F. Finley..............          --            --           --            --          --           --
All executive officers and
  directors as a group (10
  persons)(11).................   2,330,123       592,778           --     2,922,901       74.31        46.10

5% OWNERS (NOT INCLUDED ABOVE)
Beatrice C. Edison Irrevocable
  Trust(12)....................     433,424            --           --       433,424       12.97         7.18
Joseph Russell(13).............     210,104            --           --       210,104        6.29         3.48
Sanford Weiss(14)..............     462,247            --      200,000       295,001       13.84         4.89
Special Situations Funds III,
  L.P. and affiliates(16)......          --       466,605           --       466,605       12.26         7.73

SELLING SHAREHOLDERS
R. Weiss Marital Trust.........     142,154            --                                   4.26
Sanford Weiss Trust............     146,166            --                                   4.37
Charles Weiss Trust............      21,369            --                                      *            *
Ellen Weiss....................       6,681            --                                      *            *
Rochelle Weiss.................       6,681            --                                      *            *
Stephen Weiss..................      33,490            --                                   1.00            *

                                                 NUMBER OF
                                                 SHARES OF
                                                  COMMON
                                                   STOCK
                                  NUMBER OF     UNDERLYING
                                  SHARES OF      WARRANTS,
                                    COMMON      CONVERTIBLE                                   APPROXIMATE
                                    STOCK       DEBENTURES                 NUMBER OF         PERCENTAGE OF
                                 BENEFICIALLY       AND       NUMBER OF    SHARES OF       OUTSTANDING SHARES
                                 OWNED BEFORE     OPTIONS     SHARES OF   COMMON STOCK     OF COMMON STOCK(3)
                                 THE OFFERING   EXERCISABLE    COMMON     BENEFICIALLY   ----------------------
                                  EXCLUDING       WITHIN        STOCK     OWNED AFTER    BEFORE THE   AFTER THE
NAME AND ADDRESS(1)               OPTIONS(2)      60 DAYS      OFFERED    THE OFFERING    OFFERING    OFFERING
-------------------              ------------   -----------   ---------   ------------   ----------   ---------
David Weiss Revocable Trust....      34,085            --                                   1.02            *
Michael Weiss..................      32,895            --                                      *            *
Alyson (Weiss) Garland.........      20,468            --                                      *            *
Jennifer (Weiss) Kaslow........      18,258            --                                      *            *


---------------

  *  Represents beneficial ownership of less than 1%.

 (1) Unless otherwise specified below, the business address of each of the above persons is: c/o Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, Missouri 63103.

 (2) Reflects our planned reclassification, the completion of which will occur upon the completion of this offering. Prior to this offering, our capital structure consisted solely of three classes of common stock: Class A common stock (voting), Class B common stock (non-voting) and Class C common stock. We issued the Class B common stock to members of the Weiss Family. All of these classes will be converted into shares of our only class of common stock upon the completion of this offering. Members of the Weiss family are the only selling shareholders in this offering. The following notes indicate the pre-offering voting equity for each shareholder who originally held more than 5% of the voting stock.

 (3) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days of this prospectus are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person.


 (4) Represents 1,319,500 shares of our common stock owned by the Peter Edison Revocable Trust and 17,000 shares of our common stock owned by the L.I. Trust. Includes 13,413 shares owned by Mr. Edison's wife. Prior to the completion of this offering, Mr. Edison beneficially owned 46.9% of the voting power.



 (5) Represents 111,355 shares of our common stock held by The Michele Bergerac Revocable Trust. Ms. Bergerac is our President. Includes 148,308 shares of common stock subject to currently exercisable options. Prior to the completion of this offering, Ms. Bergerac beneficially owned 8.58% of the voting power.



 (6) Represents 18,870 shares of our common stock held by trust the Stanley K. Tusman and Gail F. Tusman Declaration of Trust dated December 1, 1999. Mr. Tusman is our Executive Vice President -- Inventory and Information Management. Includes 74,154 shares of common stock subject to currently exercisable options.



 (7) Represents 8,404 shares of our common stock held by Mark Ianni, our Executive Vice President -- General Merchandise Manager. Includes 74,154 shares of common stock subject to currently exercisable options.



 (8) Represents 63,031 shares of our common stock held in trust for Mr. Baur, one of our director nominees, and includes 130,741 shares of our common stock that are held by Mississippi Valley Capital Company, a venture-capital subsidiary of Mississippi Valley Bancshares Inc., of which Mr. Baur is the Chairman and Chief Executive Officer, which shares are subject to a warrant that will be exercised upon the completion of this offering. Also includes 77,767 shares of common stock underlying our subordinated convertible debentures due 2007 held by an affiliate of Mississippi Valley Capital Company. Prior to the completion of this offering, Mr. Baur beneficially owned 8.80% of the voting power.



 (9) Represents 4,250 shares of our common stock held by Joseph Vander Pluym, our Executive Vice President -- Stores. Includes 4,943 shares of common stock subject to currently exercisable options.



(10) Represents 146,463 shares of our common stock owned by the Bernard Edison Revocable Trust. Mr. B. Edison is a director nominee and the father of Peter Edison. Includes 433,424 shares owned by the Beatrice Edison Trust, of which Mr. B. Edison is a co-trustee. Mr. B. Edison disclaims beneficial ownership of all shares held by this trust. Prior to the completion of this offering, Mr. B. Edison beneficially owned 20.15% of the voting power.



(11) This group is comprised of Peter Edison, Michele Bergerac, Bernard Edison, Julian Edison, Andrew Baur, Mark Ianni, Lawrence Spanley, Stanley Tusman, Joseph Vander Pluym, and Timothy Finley. Includes 2,330,123 shares of common stock and 592,778 shares underlying warrants, convertible debentures and options exercisable within 60 days. Prior to the completion of this offering, this group beneficially owned 84.20% of the voting power.


(12) Prior to the offering, the trust held 15.06% of the voting power.

(13) Prior to the offering, Mr. Russell owned 7.3% of the voting power.


(14) Represents shares held by the Weiss family and by various trusts for the benefit of members of the Weiss family for which Mr. Weiss, who controlled Bakers prior to the acquisition of a controlling interest in the company by Peter Edison and some members of his family in 1997, serves as a trustee, which are subject to a voting trust for which Mr. Weiss serves as voting trustee. Prior to the completion of this offering, the members of the Weiss family were the sole holders of our Class B common stock, which was non-voting. As former holders of our Class B common stock, the Weiss family has been permitted to sell 43.27% of their shares in this offering. Upon the completion of this offering, the voting trust will be terminated. Thereafter, Mr. Weiss will beneficially own 295,001 shares of common stock consisting of 146,166 shares held by the Sanford Weiss Trust, 142,154 shares held by the R. Weiss Marital Trust and 6,681 shares held by Ellen Weiss.



(15) Includes 190,163 shares of our common stock that Mr. Julian Edison, one of our director nominees, owns. Also includes 77,767 shares of our common stock underlying our subordinated convertible debentures due 2007 held by Mr. J. Edison that will convert into common stock upon the completion of this offering.


(16) Consists of shares of our common stock underlying our subordinated convertible debentures due 2007 held by Special Situations Fund III, L.P., and its affiliates. The business address for each of these entities is 153
     E. 53rd Street, 55th Floor, New York, NY 10022.

                          DESCRIPTION OF CAPITAL STOCK


     This description of our capital stock refers to and incorporates various terms of our amended and restated articles of incorporation and our amended bylaws as our shareholders have adopted them and as they will be in effect following the completion of this offering. Copies of forms of these documents have been filed as exhibits to the registration statement of which this prospectus is a part. Since the terms of our amended and restated articles of incorporation and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of those documents, instead of a summary description of the material terms. If you would like to read our articles of incorporation and/or our bylaws, forms of these documents are on file with the SEC or you may request a copy of either document (or of both documents) from us. Unless otherwise expressly provided, any reference to our articles of incorporation or bylaws assumes the adoption of the forms of these amended and restated articles of incorporation and the amended and restated bylaws.


AUTHORIZED CAPITAL STOCK


     Under our articles of incorporation, as in effect following the completion of this offering, we will have the authority to issue 45,000,000 shares of stock, of which 5,000,000 will be shares of $0.0001 par value preferred stock, and 40,000,000 will be shares of $0.0001 par value common stock. Prior to the completion of this offering, we have three classes of common stock authorized, of which two classes are outstanding. These classes of common stock differ only as to voting rights. Our articles of incorporation provide for the reclassification and conversion of our three authorized classes of common stock into shares of a single class of common stock on a 1.0 for 1.0 basis upon completion of this offering. Our shareholders have also authorized us to issue preferred stock as discussed below.


BAKERS COMMON STOCK

     The holders of our common stock will be entitled to one vote for each share held of record on the applicable record date on all matters voted on by our shareholders, including elections of directors and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of those shares will exclusively possess all voting power. Our articles do not provide for cumulative voting in the election of directors or any preemptive rights to purchase or subscribe for any stock or other securities, and there are no redemption or sinking fund provisions with respect to our stock. Following the completion of this offering, there will be no conversion rights with respect to our stock. Subject to any preferential rights of any outstanding series of preferred stock created by our board from time to time, the holders of our common stock on the applicable record date will be entitled to dividends as may be declared from time to time by our board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to these holders.


     Our articles of incorporation and our bylaws contain certain provisions which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of Bakers. For more information on these provisions, please see "Anti-Takeover Effects of Some Provisions."


BAKERS PREFERRED STOCK


     Our board of directors has the authority to establish and issue shares of preferred stock in one or more series and to determine, by resolution, with respect to any series of preferred stock, the voting powers (which may be full, limited or eliminated), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rates, conversion rights and redemption provisions, without any further vote or action by our shareholders. Any shares of preferred stock so authorized and issued could have priority over our common stock with respect to dividend and/or liquidation rights.


SHARES RESERVED FOR OPTIONS, WARRANTS AND SUBORDINATED CONVERTIBLE DEBENTURES

     Options to purchase 415,263 shares of our common stock will be outstanding upon completion of this offering. This amount excludes approximately 405,000 shares of common stock underlying options that we expect to grant to officers and key employees upon completion of this offering. Options previously granted were granted pursuant to an option plan established in June 1999 which provides for the granting of shares of Class C common stock pursuant to non-qualified options. For more information, please see note 12 to the notes to the financial statements. In connection with this offering, we have amended the current option agreements so that they relate to our new class of common stock, under generally the same terms and conditions.


     In June 1999, the Company issued a subordinated note to Mississippi Valley Capital Company in the aggregate principal amount of $500,000, bearing interest at 6.0% per annum and due January 31, 2003. In connection with this note, the Company issued a warrant exercisable for 130,741 shares of Class A Common Stock at an aggregate exercise price of $76.91 to Mississippi Valley Capital Company. The warrant is redeemable, if not exercised, on January 31, 2003, for at least $700,000, or a larger amount depending on the financial performance of the Company. Upon completion of this offering, Mississippi Valley Capital Company will exercise the warrant.

     In the first quarter of fiscal year 2002, we issued $4.9 million of subordinated convertible debentures due 2007. Upon the completion of this offering, the subordinated convertible debentures will automatically convert into 762,119 shares of our common stock.

     In connection with this offering, we have agreed to sell to the representatives and their designees warrants to purchase up to 200,000 shares of our common stock, subject to antidilution adjustments, at an exercise price
equal to $     per share, or 120% of the offering price. The warrants are restricted from sale, transfer, assignment, pledge or hypothecation for one year from the date of this prospectus, except to the officers and members of the representatives. The warrant holders may exercise the warrants at any time during the four-year period commencing one year after the date of this prospectus.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co., (212) 845-3201.

                    ANTI-TAKEOVER EFFECTS OF SOME PROVISIONS



     Our articles of incorporation, our bylaws and Missouri law contain provisions that could have the effect of delaying, deferring or preventing a change in control of us by various means such as a tender offer or merger not approved by our board of directors. These provisions are designed to enable our board of directors, particularly in the initial years of our existence as an independent, publicly-owned company, to develop our business in a manner that will foster its long-term growth without the potential disruption that might be entailed by the threat of a takeover not deemed by our board of directors to be in our best interests and the best interests of our shareholders.



     The description set forth below is intended as a summary of these provisions only, and we refer you to the actual provisions of our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.


LIMITATIONS ON CHANGES IN BOARD COMPOSITION AND OTHER ACTIONS BY SHAREHOLDERS


     Our articles of incorporation and our bylaws provide that the number of directors will be fixed from time to time exclusively by our board but shall consist of not less than three directors. Initially our board will be comprised of seven directors.



     Missouri law provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, the holders of a majority of the corporation's voting stock may remove any director from office. Our articles of incorporation provide that (1) any director, or the entire board of directors may be removed from office only for cause and by the affirmative vote of the holders of record of outstanding shares representing not less than two-thirds of all of the then outstanding shares of our capital stock and (2) any director may be removed from office by the affirmative vote of a majority of the entire board of directors, as provided by law. Our articles of incorporation and our bylaws also provide that any director may be removed from office by the affirmative vote of a majority of the entire board of directors in the event that the director fails to meet any qualifications for election as a director stated in the bylaws. In the event that the director fails to meet any qualifications stated in the bylaws for election as a director or in the event that the director is in breach of any agreement between the director and us relating to the director's service as a director or our employee. Missouri law also provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, all vacancies on a corporation's board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, until the next election of directors by the shareholders. Our articles of incorporation provide that, subject to any rights of holders of our preferred stock, vacancies may be filled only by a majority of the remaining directors.


     Under our bylaws, only persons who are nominated by or at the direction of our board, or by a shareholder who has given notice in accordance with our bylaws, which generally requires notice not less than 90 days nor more than 120 days prior to a meeting at which directors are to be elected, will be eligible for election as directors at that meeting. If, however, we give less than 100 days' notice of the meeting to the shareholders, then we must receive notice from a shareholder not later than the tenth day following the day on which we mailed or provided notice of the meeting. Our bylaws also establish such advance notice procedure with regard to other matters which any shareholder may desire to be brought before any meeting of shareholders.

     Missouri law provides that special meetings of shareholders may be called by the board of directors or by such other person or persons as may be authorized by a corporation's articles of incorporation or bylaws. Our bylaws provide that special meetings of our shareholders may be called by the Chairman of the Board, our Chief Executive Officer, shareholders holding at least two-thirds of our voting power or the affirmative vote of a majority of the entire board of directors. Our bylaws also provide that the proposed purposes of any special meeting of our shareholders shall be specified in the notice of meeting.

     Missouri law and our bylaws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous.

     The provisions of our articles of incorporation and bylaws with respect to the advance notice requirements for director nominations or other proposals of shareholders, the requirement of unanimity for shareholder action by written consent, and the limitations on the ability of shareholders to increase the size of the board, remove directors and fill vacancies, will have the effect of making it more difficult for shareholders to change the composition of our board or otherwise to bring a matter before shareholders without our board's consent, and thus will reduce our vulnerability to an unsolicited takeover proposal.

PREFERRED AND COMMON STOCK

     Our articles of incorporation authorize our board to establish and issue shares of preferred stock in one or more series, and to determine by resolution, with respect to any series of preferred stock, the voting powers (full, limited, or eliminated), and those designations, preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rights, conversion rights and redemption provisions. Moreover, the number of authorized but unissued shares will provide us with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits.

     We believe that the preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special shareholders' meeting. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of our common stock, will be available for issuance without further action by shareholders, unless such action is otherwise required by applicable law, by Nasdaq or by any stock exchange or listing service relating to our stock. Although our board has no intention at the present time of doing so, it could issue a series of preferred stock that could, subject to certain limitations imposed by law, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based on its judgment as to the best interests of Bakers and our then-existing shareholders at the time of the issuance. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.


AMENDMENT OF CERTAIN PROVISIONS OF BAKERS' ARTICLES AND BYLAWS


     Our articles of incorporation provide that our bylaws may only be amended or repealed by a majority of our board of directors. Except as otherwise provided, any amendment of our articles of incorporation requires a vote of a majority of the outstanding shares of our capital stock entitled to vote. Amendment of the provisions of our articles of incorporation relating to the following areas requires the vote of two-thirds of the outstanding shares of our capital stock entitled to vote:

     - business combinations;

     - the directors of the corporation;

     - the bylaws of the corporation;

     - the limitation of directors' liability for monetary damages for breach of fiduciary duties, subject to Missouri law; and

     - amendment of the articles of incorporation.

STATUTORY PROVISIONS


     We are subject to the business combination provisions under Missouri law, which allow our board of directors to retain discretion over the approval of certain business combinations, except that, in our articles of incorporation, we have excluded from the limitations in the statute any business combination with those of our shareholders who are considered "interested shareholders" under Missouri law as of April 1, 2002. Missouri law also permits our board of directors to consider the interests of non-shareholder constituencies in connection with acquisition proposals. These provisions may make it more difficult for there to be a change in control of us or for us to enter into certain business combinations than if we were not subject to those sections. In our bylaws, we have elected to not be subject to the control shares acquisition provision under Missouri law, which would deny an acquiror voting rights with respect to any shares of voting stock which increase its equity ownership to more than specified thresholds.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have outstanding 6,648,882 shares of common stock on a fully diluted basis, including shares underlying outstanding options, warrants and subordinated convertible debentures, but excluding approximately 405,000 shares of common stock underlying options which we expect to grant to officers and key employees upon completion of this offering. Of these 6,648,882 shares, the 2,000,000 shares sold in the offering (2,300,000 shares if the underwriters' over-allotment option is exercised) will be freely tradeable without restriction under the Securities Act, unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares of common stock issued and outstanding that are not offered in this offering are "restricted securities" under Rule 144 and will be subject to the restrictions of Rule 144.

     In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted securities" (as that phrase is defined in Rule 144) were acquired outside of this offering from us and the date they were acquired from an affiliate, then the holder of those restricted securities (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding common stock or the average weekly reported volume of trading of the common stock in the Nasdaq National Market during the four calendar weeks preceding that sale. The holder may only sell those shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of those sales, notices of those sales and the availability of current public information concerning us. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us and the date they were acquired from an affiliate, as applicable, a holder of such restricted securities who is not an affiliate of us at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.


     All of our officers, directors, option holders, warrant holders and almost all of our shareholders, who will collectively own 4,343,830 shares of common stock (or rights to purchase common stock) upon completion of this offering, have agreed that they will not sell any securities issued by us, whether or not beneficially owned by them, for a period of 180 days after the effective date of this prospectus, or, in the case of holders of our subordinated convertible debentures due 2007, until the earlier to occur of 180 days after the effective date of this prospectus or December 31, 2002, without the prior written consent of Ryan, Beck, excluding 200,000 shares which are being offered by these shareholders in this offering. These lock-up agreements also do not cover 105,032 shares of common stock held by a former employee. Ryan, Beck may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to these lock-up agreements. Ryan, Beck does not have any current intention to release any portion of the securities subject to these lock-up agreements. After this "lock-up" period, 3,148,759 shares of the common stock subject to the sale restriction will be eligible for sale in the public market under Rule 144, subject to the volume limitations and other restrictions contained in Rule 144. Upon completion of this offering, options to purchase 415,263 shares previously granted, of which 306,502 are currently exercisable, will also be outstanding. The representatives will also hold warrants relating to 200,000 shares of common stock after completion of this offering. In addition, we expect to grant stock options relating to approximately 405,000 shares of common stock to officers and key employees upon completion of this offering.



     We have agreed to register for sale 762,119 shares of common stock underlying the subordinated debentures at the request of the holders at any time during the three year period after this offering, beginning 30 days after the completion of this offering. Upon the expiration of the lock-up agreements, as described above, once these debentures are converted and the shares underlying the debentures are registered, they will be freely tradeable.


     We have also granted registration rights to the representatives of the underwriters covering the 200,000 shares of common stock underlying the representatives' warrants. We have registered these shares under the registration statement of which this prospectus is a part and have a continuing obligation to keep these shares registered. Once these warrants are exercised and the shares underlying the warrants remain registered, they will be freely tradeable if the underwriters are not affiliates of us. For more information concerning the debentures, please see "Recent Transactions." For more information concerning the representatives' warrants, please see "Underwriting."


     At the present time, there is no public market for our common stock and we can make no predictions as to the effect, if any, that sales of common stock will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of significant numbers of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

     The underwriters named below, for whom Ryan, Beck & Co., LLC and BB&T Capital Markets are acting as the representatives, have separately agreed, subject to the terms and conditions of the underwriting agreement, to purchase from Bakers and the selling shareholders, and Bakers and the selling shareholders have agreed to sell to them, on a firm commitment basis, the respective number of shares of common stock set forth opposite their names below:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Ryan, Beck & Co., LLC.......................................
BB&T Capital Markets, a division of Scott & Stringfellow,
  Inc.......................................................
          Total.............................................


     The underwriters are committed to purchase all 2,000,000 shares of common stock offered by Bakers and the selling shareholders, if they purchase any of the shares. The underwriting agreement provides that the obligations of the underwriters are subject to the conditions precedent specified in that agreement.



     Bakers and the selling shareholders have been advised by the representatives that the underwriters initially propose to offer the shares of common stock (a) to the public at the offering price set forth on the cover page of this prospectus and (b) to certain dealers at that price less concessions of
not in excess of $     per share. Such dealers may re-allow a concession not in
excess of $     per share to other dealers. After the commencement of the
offering, the public offering price, concession and reallowance may be reduced by the representatives.


     We have granted the underwriters an option, exercisable within 45 days of the date of this prospectus, to purchase up to an additional 300,000 shares of common stock from us at the offering price, less underwriting discounts and commissions. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will have a firm commitment, subject to certain conditions, to purchase a number of additional shares that is proportionate to its initial purchase commitment.

     The following table provides information regarding the amount of the discount and other items of underwriting compensation, as determined in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc., to be paid to the underwriters by the selling shareholders and us:

                                              TOTAL DISCOUNT AND OTHER   TOTAL DISCOUNT AND OTHER
                                                COMPENSATION WITHOUT      COMPENSATION WITH FULL
                                  DISCOUNT       EXERCISE OF OVER-          EXERCISE OF OVER-
                                  PER SHARE     ALLOTMENT OPTION(1)        ALLOTMENT OPTION(1)
                                  ---------   ------------------------   ------------------------
Bakers..........................
Selling shareholders............
     Total......................
     Proceeds to Bakers.........

---------------

(1) Includes underwriting discounts or commissions applicable to such shares and non-accountable expense allowance equal to 1.5% of the gross offering proceeds.

     We and the selling shareholders estimate that the total expenses of the
offering, excluding the underwriting discount, will be approximately $       .
We will pay the expenses of the registration of the selling shareholders' shares, other than underwriting discounts or commissions applicable to such shares and their share of the non-accountable expense allowance.

     We have agreed to sell to the representatives and their designees warrants to purchase up to an aggregate of 200,000 shares of common stock at an exercise
price equal to $     per share, or 120% of the offering price, subject to
antidilution adjustments. The representatives will pay a purchase price of $0.0001 per warrant for the warrants. The warrants are restricted from sale, transfer, assignment, pledge or hypothecation by any person for one year from the date of this prospectus, except to the officers and members of the representatives. The warrant holders may exercise the warrants as to all or any lesser number of the underlying shares of common stock at any time during the four-year period commencing one year after the date of this prospectus.

     We are required for a period of five years following the date of this prospectus, (i) at the request of a majority of the warrant holders, to file one registration statement, at our expense, covering the sale of the shares of common stock underlying the warrants and (ii) at the request of any holders of warrants, to file a second registration statement covering the shares of common stock underlying the warrants at the expense of those holders. In addition, we are required to include the shares of common stock underlying the warrants in any appropriate registration statement we file during the six years following the date of this prospectus.

     We have granted to Ryan, Beck, for a period of five years after the date of this prospectus, the right to designate for election to our board of directors one person. If Ryan, Beck were to elect not to exercise this right, it would have the option to designate an observer to attend meetings of our board. We have agreed to reimburse Ryan, Beck for its designee's associated expenses.


     We have also agreed not to offer, sell or grant any options, warrants or other securities convertible or exchangeable for common stock to any of our directors, officers or employees at an exercise price that is less than the offering price for a period of three years after the date of this prospectus without the prior written consent of Ryan, Beck.



     Bakers and the selling shareholders have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in connection with this offering.



     All of our officers, directors, option holders, warrant holders and almost all of our shareholders have agreed not to sell, transfer, or otherwise encumber or dispose of any beneficial interest in any of our securities owned by them, other than gifts and intrafamily transfers including transfers to trusts for the benefit of such persons or their families, so long as the holders remain subject to the restriction, for a period of 180 days after the effective date of this prospectus, without the prior written consent of Ryan, Beck. In addition, the purchasers of our subordinated convertible debentures sold in our private offering have agreed not to sell, transfer or otherwise encumber or dispose of any beneficial interest in any of our securities owned by them on the date of the consummation of that private offering or acquired by them upon conversion of the debentures, subject to similar exceptions, until the earlier to occur of 180 days after the effective date of this prospectus or December 31, 2002, without the prior written consent of Ryan, Beck. For more information about these shares, please see "Shares Eligible for Future Sale."


     At the present time, there is no market for our common stock. Consequently, the offering price for the common stock will be determined by negotiations between Bakers and the representatives and is not necessarily related to our asset value, net worth or other established criteria of value. The offering price may not be indicative of the prices that will prevail in the public market. The factors to be considered in the negotiations will include:

     - the history of and prospects for the industry in which we compete;

     - an assessment of our management;

     - our prospects;

     - our capital structure; and

     - prevailing market conditions.


     All of our officers, directors and almost all of our shareholders, other than the holders of our Class B common stock and one former employee, have agreed that, for a period of one year from the date of this prospectus, if that person desires to sell any of our securities in accordance with Rule 144 under the Securities Act, those securities shall be sold under Rule 144 through Ryan, Beck, which has been granted a right of first refusal with respect to such sales. The holders of our Class B common stock have agreed to these restrictions only for the 180 days following the date of this prospectus.

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of shares of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     Stabilizing transactions consist of some bids or purchases of common stock made for the purpose of preventing or slowing a decline in the market price of the common stock while the offering is in progress.


     In addition, the underwriters may impose penalty bids. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by that underwriter or syndicate member.



     Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the common stock or preventing or slowing a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. In addition, a penalty bid may discourage the immediate resale of shares sold in this offering.


     Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     Ryan, Beck has received placement agent and financial advisory fees of $575,000 for services previously provided and to be provided to us in the future. Ryan, Beck is being reimbursed for out-of-pocket expenses and legal expenses, of which $75,000 has been advanced.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby and certain legal matters in connection with the offering will be passed upon for Bakers by Bryan Cave LLP. Greenberg Traurig, P.A. has acted as counsel for the underwriters in connection with the offering.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at January 5, 2002 and December 30, 2000, and for each of the two fiscal years in the period ended January 5, 2002, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of Bakers Footwear Group, Inc. for the fiscal year ended December 31, 1999, appearing in this prospectus and registration statement, have been audited by Stone Carlie & Company, L.L.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

     During October 2001, we engaged Ernst & Young LLP as our independent auditors to replace Stone Carlie & Company, L.L.C., who declined to stand for reappointment as our auditors as of September 4, 2001. In connection with the audit of the fiscal year ended December 31, 1999 and through September 4, 2001, there were no disagreements with Stone Carlie & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of Stone Carlie & Company, would have caused them to make reference to the matter in their reports. The report of Stone Carlie & Company on our financial statements for the fiscal year ended December 31, 1999 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by Peter Edison, the sole director at the time.

                             AVAILABLE INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part and which term shall encompass any amendments thereto, on Form S-1 pursuant to the Securities Act with respect to the common stock being offered. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some portions of the registration statement, and the related exhibits and schedules are omitted as permitted by the Securities and Exchange Commission. Statements made in this prospectus about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit itself for a more complete description of the matter involved. Each such statement shall be deemed qualified in its entirety by reference to the registration statement exhibits filed as a part of the registration statement.


     This registration statement and all other information filed by Bakers with the Securities and Exchange Commission may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of its public reference room.


     Copies of all or any part thereof may be obtained upon payment of fees prescribed by the Securities and Exchange Commission from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. set forth above. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


Reports of Independent Auditors.............................    F-2
Balance Sheets..............................................    F-4
Statements of Operations....................................    F-5
Statements of Shareholders' Equity (Deficit)................    F-6
Statements of Cash Flows....................................    F-7
Notes to Financial Statements...............................    F-9

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Bakers Footwear Group, Inc.

     We have audited the accompanying balance sheets of Bakers Footwear Group, Inc. (the Company) as of December 30, 2000 and January 5, 2002 and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bakers Footwear Group, Inc. at December 30, 2000 and January 5, 2002 and the results of its operations and its cash flows for each of the two years in the period ended January 5, 2002, in conformity with accounting principles generally accepted in the United States.


St. Louis, Missouri

February 8, 2002, except for Notes 12, 17 and 18, as to which the dates are , 2002, April 4, 2002 and April 16, 2002, respectively.



The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 12 to the financial statements.



                                          /s/ Ernst & Young LLP


St. Louis, Missouri

May 31, 2002

Upon the completion of the restatement of capital accounts described in Note 12 to the financial statements, we expect to be in a position to render the following audit report.


/s/ STONE CARLIE & COMPANY, L.L.C.

St. Louis, Missouri

May 31, 2002


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Bakers Footwear Group, Inc.

     We have audited the accompanying statements of operations, shareholders' equity (deficit), and cash flows of Bakers Footwear Group, Inc. for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Bakers Footwear Group, Inc. for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

St. Louis, Missouri
March 27, 2000

                          BAKERS FOOTWEAR GROUP, INC.

                                 BALANCE SHEETS


                                                        DECEMBER 30,   JANUARY 5,     APRIL 6,
                                                            2000          2002          2002
                                                        ------------   -----------   -----------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 1,228,746    $   495,302   $    30,314
  Accounts receivable.................................      650,670        489,972       773,426
  Other receivables...................................      175,342        737,459       224,841
  Inventories.........................................   12,552,272     11,290,246    16,461,615
  Prepaid expenses and other current assets...........      372,213        582,154       717,156
                                                        -----------    -----------   -----------
Total current assets..................................   14,979,243     13,595,133    18,207,352
Property and equipment, net...........................    3,442,729      7,672,500    10,146,527
Other assets..........................................      564,894        938,917     1,562,594
                                                        -----------    -----------   -----------
Total assets..........................................  $18,986,866    $22,206,550   $29,916,473
                                                        ===========    ===========   ===========
                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................  $ 3,922,426    $ 3,008,204   $ 4,299,986
  Accrued expenses....................................    4,135,362      5,525,876     4,180,537
  Sales tax payable...................................      982,622        919,647       677,638
  Revolving notes payable.............................    3,428,728      2,651,276     5,725,082
  Current maturities of capital lease obligations.....           --        523,834       526,181
  Current maturities of long-term subordinated debt...       73,694         90,071        90,071
                                                        -----------    -----------   -----------
Total current liabilities.............................   12,542,832     12,718,908    15,499,495
Long-term subordinated debt, less current
  maturities..........................................    1,622,108      1,118,454     1,125,414
Obligations under capital leases, less current
  maturities..........................................           --      1,465,528     1,324,966
Other liabilities.....................................      468,511        695,449       741,949
Class A stock purchase warrants.......................      435,246        546,766       578,853
Class A stock redemption obligation...................    1,229,620      1,207,582     1,221,131
Class B stock redemption obligation...................           --        193,900       550,250
Subordinated convertible debentures...................           --             --     4,900,000
Excess of acquired net assets over cost...............    3,893,708      2,774,899            --
Shareholders' equity (deficit):
  Class A stock, $0.001 par value; 5,100,000 shares
     authorized.......................................        2,395          2,425         2,425
  Class B stock, $0.001 par value; 850,000 shares
     authorized.......................................           --             --            --
  Class C stock, $0.001 par value; 2,550,000 shares
     authorized.......................................           --             --            --
  Additional paid-in capital..........................    3,096,956      3,236,455     3,297,371
  Retained earnings (deficit).........................   (4,304,510)    (1,753,816)      674,619
                                                        -----------    -----------   -----------
Total shareholders' equity (deficit)..................   (1,205,159)     1,485,064     3,974,415
                                                        -----------    -----------   -----------
Total liabilities and shareholders' equity
  (deficit)...........................................  $18,986,866    $22,206,550   $29,916,473
                                                        ===========    ===========   ===========


                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                            STATEMENTS OF OPERATIONS


                                                                                                  THREE MONTHS ENDED
                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED    -------------------------
                                                  DECEMBER 31,   DECEMBER 30,    JANUARY 5,     APRIL 7,      APRIL 6,
                                                      1999           2000           2002          2001          2002
                                                  ------------   ------------   ------------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
Net sales.......................................  $87,400,591    $140,709,517   $140,801,519   $33,164,841   $31,967,685
Cost of merchandise sold, occupancy, and
  buying expenses...............................   65,952,116    102,033,075      98,239,329   24,141,372     21,967,244
                                                  -----------    ------------   ------------   -----------   -----------
Gross profit....................................   21,448,475     38,676,442      42,562,190    9,023,469     10,000,441
Operating expenses:
  Selling.......................................   16,641,841     27,069,090      27,097,515    6,505,368      6,751,227
  General and administrative....................    7,899,581      9,805,082      10,150,387    2,417,650      2,558,029
                                                  -----------    ------------   ------------   -----------   -----------
Operating income (loss).........................   (3,092,947)     1,802,270       5,314,288      100,451        691,185
Other income (expense):
  Amortization of excess of acquired net assets
    over cost...................................      556,287      1,112,574       1,112,574      278,144             --
  Interest expense..............................   (1,284,162)    (1,225,467)     (1,086,729)    (246,983)      (266,360)
  State income tax expense......................      (75,461)      (165,706)       (315,667)          --        (13,500)
  Gain on lease termination.....................           --      1,050,000              --           --             --
  Other income..................................        4,565        322,593          93,674       40,491         58,193
  Other expense.................................      (57,055)       (34,949)       (158,487)    (179,213)       (31,893)
                                                  -----------    ------------   ------------   -----------   -----------
Income (loss) before extraordinary item and
  cumulative effect of change in accounting.....   (3,948,773)     2,861,315       4,959,653       (7,110)       437,625
Cumulative effect of change in accounting.......           --             --              --           --      2,774,899
Extraordinary item -- loss from extinguishment
  of debt.......................................           --     (1,245,000)             --           --             --
                                                  -----------    ------------   ------------   -----------   -----------
Net income (loss)...............................  $(3,948,773)   $ 1,616,315    $  4,959,653   $   (7,110)   $ 3,212,524
                                                  ===========    ============   ============   ===========   ===========
Net income (loss) per common share:
  Basic.........................................  $     (1.85)   $      0.65    $       1.95   $    (0.03)   $      1.17
                                                  ===========    ============   ============   ===========   ===========
  Diluted.......................................  $     (1.85)   $      0.41    $       1.28   $    (0.03)   $      0.81
                                                  ===========    ============   ============   ===========   ===========
Unaudited pro forma information:
  Income (loss) before extraordinary item,
    cumulative effect of change in accounting
    and income taxes............................  $(4,075,505)   $ 2,622,635    $  4,870,934   $  (22,183)   $   451,125
  Provision for (benefit from) income taxes.....   (1,852,475)       746,848       1,605,055       (7,309)       173,232
                                                  -----------    ------------   ------------   -----------   -----------
  Income (loss) before extraordinary item and
    cumulative effect of change in accounting...   (2,223,030)     1,875,787       3,265,879      (14,874)       277,893
  Cumulative effect of change in accounting.....           --             --              --           --      1,763,933
  Extraordinary item, net of $473,100 tax
    benefit.....................................           --       (771,900)             --           --             --
                                                  -----------    ------------   ------------   -----------   -----------
  Net income (loss).............................  $(2,223,030)   $ 1,103,887    $  3,265,879   $  (14,874)   $ 2,041,826
                                                  ===========    ============   ============   ===========   ===========
  Net income (loss) per common share:
    Basic.......................................  $     (1.04)   $      0.44    $       1.25   $    (0.03)   $      0.69
                                                  ===========    ============   ============   ===========   ===========
    Diluted.....................................  $     (1.04)   $      0.28    $       0.84   $    (0.03)   $      0.52
                                                  ===========    ============   ============   ===========   ===========


                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                    CLASS A VOTING
                                                     COMMON STOCK
                                                ----------------------
                                                SHARES ISSUED            ADDITIONAL    RETAINED
                                                     AND                  PAID-IN      EARNINGS
                                                 OUTSTANDING    AMOUNT    CAPITAL      (DEFICIT)
                                                -------------   ------   ----------   -----------
Balance at January 1, 1999....................    1,849,002     $1,849   $1,295,648   $  (555,307)
  Issuance of Class A voting common stock.....      546,274        546    1,267,570            --
  Compensation cost from stock option
     grants...................................           --         --      174,046            --
  Accretion of Class A redeemable stock.......           --         --           --       (25,950)
  Net loss....................................           --         --           --    (3,948,773)
                                                  ---------     ------   ----------   -----------
Balance at December 31, 1999..................    2,395,276      2,395    2,737,264    (4,530,030)
  Distribution to shareholders................           --         --           --    (1,337,125)
  Compensation cost from stock option
     grants...................................           --         --      359,692            --
  Accretion of Class A redeemable stock.......           --         --           --       (53,670)
  Net income..................................           --         --           --     1,616,315
                                                  ---------     ------   ----------   -----------
Balance at December 30, 2000..................    2,395,276      2,395    3,096,956    (4,304,510)
  Distribution to shareholders................           --         --           --    (2,167,191)
  Impact of the termination of put options
     associated with Class A redeemable
     stock....................................       29,240         30       69,876       (47,868)
  Compensation cost from stock option
     grants...................................           --         --       69,623            --
  Accretion of Class B redeemable stock.......           --         --           --      (193,900)
  Net income..................................           --         --           --     4,959,653
                                                  ---------     ------   ----------   -----------
Balance at January 5, 2002....................    2,424,516      2,425    3,236,455    (1,753,816)
                                                  ---------     ------   ----------   -----------
  Distribution to shareholders (unaudited)....           --         --           --      (414,191)
  Compensation cost from stock option grants
     (unaudited)..............................           --         --       60,916            --
  Accretion of Class A redeemable stock
     (unaudited)..............................           --         --           --       (13,548)
  Accretion of Class B redeemable stock
     (unaudited)..............................           --         --           --      (356,350)
  Net income (unaudited)......................           --         --           --     3,212,524
                                                  ---------     ------   ----------   -----------
Balance at April 6, 2002 (unaudited)..........    2,424,516     $2,425   $3,297,371   $   674,619
                                                  =========     ======   ==========   ===========


                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                 THREE MONTHS ENDED
                                   YEAR ENDED     YEAR ENDED    YEAR ENDED    -------------------------
                                  DECEMBER 31,   DECEMBER 30,   JANUARY 5,     APRIL 7,      APRIL 6,
                                      1999           2000          2002          2001          2002
                                  ------------   ------------   -----------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...............  $ (3,948,773)  $ 1,616,315    $ 4,959,653   $    (7,110)  $ 3,212,524
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
  Cumulative effect of change in
     accounting.................            --            --             --            --    (2,774,899)
  Depreciation..................       342,776       876,051      1,395,148       247,550       512,299
  Amortization of goodwill......         5,527         7,920          7,920         6,800            --
  Amortization of deferred debt
     issuance costs.............        13,200        26,400         26,400         9,798         6,690
  Stock-based compensation
     expense....................       174,046       359,692         69,623        39,981        60,916
  Amortization of excess of
     acquired net assets over
     cost.......................      (556,286)   (1,112,574)    (1,112,574)     (278,144)           --
  Amortization of debt
     discount...................        24,375        60,150         86,424        12,103        26,957
  Accretion of stock warrants...        38,920        88,775        111,520        27,880        32,087
  Impairment of long-lived
     assets.....................        34,719        36,715          4,540            --            --
  Loss on disposal of property
     and equipment..............        22,865        52,074         24,997        (6,233)       31,898
  Other liabilities.............       214,244       254,267        226,938        39,000        46,500
  Changes in operating assets
     and liabilities:
     Accounts receivable........      (720,491)      159,369       (401,419)     (265,063)      229,163
     Inventories................     6,153,747        14,746      1,262,026    (2,584,036)   (5,171,369)
     Prepaid expenses and other
       current assets...........      (390,296)       78,555       (209,941)       22,160      (135,002)
     Other assets...............      (370,982)     (154,832)      (419,118)      159,164      (630,367)
     Accounts payable...........     1,842,139     1,178,468       (914,222)      374,343     1,049,773
     Accrued expenses...........     6,433,314    (2,485,824)     1,327,539      (568,023)   (1,345,339)
                                  ------------   -----------    -----------   -----------   -----------
Net cash provided by (used in)
  operating activities..........     9,313,044     1,056,267      6,445,454    (2,769,830)   (4,848,169)
INVESTING ACTIVITIES
Purchase of property and
  equipment.....................    (2,152,189)   (2,362,657)    (3,335,831)     (962,920)   (3,018,478)
Proceeds from sale of property
  and equipment.................         9,773           458          1,825            --           256
Business acquisition costs......    (8,977,098)           --             --
                                  ------------   -----------    -----------   -----------   -----------
Net cash used in investing
  activities....................   (11,119,514)   (2,362,199)    (3,334,006)     (962,920)   (3,018,222)


                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                                                                               THREE MONTHS ENDED
                                YEAR ENDED     YEAR ENDED     YEAR ENDED    ------------------------
                               DECEMBER 31,   DECEMBER 30,    JANUARY 5,     APRIL 7,      APRIL 6,
                                   1999           2000           2002          2001          2002
                               ------------   ------------   ------------   -----------   ----------
                                                                            (UNAUDITED)   (UNAUDITED)
FINANCING ACTIVITIES
Net advances (repayments)
  under revolving notes
  payable....................   $1,233,783    $ 1,057,204    $  (777,452)   $ 4,524,682   $3,073,806
Proceeds from issuance of
  subordinated convertible
  debentures.................           --             --             --             --    4,900,000
Principal payments under
  capital lease
  obligations................           --             --       (326,553)            --     (138,215)
Principal payments of
  subordinated debt..........     (202,604)      (130,732)      (573,696)            --      (19,997)
Proceeds from issuance of
  subordinated debt..........      692,449             --             --             --           --
Proceeds from issuance of
  Class A stock purchase
  warrants...................      307,551             --             --             --           --
Proceeds from issuance of
  redeemable Class A stock...    1,150,000             --             --             --           --
Proceeds from issuance of
  non-redeemable Class A
  stock......................    1,268,116             --             --             --           --
Distributions to
  shareholders...............           --     (1,337,125)    (2,167,191)    (1,386,681)    (414,191)
                                ----------    -----------    -----------    -----------   ----------
Net cash provided by (used
  in) financing activities...    4,449,295       (410,653)    (3,844,892)     3,138,001    7,401,403
                                ----------    -----------    -----------    -----------   ----------
Net increase (decrease) in
  cash and cash
  equivalents................    2,642,825     (1,716,585)      (733,444)      (594,749)    (464,988)
Cash and cash equivalents at
  beginning of period........      302,506      2,945,331      1,228,746      1,228,746      495,302
                                ----------    -----------    -----------    -----------   ----------
Cash and cash equivalents at
  end of period..............   $2,945,331    $ 1,228,746    $   495,302    $   633,997   $   30,314
                                ==========    ===========    ===========    ===========   ==========
SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION
Cash paid for state income
  taxes......................   $       --    $   133,739    $   243,095    $   130,695   $   15,254
                                ==========    ===========    ===========    ===========   ==========
Cash paid for interest.......   $1,093,828    $ 1,077,279    $   874,024    $   181,994   $  200,082
                                ==========    ===========    ===========    ===========   ==========
NONCASH INVESTING AND
  FINANCING TRANSACTIONS
Capital lease obligations....   $       --    $        --    $ 2,315,915    $        --   $       --
                                ==========    ===========    ===========    ===========   ==========
Subordinated note............   $   95,000    $        --    $        --    $        --   $       --
                                ==========    ===========    ===========    ===========   ==========


                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

          (ALL INFORMATION SUBSEQUENT TO JANUARY 5, 2002 IS UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  OPERATIONS

     Bakers Footwear Group, Inc., formerly Weiss and Neuman Shoe Co. (the Company), incorporated in 1926, is engaged in the sale of women's shoes and accessories through over 200 retail stores throughout the United States. The Company is a national full-service retailer specializing in moderately priced fashion footwear for young women. The Company's products include private-label and national brand dress, casual, and sport shoes, boots, and sandals.

  ACCOUNTING PERIOD

     Effective December 30, 2000, the Company changed its fiscal year from the calendar year ending on December 31 to a 52/53-week period. Fiscal years ended December 31, 1999 and December 30, 2000 are 52-week periods. The fiscal year ended January 5, 2002 is a 53-week period. The Company's accounting period is based upon a retail calendar, ending on the Saturday nearest January 31. The Company's fiscal year ends four weeks prior to a retail calendar, as a result of its Subchapter S tax status.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents. Substantially all cash is held in depository accounts where disbursements are restricted to payments on the revolving line of credit note payable. The Company's disbursing accounts are funded through draws on the revolving line of credit.

  INVENTORIES

     Merchandise inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out retail inventory method. Permanent markdowns are recorded to reflect expected adjustments to retail prices in accordance with the retail inventory method. In determining permanent markdowns, management considers current and recently recorded sales prices, the length of time product is held in inventory, and quantities of various product styles contained in inventory, among other factors. The ultimate amount realized from the sale of certain products could differ materially from management's estimates.

  PROPERTY AND EQUIPMENT

     Property and equipment, including leasehold improvements, furniture and fixtures, equipment, and computer software, are stated at cost. Costs related to software developed for internal use, including internal payroll costs, are capitalized in accordance with the American Institute of Certified Public Accountants' Statement of Position 98-1, Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives ranging from three years to ten years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life of the assets. Costs of repair and maintenance are charged to expense as incurred.

                          BAKERS FOOTWEAR GROUP, INC.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Periodically, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. Based on these criteria, goodwill and other long-lived assets are included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable. During the years ended December 31, 1999, December 30, 2000, and January 5, 2002, the Company recorded approximately $35,000, $37,000, and $5,000, respectively, in noncash charges to earnings related to the impairment of furniture, fixtures, and equipment, leasehold improvements, and goodwill associated with the closing of certain Weiss and Neuman stores. These closings were necessary based upon an evaluation of the financial performance of these stores and the Company's focus on the Bakers stores format in conjunction with the Bakers Shoe Store (Bakers) acquisition (see Note 2). Impairment charges have been recorded as a component of general and administrative expense in the accompanying statements of operations.

  REVENUE RECOGNITION


     Retail sales are recognized at the point of sale and are recorded net of returns and exclude sales tax. Non-store sales through the Company's website are recorded when merchandise is shipped.


  COST OF MERCHANDISE SOLD

     Cost of merchandise sold includes the cost of merchandise, buying costs, and occupancy costs.

  OPERATING LEASES

     The Company leases its store premises and its headquarters facilities under operating leases. Many leases entered into by the Company include options under which the Company may extend the lease term beyond the initial commitment period, subject to terms agreed to at lease inception. Some leases also include early termination options which can be exercised under specific conditions.

     For leases that have predetermined fixed escalations of the minimum rentals, the Company recognizes the related rental expense on a straight-line basis and records the difference between the recognized rental expense and amounts payable under the leases as accrued rent, which is reflected as a component of other liabilities on the accompanying balance sheets.

     Many of the leases covering retail stores require contingent rentals in addition to the minimum monthly rental charge, based on retail sales volume. The Company records expense for contingent rentals during the period in which the retail sales volume exceeded the respective targets.

  STOCK-BASED COMPENSATION

     The Financial Accounting Standards Board's SFAS No. 123, Accounting for Stock-Based Compensation, establishes the use of the fair value-based method of accounting for all stock-based compensation arrangements. SFAS No. 123 permits companies to use the intrinsic value accounting method specified in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for stock-based employee compensation arrangements. The Company uses the intrinsic value-based method to account for stock-based employee compensation arrangements and complies with the disclosure provisions of SFAS No. 123.

                          BAKERS FOOTWEAR GROUP, INC.

  MARKETING EXPENSE

     The Company expenses costs of marketing and advertising when incurred. The Company records the cost of newspaper and magazine advertising, promotional materials, in-store displays, and point-of-sale marketing as advertising expense. Marketing and advertising expense totaled $171,162, $557,902, and $791,521 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

  EARNINGS PER SHARE

     Basic and diluted earnings per share are calculated in accordance with SFAS No. 128, Earnings per Share. Basic earnings per common share are computed using the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed using the weighted average number of common shares and potential dilutive securities that were outstanding during the period. Potential dilutive securities consist of outstanding stock options, warrants, and the effect of treating the redeemable Class A and Class B stock as permanent capital (see Note 12).

  INCOME TAXES


     Historically, the Company elected, by the consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the
Code). Under the Subchapter S provisions of the Code, the shareholders include the Company's income in their personal income tax returns. Accordingly, the Company was not subject to federal and certain state corporate income tax during the period for which it was an S corporation. However, the Company is subject to income taxes in certain states in which it conducts business. State income tax expense was $75,461, $165,706, and $315,667 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively. The unaudited pro forma information on the accompanying statements of operations pertaining to income (loss) before extraordinary item and income taxes has been adjusted to reflect a reduction in other income (expense) for these state income tax expenses. The unaudited pro forma information also includes adjustments resulting from applying purchase accounting as a C corporation, which results in a decrease to the excess of acquired net assets over cost of $2,021,930 as of the acquisition date. The unaudited pro forma income tax information included in the statements of operations and Note 11 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company was a C corporation and thus subject to federal and certain state income taxes.


  DISTRIBUTIONS TO SHAREHOLDERS

     The Company's policy is to make periodic distributions to shareholders in amounts approximating the estimated federal and state income tax liabilities resulting from their allocable shares of the Company's taxable income.


  GAIN ON LEASE TERMINATION



     In fiscal 2000, the Company executed a termination and property surrender agreement with one of its lessors. Under the terms of the agreement, the Company received approximately $1,050,000 to vacate the leased premises, in October 2000. This gain has been reflected as a component of other income in the accompanying statement of operations for the year ended December 30, 2000.


  STORE LEASE ACQUISITIONS

     During the year ended January 5, 2002, the Company completed the acquisition of eight store leases through two separate transactions totaling $260,000. The assets purchased consisted of all of the seller's leasehold interests relating to the eight stores, as well as all furniture, fixtures, and equipment located in the respective stores. Approximately $36,000 of the total consideration paid was allocated to the furniture, fixtures,

                          BAKERS FOOTWEAR GROUP, INC.

and equipment acquired, with the remaining $224,000 being allocated to the individual leases acquired. The consideration allocated to these leases is being amortized over the remaining lives of the individual underlying leases acquired.


     In January, 2002, the Company acquired 33 store leases from SLJ Retail LLC
(SLJ) for a purchase price of $1,800,000 (See Note 17).



  DEFERRED INCOME



     The Company has a frequent buying program where customers purchase a frequent buying card entitling them to a 10 percent discount on all purchases for a twelve month period. The Company defers the revenue from the sale of the card over the twelve month period and records the related discount at the point of sale. Deferred income related to the frequent buying card was $0 and $145,000 at December 30, 2000 and January 5, 2002, respectively.



  SHIPPING AND HANDLING COSTS



     The Company incurs shipping and handling costs to ship merchandise to its customers primarily related to sales orders received from the Company's Internet website. Shipping and handling costs are recorded as a component of cost of merchandise sold, occupancy, and buying expenses. Amounts paid to the Company by customers are recorded in net sales.


  BUSINESS SEGMENTS

     The Company has one business segment that offers the same principal product and service in various locations throughout the United States.

  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS


     In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, both of which are effective for fiscal years beginning after December 15, 2001. Upon adoption in fiscal year 2002, SFAS No. 141 and No. 142 require that any unamortized deferred credit related to the excess of fair value over cost arising from business combinations completed before July 1, 2001 be written off and recognized as a cumulative effect of a change in accounting principle upon adoption. As of January 5, 2002, the Company has an unamortized deferred credit of $2,774,899 related to the Bakers acquisition (see Note 2), which was recorded as income in the first quarter of 2002 as a cumulative effect of a change in accounting principle. Income (loss) before extraordinary item and cumulative effect of change in accounting and the related per share amounts, adjusted to exclude the amortization of excess of acquired net assets over cost and goodwill amortization, are as follows:



                                                  THREE MONTHS          BASIC AND DILUTED
                                                     ENDED               EARNINGS (LOSS)
                                                 APRIL 7, 2001              PER SHARE
                                               ------------------   -------------------------
                                                  (UNAUDITED)              (UNAUDITED)
Reported income (loss) before extraordinary
  item and cumulative effect of change of
  accounting allocable to common
  shareholders...............................      $  (7,110)                $(0.03)
                                                                             ======
Amortization of excess acquired net assets
  over cost and amortization of goodwill.....       (271,344)
                                                   ---------
Adjusted net income (loss) to common
  shareholders...............................      $(278,454)                $(0.14)
                                                   =========                 ======

                          BAKERS FOOTWEAR GROUP, INC.

     In August 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes the Financial Accounting Standards Board's SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not believe the adoption of SFAS No. 144 will have a material effect on the financial statements.


INTERIM RESULTS -- UNAUDITED



     The accompanying interim financial statements as of April 6, 2002 and for the three months ended April 6, 2002 and April 7, 2001 are unaudited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring accruals, considered necessary for a fair presentation of the Company's financial position as of April 6, 2002 and the results of the Company's operations and its cash flows for the three months ended April 6, 2002 and April 7, 2001. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the three months ended April 6, 2002 are not necessarily indicative of the results to be expected for the full fiscal year.


2.  ACQUISITION

     On June 22, 1999, the Company acquired the assets, primarily inventory and furniture, fixtures, and equipment, of 198 Bakers locations (including Leeds and Wild Pair stores) located throughout the United States from Edison Brothers Stores, Inc. for $8,977,098 in cash and the assumption of $353,000 in liabilities. The acquisition was accounted for using the purchase method. Accordingly, the assets acquired were adjusted to their fair values as of the acquisition date. Because the fair values of the assets acquired exceeded the consideration paid, including $118,000 in acquisition-related expenses, the value of all noncurrent assets was reduced to zero, and the Company recorded a deferred credit of $5,562,568 representing the excess of fair value of assets acquired over the cost of the acquisition.


     The following summarizes the allocation of the purchase price:



Inventory...................................................  $14,892,666
Accrued vacation liability..................................     (353,000)
Excess of assets acquired over purchase price...............   (5,562,568)
                                                              -----------
Total purchase price........................................  $ 8,977,098


     The excess of acquired net assets over cost is being amortized using the straight-line method over a period of five years. The results of operations of the acquired locations are included in the financial statements from the date of acquisition.

     If the Company had been a C corporation at the acquisition date, the Company would have recorded a deferred tax liability and a reduction to the excess of acquired net assets over cost of $2,156,070. As a result, the unaudited pro forma information on the accompanying statements of operations pertaining to income (loss) before extraordinary item and income taxes has been adjusted to reflect a reduction in the amount of amortization of $202,193, $404,386, and $404,386 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

                          BAKERS FOOTWEAR GROUP, INC.

     The following unaudited pro forma amounts, excluding pro forma tax effects, give effect to this acquisition as if it had occurred as of January 1, 1999:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Net sales...................................................    $152,722,926
Loss before extraordinary items.............................      (5,325,180)
Net loss....................................................      (5,325,180)
Basic and diluted loss per share............................           (2.49)

     The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred as of January 1, 1999.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                   ESTIMATED      DECEMBER 30,   JANUARY 5,     APRIL 6,
                                  USEFUL LIVES        2000          2002          2002
                                 --------------   ------------   -----------   -----------
                                                                               (UNAUDITED)
Furniture, fixtures, and
  equipment....................       3-6 years    $2,178,162    $ 5,161,188   $ 5,633,025
Leasehold improvements.........  up to 10 years     1,135,433      3,539,815     5,026,700
Computer software..............         3 years     1,864,607      1,902,525     2,398,818
                                                   ----------    -----------   -----------
                                                    5,178,202     10,603,528    13,058,543
Less accumulated
  depreciation.................                     1,735,473      2,931,028     3,392,596
                                                   ----------    -----------   -----------
                                                    3,442,729      7,672,500     9,665,947
Construction in progress.......                            --             --       480,580
                                                   ----------    -----------   -----------
                                                   $3,442,729    $ 7,672,500   $10,146,527
                                                   ==========    ===========   ===========


     Depreciation and amortization of property and equipment was $342,776, $876,051, and $1,395,148 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

4.  ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                  DECEMBER 30,   JANUARY 5,    APRIL 6,
                                                      2000          2002         2002
                                                  ------------   ----------   -----------
                                                                              (UNAUDITED)
Employee compensation and benefits..............   $1,874,080    $2,807,836   $1,646,196
Accrued rent....................................      293,144       598,169    1,341,923
Other...........................................    1,968,138     2,119,871    1,192,418
                                                   ----------    ----------   ----------
                                                   $4,135,362    $5,525,876   $4,180,537
                                                   ==========    ==========   ==========


5.  CAPITAL LEASE OBLIGATIONS

     The Company has recorded the cost of assets under capital leases of $0, $0, and $2,315,915 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively. Assets recorded as capital leases during the year ended January 5, 2002 are recorded as property and equipment and relate primarily to equipment obtained to support the Company's integrated "point of sale" system. Accumulated amortization on assets capitalized under capital leases totals $0, $0, and $145,085 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

     Obligations under capital leases are $0 at December 30, 2000 and $1,989,362 at January 5, 2002.

                          BAKERS FOOTWEAR GROUP, INC.

     Future minimum lease payments at January 5, 2002 under capital leases are as follows:

Fiscal year:
  2002......................................................   $  790,561
  2003......................................................      786,652
  2004......................................................      708,892
  2005......................................................      246,437
  2006......................................................       29,446
                                                               ----------
Total minimum lease payments................................    2,561,988
Less amount representing interest...........................      572,626
                                                               ----------
Present value of minimum lease payments (including current
  portion of $523,834)......................................   $1,989,362
                                                               ==========

6.  OPERATING LEASES

     The Company leases property and equipment under noncancelable operating leases expiring at various dates through 2018. Certain leases have scheduled future rent increases, escalation clauses, or renewal options. Future minimum lease payments, excluding executory costs, at January 5, 2002 are as follows:

Fiscal year:
  2002......................................................   $13,411,473
  2003......................................................    11,118,009
  2004......................................................     8,665,786
  2005......................................................     7,555,899
  2006......................................................     5,834,611
  Thereafter................................................    17,683,368
                                                               -----------
                                                               $64,269,146
                                                               ===========

     Rent expense, including occupancy costs, was $10,892,077, $18,527,134, and $18,893,180 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively. Certain leases provide for contingent rent based on sales. Contingent rent was $1,005,910, $875,929, and $525,590 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

7.  REVOLVING NOTES PAYABLE TO BANKS

     The Company has a revolving line of credit agreement with a commercial bank. This agreement calls for a maximum line of credit of $25,000,000 subject to the calculated borrowing base as defined in the agreement. The revolving line of credit matures on December 31, 2002 and is secured by substantially all assets of the Company and a $500,000 personal guarantee by the Company's principal shareholder. Interest is payable monthly at the bank's base rate plus
1.25 percent (6 percent per annum at January 5, 2002). The weighted average interest rates approximated 10.48 percent in 2000 and 8.16 percent in 2001. An unused line fee of 0.375 percent per annum is payable monthly based on the difference between $25,000,000 and the average loan balance. The agreement contains a restrictive financial covenant limiting capital expenditures and other nonfinancial covenants. At January 5, 2002, the Company has $5,267,000 of unused borrowing available under the revolving line of credit agreement, based upon the Company's borrowing base calculation.

     The agreement allows up to $10,000,000 of letters of credit to be outstanding, subject to the overall line limits. At January 5, 2002, there were no open commercial letters of credit associated with the revolving line of credit.

                          BAKERS FOOTWEAR GROUP, INC.

     This $25,000,000 revolving line of credit replaced a $20,000,000 credit facility that had been entered into on June 22, 1999. In connection with the termination of the $20,000,000 credit facility, the Company recorded an extraordinary loss of $1,245,000 for the year ended December 30, 2000. The impact of the extraordinary loss resulted in a reduction in basic and diluted earnings per share of $0.52 and $0.31, respectively, for the year ended December 30, 2000.

8.  SUBORDINATED DEBT

     The following notes payable are subordinate to the revolving note payable to bank and are secured by substantially all assets of the Company:

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                              ------------   ----------
Subordinated note payable to Class B shareholders, principal and interest payable in quarterly installments of $30,000
  up to $50,000 over the term of the loan, at 8% per annum
  through January 2008. Secured by a $500,000 standby letter
  of credit.................................................   $  823,827    $  750,129
  Subordinated note payable, principal and interest, at 9%
     per annum, due January 31, 2003........................       95,000        95,000
  Subordinated note payable, interest payable quarterly at
     10% per annum..........................................      500,000            --
  Subordinated note payable to financial institution, due
     January 31, 2003, issued at a discount (see Note 12).
     Interest of $7,500 is payable quarterly. Note accretes
     to the original face amount of $500,000 at maturity....      276,975       363,396
                                                               ----------    ----------
                                                                1,695,802     1,208,525
  Less current maturities of subordinated debt..............       73,694        90,071
                                                               ----------    ----------
                                                               $1,622,108    $1,118,454
                                                               ==========    ==========

     As of January 5, 2002, the scheduled maturities of subordinated debt are as follows:

Fiscal year:
  2002......................................................   $   90,071
  2003......................................................      566,195
  2004......................................................      126,992
  2005......................................................      147,764
  2006......................................................      170,249
  Thereafter................................................      107,254
                                                               ----------
                                                               $1,208,525
                                                               ==========

9.  EMPLOYEE BENEFIT PLAN

     The Company established a 401(k) savings plan effective July 1, 2000, which allows full-time employees age 21 or over with at least one year of service to make tax-deferred contributions of 1 percent to 15 percent of compensation up to a maximum amount allowed under Internal Revenue Service (IRS) guidelines. The plan provides for Company matching of employee contributions on a discretionary basis. The Company contributed $0, $23,561, and $64,991 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

                          BAKERS FOOTWEAR GROUP, INC.

10.  COMMITMENTS AND CONTINGENCIES

     The Company has certain contingent liabilities resulting from litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial position or results of operations of the Company.

     At December 30, 2000, the Company had outstanding commercial letters of credit totaling $635,509. At January 5, 2002, there were no outstanding commercial letters of credit.

11.  PRO FORMA INCOME TAXES (UNAUDITED)

     Assuming completion of the proposed initial public offering (as more fully described in Note 18), the Company will revoke its S corporation status and therefore will be subject to corporate federal and state income taxes as a C corporation. Because the Company is an S corporation, deferred taxes have not been reflected in the financial statements, and the Company is not responsible for these income taxes until the revocation of the S corporation status. For informational purposes, the statements of operations include a pro forma adjustment for income taxes that would have been recorded if the Company was a C corporation, calculated in accordance with SFAS No. 109, Accounting for Income Taxes.


     The differences between pro forma income taxes at the statutory U.S. federal income tax rate of 34 percent and those reported in the statements of operations relate to the impact of state and local taxes and, in periods prior to the adoption of SFAS No. 142, the amortization of negative goodwill.



     The following table reconciles the Company's historical income (loss) before extraordinary item to pro forma income (loss) before extraordinary item and income taxes.



                                                  YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                 DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                     1999           2000          2002
                                                 ------------   ------------   ----------
Historical income (loss) before extraordinary
  item.........................................  $(3,948,773)    $2,861,315    $4,959,653
State income tax expense.......................       75,461        165,706       315,667
Reduction of amortization of excess of acquired
  net assets over cost assuming C
  corporation..................................     (202,193)      (404,386)     (404,386)
                                                 -----------     ----------    ----------
Pro forma income (loss) before extraordinary
  item and income taxes........................  $(4,075,505)    $2,622,635    $4,870,934
                                                 ===========     ==========    ==========


     Significant components of the pro forma provision for (benefit from) income taxes on income (loss) before extraordinary item are as follows:

                                                 DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                     1999           2000          2002
                                                 ------------   ------------   ----------
Current:
  Federal......................................  $  (107,321)    $1,390,471    $1,420,414
  State and local..............................      (12,626)       163,585       167,107
                                                 -----------     ----------    ----------
Total current..................................     (119,947)     1,554,056     1,587,521
Deferred:
  Federal......................................   (1,550,157)      (722,239)       15,688
  State and local..............................     (182,371)       (84,969)        1,846
                                                 -----------     ----------    ----------
Total deferred (credit)........................   (1,732,528)      (807,208)       17,534
                                                 -----------     ----------    ----------
Total income tax (benefit) provision...........  $(1,852,475)    $  746,848    $1,605,055
                                                 ===========     ==========    ==========

                          BAKERS FOOTWEAR GROUP, INC.

     The differences between pro forma income taxes at the statutory U.S. federal income tax rate of 34 percent and those reported in the statements of operations are as follows:

                                                  DECEMBER 31,   DECEMBER 30,    JANUARY 5,
                                                      1999           2000           2002
                                                  ------------   ------------   ------------
Statutory federal income tax rate...............     34.00%         34.00%         34.00%
State and local income taxes, net of federal
  income taxes..................................      4.00%          4.00%          4.00%
Permanent differences...........................      3.03%         (9.52)%        (5.05)%
Valuation allowance.............................      4.42%            --             --
                                                     -----          -----          -----
Effective tax rate..............................     45.45%         28.48%         32.95%
                                                     =====          =====          =====

     Deferred income taxes arise from temporary differences in the recognition of income and expense for income tax purposes. Pro forma deferred income taxes were computed using the liability method and reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes as if the Company was a C corporation. For the year ended December 31, 1999, the pro forma deferred income tax provision included realization of valuation allowance totaling $180,000. Components of the Company's pro forma deferred tax assets and liabilities are as follows:

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                              ------------   ----------
Deferred tax assets:
  Vacation accrual..........................................   $  232,138    $  215,813
  Inventory.................................................      512,151       368,283
  Stock-based and accrued bonus compensation................      202,820       229,277
  Accrued rent..............................................      117,268        63,194
  Other.....................................................      233,161       297,907
                                                               ----------    ----------
Total deferred tax assets...................................    1,297,538     1,174,474
                                                               ----------    ----------
Deferred tax liabilities:
  Fixed assets..............................................      236,204       160,350
  Other.....................................................       70,428        40,752
                                                               ----------    ----------
Total deferred tax liabilities..............................      306,632       201,102
                                                               ----------    ----------
Net deferred tax assets.....................................   $  990,906    $  973,372
                                                               ==========    ==========

12.  SHAREHOLDERS' EQUITY

     As of January 5, 2002, the Company has three classes of common stock: Class A common stock, Class B common stock, and Class C common stock. All voting rights are vested with the Class A common stock. The Articles of Incorporation provide that all classes of common stock have equal rights with respect to distributions and liquidation preference.


     On           , the Company effected a 1.7 for 1.0 split in the form of a stock dividend. The share information included in the accompanying financial statements reflects the split. Furthermore, the Company intends to terminate the Class A, Class B, and Class C shareholder agreements that existed as of January 5, 2002 and eliminate the Class A and Class B redemption features. The following information pertaining to Class A and Class B stock reflects the terms of the agreements that existed at January 5, 2002.

                          BAKERS FOOTWEAR GROUP, INC.

  CLASS A STOCK

     All Class A shares are subject to a shareholder agreement which limits the shareholder's ability to sell stock and provides the Company the right to purchase stock from the shareholders at a price based on net book value in certain circumstances defined in the agreement, or at a price based on the appraised value of the Company in the event of the death of a Class A shareholder. The shareholder agreement provides for certain registration rights and co-sale rights in connection with an initial public offering (see Note 18).

     During fiscal 1999, the Company sold 1,029,510 shares of Class A stock for $2,418,116, net of issuance costs. Of the total amount sold, 483,236 shares contained put options, and these shares are classified as a Class A stock redemption obligation in the accompanying balance sheets. These options give the option holders the right to cause the Company to redeem all, but not less than all, shares held by the individuals in June 2004. The purchase price for such redemption is to be equal to the greater of (a) the book value of the shares as defined in the agreement or (b) an amount equal to 125 percent of the original amount paid by these Class A shareholders. The difference between the minimum redemption amount, which is approximately $1,350,000 as of January 5, 2002, and the original issue price of the shares holding put options is being accreted over the redemption period. Upon redemption, the value is to be paid in 36 equal monthly installments of principal plus interest at a rate of 8 percent.

     In January 2001, 29,240 of the Class A shares with put options were sold from one shareholder to another shareholder at the original issue price. Under the purchase agreement, the put option attached to these shares did not transfer to the new shareholder and was therefore terminated. Accordingly, the original value of $69,906 associated with these shares was transferred from temporary capital into permanent paid-in capital at that time. In addition, this transaction decreased the minimum redemption amount, which is accounted for as a change in accounting estimate and thus impacts the periodic accretion charges on a prospective basis with no adjustment to prior periods. The Class A stock redemption obligation is $1,229,620 and $1,207,582 at December 30, 2000 and January 5, 2002, respectively.

  CLASS B STOCK

     Beginning after October 31, 2007 (ten years from the date of original issuance), the Company has the option to purchase all, but not less than all, of the 462,247 Class B shares held by the respective Class B shareholders, which represents all issued and outstanding shares. In the event the Company fails to exercise its purchase option, the principal Class A shareholder shall then have the option to purchase all, but not less than all, of the outstanding Class B shares. If the Company or the principal Class A shareholder exercises the respective right, the purchase price per share shall be an amount determined by an external appraiser selected by the parties in accordance with the agreement. Upon the death of a Class B shareholder, the Company and the principal Class A shareholder have generally the same repurchase rights, and at the same price, as those in place after October 31, 2007. The shareholder agreement provides for certain registration rights and co-sale rights in connection with an initial public offering (see Note 18).

     The Class B shareholders also have the right to cause the Company to redeem all 462,247 Class B shares upon the Company's final principal payment related to the outstanding subordinated note payable with these shareholders in January 2008 (see Note 8). The Class B shareholders could cause such redemption to occur earlier upon the occurrence of certain events, as defined in the agreement. The purchase price upon the redemption of the Class B shares is based on net book value per share in accordance with the agreement. Periodic changes in the redemption value are recognized immediately by the Company as they occur. Thus, the carrying value of the Class B shares is adjusted to equal the redemption amount at the end of each reporting period through an offset to retained earnings. The value of the Class B stock redemption obligation is $193,900 as of January 5, 2002.

                          BAKERS FOOTWEAR GROUP, INC.

  STOCK OPTION PLAN

     In June 1999, the Company established a stock option plan (the Plan) under which non-qualified options to purchase up to 2,550,000 shares of nonvoting Class C stock are available to be granted to employees at an option price determined by the Board of Directors, which administers the Plan. At January 5, 2002, approximately 1,936,300 shares are available for issuance under the Plan. No option can be for a term of more than 14 years from the date of grant. In general, options vest at 25 percent per year on each annual anniversary date of the optionee's employment with the Company. At January 5, 2002, approximately 207,400 options are exercisable. No options have been exercised since the inception of the Plan.

     Stock option activity under the Plan during the years ended December 31, 1999, December 30, 2000, and January 5, 2002 is as follows:

                                                             NUMBER OF   WEIGHTED AVERAGE
                                                              OPTIONS     EXERCISE PRICE
                                                             ---------   ----------------
Outstanding at January 1, 1999.............................        --        $    --
  Granted..................................................   593,234         0.0059
  Exercised................................................        --             --
  Cancelled................................................        --             --
                                                             --------        -------
Outstanding at December 31, 1999...........................   593,234         0.0059
  Granted..................................................    19,775         0.0059
  Exercised................................................        --             --
  Cancelled................................................        --             --
                                                             --------        -------
Outstanding at December 30, 2000...........................   613,009         0.0059
  Granted..................................................        --             --
  Exercised................................................        --             --
  Cancelled................................................  (197,746)        0.0059
                                                             --------        -------
Outstanding at January 5, 2002.............................   415,263        $0.0059
                                                             ========        =======

     The Company has elected to follow APB No. 25 and related interpretations in accounting for its stock options and the disclosure-only provisions of SFAS No.
123. Under APB No. 25, compensation expense is recognized over the vesting period based on the amount by which the fair value of the underlying common stock exceeds the exercise price of stock options at the date of grant. Accordingly, the Company recorded compensation expense of $174,046, $359,692, and $69,623 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively, which represents the difference between the estimated fair value of the stock on the date of grant compared to the $0.0059 strike price per option.

     Pro forma information regarding results of operations is required by SFAS No. 123 as if the Company had accounted for its stock-based awards under the fair value method of SFAS No. 123. The fair value of the Company's stock-based awards to employees has been estimated using the minimum value option pricing model, which does not consider stock price volatility. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of the stock-based awards.

     For the year ended January 5, 2002, the fair value of the Company's stock-based awards was estimated using the following weighted average assumptions:

Expected life of options in years...........................    4
Risk-free interest rate.....................................  5.0%
Expected dividend yield.....................................  0.0%

                          BAKERS FOOTWEAR GROUP, INC.

     The weighted average remaining contractual life of the stock options outstanding at January 5, 2002 is approximately 12 years. For pro forma purposes, had the compensation expense been determined in accordance with SFAS No. 123, the net income or loss for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively, would not have been materially different from the amounts reported.

     The effect of applying SFAS No. 123 on pro forma net income (loss) as stated above is not necessarily representative of the effects on reported net income (loss) for future periods due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

  STOCK PURCHASE WARRANTS


     The Company issued warrants that entitle the note holder to acquire 130,741 shares of Class A common stock at an exercise price of $0.00059 per share. The note holder may also put the warrants to the Company on the maturity date of the related subordinated note, which is January 31, 2003. The minimum stated repurchase obligation for the warrants on that date is $700,000 and could be higher based on the Company's financial results. At the date of issuance in fiscal 1999, the Company determined the fair value of the subordinated note payable and allocated the proceeds received between the note and warrants based on their respective fair values at the time of issuance. The value allocated to the warrants, of $307,551, was recorded as a debt discount to be charged to interest expense over the life of the notes using the effective interest method. Interest expense recorded with respect to the amortization of the debt discount was $24,375, $60,150, and $86,424 for the years ended December 31, 1999,
December 30, 2000, and January 5, 2002, respectively.



     The warrants are being accreted, using the effective interest method, to the minimum repurchase amount of $700,000 over the term of the note as interest expense, which was $38,920, $88,775, and $111,520 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.


13.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:


                                                  YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                 DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                     1999           2000          2002
                                                 ------------   ------------   ----------
Numerator:
  Income (loss) before extraordinary item......  $(3,948,773)   $ 2,861,315    $4,959,653
  Extraordinary item...........................           --     (1,245,000)           --
                                                 -----------    -----------    ----------
  Net income (loss)............................   (3,948,773)     1,616,315     4,959,653
  Accretion on redeemable stock................      (25,950)       (53,670)     (241,768)
                                                 -----------    -----------    ----------
Numerator for basic earnings per share.........   (3,974,723)     1,562,645     4,717,885
  Add accretion on redeemable stock(3).........           --         53,670       241,768
  Interest expense related to warrants(1)(2)...           --             --       111,520
                                                 -----------    -----------    ----------
Numerator for diluted earnings per share(3)....   (3,974,723)     1,616,315     5,071,173

                          BAKERS FOOTWEAR GROUP, INC.

                                                  YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                 DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                     1999           2000          2002
                                                 ------------   ------------   ----------
Denominator:
  Denominator for basic earnings per share --
     weighted average shares...................    2,152,820      2,395,276     2,424,516
  Effect of dilutive securities
     Stock options(1)..........................           --        611,425       502,856
     Stock purchase warrants(1)(2).............           --             --       130,708
     Redeemable securities(1)..................           --        945,483       916,244
                                                 -----------    -----------    ----------
  Denominator for diluted earnings per share --
     adjusted weighted average shares and
     assumed conversions.......................    2,152,820      3,952,184     3,974,324



                                                    YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                   DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                       1999           2000          2002
                                                   ------------   ------------   ----------
BASIC EARNINGS (LOSS) PER SHARE
Income (loss) before extraordinary item..........     $(1.83)        $ 1.19        $ 2.05
Extraordinary item...............................         --          (0.52)           --
                                                      ------         ------        ------
Net income (loss)................................      (1.83)          0.67          2.05
Accretion on Class A and Class B redeemable
  stock..........................................      (0.02)         (0.02)        (0.10)
                                                      ------         ------        ------
Net income (loss) allocable to common
  shareholders...................................     $(1.85)        $ 0.65        $ 1.95
                                                      ======         ======        ======
DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) before extraordinary item..........     $(1.85)        $ 0.72        $ 1.25
Extraordinary item...............................         --          (0.31)           --
                                                      ------         ------        ------
Net income (loss)................................      (1.85)          0.41          1.25
Interest expense related to Class A stock
  purchase warrants(1)(2)........................         --             --          0.03
                                                      ------         ------        ------
Net income (loss) allocable to common
  shareholders(4)................................     $(1.85)        $ 0.41        $ 1.28
                                                      ======         ======        ======


---------------

(1) The diluted earnings per share calculation for the year ended December 31, 1999 excludes incremental shares of 391,382 related to stock options and stock purchase warrants, 945,483 shares related to redeemable securities, and interest expense of $38,920 related to the outstanding stock purchase warrants because they are antidilutive.

(2) The diluted earnings per share calculation for the year ended December 30, 2000 excludes incremental shares of 130,708 and interest expense of $88,775 related to the outstanding stock purchase warrants because they are antidilutive.


(3) The numerator for diluted earnings per share is the same as the numerator for basic earnings per share due to the net loss incurred in 1999. Therefore, accretion on preferred stock has not been added back for purposes of computing the numerator for diluted earnings per share for 1999.



(4) Diluted earnings per share is the same as basic earnings per share due to the net loss incurred in 1999.

                          BAKERS FOOTWEAR GROUP, INC.

     The following table sets forth the earnings per share for the unaudited pro forma information on the accompanying statements of operations (see Note 2):


                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 30,    JANUARY 5,
                                                      1999           2000           2002
                                                  ------------   ------------   ------------
BASIC EARNINGS (LOSS) PER SHARE
Income (loss) before extraordinary item.........     $(1.03)        $ 0.78         $ 1.35
Extraordinary item..............................         --          (0.32)            --
                                                     ------         ------         ------
Net income (loss)...............................      (1.03)          0.46           1.35
Accretion on Class A and Class B redeemable
  stock.........................................      (0.01)         (0.02)         (0.10)
                                                     ------         ------         ------
Net income (loss) allocable to common
  shareholders..................................     $(1.04)        $ 0.44         $ 1.25
                                                     ======         ======         ======
DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) before extraordinary item.........     $(1.04)        $ 0.47         $ 0.82
Extraordinary item..............................         --          (0.19)            --
                                                     ------         ------         ------
Net income (loss)...............................      (1.04)          0.28           0.82
Interest expense related to Class A stock
  purchase warrants(1)(2).......................         --             --           0.02
                                                     ------         ------         ------
Net income (loss) allocable to common
  shareholders(4)...............................     $(1.04)        $ 0.28         $ 0.84
                                                     ======         ======         ======


---------------

(1) The diluted earnings per share calculation for the year ended December 31, 1999 excludes incremental shares of 391,382 related to stock options and stock purchase warrants, 945,483 shares related to redeemable securities, and interest expense of $38,920 related to the outstanding stock purchase warrants because they are antidilutive.

(2) The diluted earnings per share calculation for the year ended December 30, 2000 excludes incremental shares of 130,708 and interest expense of $88,775 related to the outstanding stock purchase warrants because they are antidilutive.


(3) The numerator for diluted earnings per share is the same as the numerator for basic earnings per share due to the net loss incurred in 1999. Therefore, accretion on preferred stock has not been added back for purposes of computing the numerator for diluted earnings per share for 1999.



(4) Diluted earnings per share is the same as basic earnings per share due to the net loss incurred in 1999.

                          BAKERS FOOTWEAR GROUP, INC.

QUARTERLY EARNINGS PER SHARE (UNAUDITED)



     The following tables set forth the unaudited computation of basic and diluted earnings per share for the quarters ended April 7, 2001 and April 6, 2002:



                                                               APRIL 7,      APRIL 6,
                                                                 2001          2002
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Numerator:
(Loss) income before cumulative effect of change in
  accounting................................................  $   (7,110)   $  437,625
Cumulative effect of change in accounting...................          --     2,774,899
                                                              ----------    ----------
Net (loss) income...........................................      (7,110)    3,212,524
Accretion on redeemable stock...............................     (60,442)     (369,899)
                                                              ----------    ----------
Numerator for basic earnings per share......................     (67,552)    2,842,625
Add accretion on redeemable stock(2)........................          --       369,899
Interest expense related to warrants(1).....................          --        32,087
                                                              ----------    ----------
Numerator for diluted earnings per share(2).................     (67,552)    3,244,611
Denominator:
Denominator for basic earnings per share -- weighted average
  shares....................................................   2,424,516     2,424,516
Effect of dilutive securities -- stock options, warrants,
  and redeemable securities(1)..............................          --     1,567,344
                                                              ----------    ----------
Denominator for diluted earnings per share -- adjusted
  weighted average shares and assumed conversions...........   2,424,516     3,991,860



                                                               APRIL 7,      APRIL 6,
                                                                 2001          2002
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
BASIC EARNINGS (LOSS) PER SHARE
Income before cumulative effect of change in accounting.....    $   --        $ 0.18
Cumulative effect of change in accounting...................        --          1.15
                                                                ------        ------
Net income..................................................        --          1.33
Accretion on Class A and Class B redeemable stock...........     (0.03)        (0.16)
                                                                ------        ------
Net (loss) income allocable to common shareholders..........    $(0.03)       $ 1.17
                                                                ======        ======
DILUTED EARNINGS (LOSS) PER SHARE
(Loss) income before cumulative effect of change in
  accounting................................................    $(0.03)       $ 0.11
Cumulative effect of change in accounting...................        --          0.70
                                                                ------        ------
Net (loss) income...........................................     (0.03)         0.81
Interest expense related to Class A stock purchase
  warrants(1)...............................................        --            --
                                                                ------        ------
Net (loss) income allocable to common shareholders(3).......    $(0.03)       $ 0.81
                                                                ======        ======


---------------


(1) The diluted earnings per share calculation for the period ended April 7, 2001 excludes incremental shares of 742,187 related to stock options and stock purchase warrants, 916,244 shares related to redeemable securities, and interest expense of $27,880 related to the outstanding stock purchase warrants because they are antidilutive.

                          BAKERS FOOTWEAR GROUP, INC.

(2)The numerator for diluted earnings per share is the same as the numerator for basic earnings per share due to the net loss incurred for the period ended April 7, 2001. Therefore, accretion on redeemable stock has not been added back for purposes of computing the numerator for diluted earnings per share for the period ended April 7, 2001.



(3)Diluted earnings per share are the same as basic earnings per share due to the net loss incurred for the period ended April 7, 2001.



     The following table sets forth the earnings per share for the unaudited pro forma information on the accompanying statements of operations (see Note 5):



                                                               APRIL 7,      APRIL 6,
                                                                 2001          2002
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
BASIC EARNINGS (LOSS) PER SHARE
Income before cumulative effect of change in accounting.....    $   --        $ 0.11
Cumulative effect of change in accounting, net of taxes.....        --          0.73
                                                                ------        ------
Net income..................................................        --          0.84
Accretion on Class A and Class B redeemable stock...........     (0.03)        (0.15)
                                                                ------        ------
Net (loss) income allocable to common shareholders..........    $(0.03)       $ 0.69
                                                                ======        ======
DILUTED EARNINGS (LOSS) PER SHARE
(Loss) income before cumulative effect of change in
  accounting................................................    $(0.03)       $ 0.07
Cumulative effect of change in accounting, net of taxes.....        --          0.44
                                                                ------        ------
Net (loss) income...........................................     (0.03)         0.51
Interest expense related to Class A stock purchase
  warrants(1)...............................................        --          0.01
                                                                ------        ------
Net (loss) income allocable to common shareholders(2).......    $(0.03)       $ 0.52
                                                                ======        ======


---------------


(1)The diluted earnings per share calculation for the period ended April 7, 2001 excludes incremental shares of 742,187 related to stock options and stock purchase warrants, 916,244 shares related to redeemable securities, and interest expense of $27,880 related to the outstanding stock purchase warrants because they are antidilutive.



(2)Diluted earnings per share are the same as basic earnings per share due to the net loss incurred for the period ended April 7, 2001.


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values and fair values of the Company's financial instruments are as follows:

                                             DECEMBER 30, 2000          JANUARY 5, 2002
                                          -----------------------   -----------------------
                                           CARRYING                  CARRYING
                                            AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                          ----------   ----------   ----------   ----------
Cash and cash equivalents...............  $1,228,746   $1,228,746   $  495,302   $  495,302
Revolving notes payable and long-term
  subordinated debt, including current
  maturities............................   5,124,530    5,238,396    3,859,801    4,048,959
Capital lease obligations, including
  current maturities....................          --           --    1,989,362    1,989,362
Stock purchase warrants.................     435,246      559,200      546,766      656,136

                          BAKERS FOOTWEAR GROUP, INC.

     The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments. The fair values of long-term debt and capital lease obligations have been estimated based on current rates offered to the Company for debt of the same maturities. The fair value of stock purchase warrants is estimated based upon the minimum repurchase amount discounted based on current rates offered to the Company for debt of the same maturity.

15.  RELATED PARTY TRANSACTIONS

     The Company purchases merchandise inventory from a vendor that is affiliated with the Company through common ownership. Such purchases during the years ended December 31, 1999, December 30, 2000, and January 5, 2002, were not material to the Company's total cost of merchandise. In addition, the Company maintains certain of its cash and cash equivalents with a particular financial institution that is also affiliated with the company through common ownership. The transactions with this affiliate are executed in the normal course of business.

16.  QUARTERLY FINANCIAL DATA -- UNAUDITED

                                              FIRST        SECOND         THIRD        FOURTH
                                           -----------   -----------   -----------   -----------
Fiscal year 2000:
  Net sales..............................  $31,662,408   $37,412,856   $34,295,790   $37,338,463
  Cost of merchandise sold, occupancy,
     and buying expenses.................   22,236,731    27,256,883    25,370,403    27,169,058
  Income (loss) before extraordinary
     item................................      109,080     1,131,902       767,185       853,148
  Extraordinary loss -- debt
     extinguishment......................   (1,245,000)           --            --            --
  Net income (loss)......................   (1,135,920)    1,131,902       767,185       853,148
  BASIC EARNINGS (LOSS) PER SHARE
  Income (loss) before extraordinary
     item................................         0.05          0.47          0.31          0.35
  Extraordinary item.....................        (0.53)           --            --            --
                                           -----------   -----------   -----------   -----------
  Net income (loss)......................        (0.48)         0.47          0.31          0.35
  DILUTED EARNINGS (LOSS) PER SHARE
  Income (loss) before extraordinary
     item................................         0.03          0.28          0.19          0.21
  Extraordinary item.....................        (0.51)           --            --            --
                                           -----------   -----------   -----------   -----------
  Net income (loss)......................        (0.48)         0.28          0.19          0.21
Fiscal year 2001:
  Net sales..............................   33,164,841    37,528,409    31,938,656    38,169,613
  Cost of merchandise sold, occupancy,
     and buying expenses.................   24,141,372    25,487,381    23,218,062    25,392,514
  Net income (loss)......................       (7,110)    2,671,806      (404,359)    2,699,316
  Basic earnings (loss) per share........        (0.03)         1.08         (0.19)         1.09
  Diluted earnings (loss) per share......        (0.03)         0.67         (0.19)         0.70


17.  SUBSEQUENT EVENTS -- STORE LEASE ACQUISITION AND FINANCING
ARRANGEMENTS -- UNAUDITED


     In the first quarter of fiscal year 2002, the Company acquired 33 store leases from SLJ Retail LLC (SLJ) for a purchase price of $1,800,000. The assets purchased consisted of all of the seller's leasehold interests and leasehold improvements related to the stores, as well as all furniture, fixtures, and equipment

                          BAKERS FOOTWEAR GROUP, INC.

located in the respective stores. The total consideration was allocated to leasehold improvements and fixtures and will be amortized over the remaining life of the individual leases acquired.


     In order to provide interim financing for the store lease acquisition, the Company received an overadvance of $2,500,000 on its revolving line of credit. In connection with the overadvance, the Company agreed to pay a minimum facility fee of $200,000 over a period of eight months. If the overadvance remains outstanding beyond this period, the facility fee will increase to a maximum aggregate amount of $400,000. In connection with this amendment, the Company is obligated to deliver an amended business plan to its lender and enter into certain additional or amended financial covenants on or before May 30, 2002.


     In addition, on April 4, 2002, the Company issued $4,900,000 of subordinated convertible debentures. Interest accrues on the unpaid principal amount, beginning January 1, 2003, at 7 percent, increasing to 9 percent on January 1, 2004, and 11 percent on January 1, 2005 and is payable quarterly, in arrears. Principal is due and payable on April 4, 2007 (the maturity date). The debentures automatically convert on a qualified initial public offering, as defined, into an aggregate of 762,119 shares of common stock. Upon a qualifying IPO, the Company expects to record non-cash interest expense estimated at approximately $1,578,000 to reflect the beneficial conversion feature related to these subordinated debentures. Upon consummation of a non-qualifying initial public offering, as defined, the debentures are convertible into 762,119 shares of common stock at the option of the holder. At maturity or in the event that a qualifying initial public offering is not consummated, the debentures are mandatorily redeemable upon a merger, reorganization, stock sale, sale of substantially all assets of the Company, or similar transaction. The maturity or mandatory redemption amount shall be the greater of (i) the unpaid principal balance, or (ii) the fair value of the shares to which the debenture holder would have been entitled on a converted basis.


18. SUBSEQUENT EVENT -- INITIAL PUBLIC OFFERING


     On April 16, 2002, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission relating to an IPO of 1,800,000 shares of the Company's unissued common stock (300,000 additional shares if the underwriters' over-allotment option is exercised). As of January 5, 2002, approximately $402,000 in professional fees had been incurred in connection with the IPO, and the Company has capitalized these costs as deferred offering costs, which are included in other assets in the accompanying balance sheet. These costs include legal and accounting fees, which will be offset against the proceeds of the IPO at closing.



     Upon the consummation of the IPO, the Company intends to effect a reclassification to convert its three classes of stock into a single class of voting common stock on a 1.0 for 1.0 basis.

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

     Until           , 2002 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                              Joint Lead Managers

RYAN, BECK & CO.                                            BB&T CAPITAL MARKETS

                             ---------------------

                The date of this prospectus is           , 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) payable by the Company in connection with the sale and distribution of the shares registered hereby. Other than the SEC registration fee and the NASD fee, all the amounts listed are estimates.


SEC Registration Fee........................................  $    2,571
Accounting Fees and Expenses................................     400,000
NASD Fee....................................................       3,294
Nasdaq National Market Listing Fee..........................     100,000
Legal Fees and Expenses.....................................     600,000
Transfer Agent, Registration Fee and Taxes (Federal &
  State)....................................................      10,000
Printing Expenses...........................................     200,000
Miscellaneous Expenses......................................      75,000
                                                              ----------
          Total.............................................  $1,390,865
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri ("GBCL") provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Our bylaws provide that such indemnification shall be provided to our directors and may be provided to our officers, employees and agents. Section 351.355(3) provides that, except as otherwise provided in the corporation's articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Our bylaws provide that such indemnification shall be mandatory. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.


     Our amended and restated articles of incorporation and our bylaws provide that the liability of our directors to Bakers or to any of our shareholders for monetary damages for breach of fiduciary duties as a director shall be limited to the fullest extent permitted by the GBCL. Any change to our articles of incorporation or bylaws affecting this limitation on liability shall not apply to actions taken or omissions made prior to such change.

     In addition, our directors and executive officers have indemnification
contracts with Bakers which will become effective             . Pursuant to
those agreements, we agree to indemnify the directors and executive officers to the full extent authorized or permitted by the GBCL. The agreements also provide for indemnification to the extent not covered by the GBCL or insurance policies purchased and maintained by us (e.g., if the GBCL is amended to change the scope of indemnification). Such indemnification would be coextensive with the indemnification currently permitted by the GBCL, as described above, but no indemnity would be paid (i) in respect to remuneration paid to the director, or executive officer or employee if it shall be finally judicially adjudged that such remuneration was in violation of law; (ii) on account of any suit for an accounting of profits made from the purchase or sale by director, executive officer or employee of securities of the Company pursuant to the provisions of
Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state or local statutory law; (iii) on account of the director's, executive officer's or employee's conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (iv) if a final decision by a court having jurisdiction in the matter (all appeals having been denied or none having been taken) shall determine that such indemnification is not lawful.

     The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director, executive officer or employee and for repayment of such expenses by the director, executive officer or employee of the Company if it is ultimately judicially determined that the director, executive officer or employee is not entitled to such indemnification.

     We will have directors' and officers' insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the our articles of incorporation.


     The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, our amended and restated articles of incorporation, our bylaws and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in
Section 351.355 of the GBCL, our amended and restated articles of incorporation and its pertinent agreements, copies forms of which have been filed as exhibits to the Registration Statement.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     We sold the following securities during the past three years that were not registered under the Securities Act of 1933, as amended. Unless expressly provided otherwise, amounts have not been adjusted to reflect the reclassification of our three classes of common stock to one class of common stock, on a 1.7 for 1.0 basis, upon completion of this offering.

     In June 1999, we sold 605,594.92 shares of Class A Common Stock to a group of accredited investors in an offering not involving any public offering for approximately $2.5 million.

     In June 1999, we issued a subordinated note to Mississippi Valley Capital Company in the aggregate principal amount of $500,000, bearing interest at 6.0% per annum and due January 31, 2003. In connection with this note, we issued a warrant exercisable for 76,907 shares of Class A Common Stock at an aggregate exercise price of $76.91 to Mississippi Valley Capital Company. The warrant is redeemable, if not exercised, on January 31, 2003, for at least $700,000. The note and the warrant have been issued and the underlying shares of common stock will be issued in an offering not involving any public offering.


     Upon completion of this offering, we will issue to the underwriters' representatives five year warrants to purchase up to 200,000 shares of our common stock, subject to antidilution adjustments, at an exercise price of
$          , or 120% of the offering price. The warrant holders may exercise the warrants at any time during the four-year period commencing one year after the date of this prospectus.


     In April 2002, we issued $4.9 million of subordinated convertible debentures to a group of accredited investors in an offering not involving a public offering. The debentures will automatically convert into 762,119 shares of common stock, as adjusted, upon the consummation of this offering.

     All the foregoing transactions were private transactions not involving any public offering and were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) and/or the rules and regulations thereunder for transactions by an issuer not involving any public offering. Sales of the securities were without the use of an underwriter, and the certificates evidencing the securities relating to the foregoing transactions bear restrictive legends permitting the transfer thereof only upon registration of such securities or an exemption under the Securities Act. The recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for distribution in connection with these transactions. Each security bore a restrictive legend and/or the recipient was a party to an agreement restricting transfer and had adequate access to information about us through such recipient's relationship with us or through information provided to them.

     In June 1999, we granted options to purchase 348,963 shares of Class C Common Stock at a weighted average exercise price of $0.01 per share pursuant to written compensation agreements with our management team. In January 2000, we granted options to purchase 11,632 shares of Class C Common Stock at a weighted average exercise price of $0.01 per share pursuant to written compensation agreements to members of our management team. The options to acquire Class C Common Stock were issued pursuant to our Class C Equity Incentive Stock Option Plan. Under the Plan and the option agreement, the options vest ratably in installments of one-fourth per year starting on the first anniversary of the date of grant.

     All of the option grants were exempt pursuant to Section 3(b) of the Securities Act of 1933 and Rule 701 promulgated thereunder as grants pursuant to written compensatory benefit plans. The aggregate exercise prices were less than 15% of our consolidated assets as of December 30, 2000.


     On the date of this registration statement, we had three classes of common stock authorized, Class A common stock, Class B common stock and Class C common stock. As of the date hereof, shares of Class A and Class B common stock were outstanding. Upon the completion of this offering, in accordance with our articles of incorporation, all shares of Class A and Class B common stock will automatically convert into one class of common stock on a 1.0 for 1.0 basis. As a result, we will have one class of voting common stock which we are selling in this offering. In addition, holders of Class C options have agreed to amend their option award agreements to purchase Class C common stock to cover shares of this new class of common stock. This reclassification is exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 3(a)(9) and/or the rules and regulations thereunder for securities exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See Exhibit Index and Financial Schedules.

ITEM 17. UNDERTAKINGS.

     The undersigned hereby undertakes:

          (1) To provide to the underwriter at the closing specified in the underwriting any agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For purposes if determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, Missouri on June 4, 2002.


                                          BAKERS FOOTWEAR GROUP, INC.

                                          By:      /s/ PETER A. EDISON
                                            ------------------------------------
                                                      Peter A. Edison,
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----

               /s/ PETER A. EDISON                   Chairman of the Board of Directors    June 4, 2002
 ------------------------------------------------        and Chief Executive Officer
                (Peter A. Edison)                       (Principal Executive Officer)


           /s/ LAWRENCE L. SPANLEY, JR.              Chief Financial Officer, Treasurer    June 4, 2002
 ------------------------------------------------    and Secretary (Principal Financial
            (Lawrence L. Spanley, Jr.)                Officer and Principal Accounting
                                                                  Officer)

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
  1.1**     Form of Underwriting Agreement
  2.1*      Purchase Agreement dated January 25, 2002 by and between the
            Company and SLJ Retail LLC, debtor-in-possession under Case
            No. 01-75780-crm in the United States Bankruptcy Court for
            the Northern District of Georgia
  3.1(a)    Form of Restated Articles of Incorporation of the Company in
            effect upon the completion of the offering
  3.1(b)    Form of Restated Articles of Incorporation of the Company to
            be in effect following the completion of the offering
  3.2**     Form of Amended and Restated Bylaws of the Company
  4.1*      Debenture Purchase Agreement dated April 4, 2002 by and
            among the Company and the persons on the attached signature pages
  4.2*      Registration Rights Agreement dated April 4, 2002 by and
            among the Company, Special Situations Fund III, L.P.,
            Special Situations Cayman Fund, L.P., Special Situations
            Private Equity Fund, L.P., The Crown Advisors LLC, Crown
            Investment Partners, LP, Eagle Fund I LP and Julian Edison
  5.1**     Opinion of Bryan Cave LLP regarding the validity of the
            common stock
 10.1       Bakers Footwear Group, Inc. 2002 Stock Option Plan
 10.2       Bakers Footwear Group, Inc. Cash Bonus Plan
 10.3       Promissory Note in favor of Sanford Weiss, individually and as agent for the Class B Shareholders dated October 31, 1997 in the principal amount of $1,000,000
 10.4       Security Agreement in favor of Sanford Weiss, as agent for the Class B Shareholders dated October 31, 1997 (included as
            Schedule 4 to Exhibit 10.3)
 10.5       Limited Personal Guaranty given by Peter A. Edison in favor of Sanford Weiss, as agent for the Class B Shareholders
            dated October 31, 1997 (included as Schedule 5 to Exhibit
            10.3)
 10.6*      Promissory Note in favor of Southwest Bank of St. Louis
            dated June 22, 1999 in the principal amount of $95,000
 10.7*      Promissory Note in favor of Mississippi Valley Capital
            Company dated June 22, 1999 in the principal amount of
            $500,000
 10.8*      Warrant in favor of Mississippi Valley Capital Corporation to purchase shares of Class A Common Stock
 10.9*      Concurrent Use Agreement dated June 23, 1999 between the
            Company and Novus, Inc.
 10.10*     Assignment of Rights dated June 23, 1999 between the Company and Edison Brothers Stores, Inc.
 10.11*     Consultant Agreement dated May 18, 2001 by and between the
            Company and Mark H. Brown & Associates, LLC
+10.12      Warehousing Service Agreement dated April 28, 2000 between
            Brown Shoe Company, Inc. and the Company
 10.13      Letter of Understanding Between Transmodal Associates, Inc.
            and Cargotrans Transitarios Internacionais
 10.14      Motor Transportation Contract dated October 25, 1999 between
            Combined Express, Inc. and the Company
 10.15**    Employment Agreement dated        , 2002 by and between the
            Company and Peter Edison
 10.16**    Employment Agreement dated        , 2002 by and between the
            Company and Michele Bergerac
 10.17**    Second Amended and Restated Loan and Security Agreement
            dated        , 2002 by and between Fleet Retail Finance,
            Inc. and the Company

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
 10.18      Form of Tax Indemnification Agreement among the Company and
            its shareholders on             , 2002
 10.19**    Form of Indemnification Agreement by and between the Company and its directors
 16.1*      Letter re Change in Certifying Accountant
 23.1       Consent of Ernst & Young LLP
 23.2       Consent of Stone Carlie & Company, L.L.C.
 23.3**     Consent of Bryan Cave LLP (included in Exhibit 5.1)
 23.4       Consent of Nominee for Director signed by Andrew N. Baur
 23.5       Consent of Nominee for Director signed by Michele A.
            Bergerac
 23.6       Consent of Nominee for Director signed by Bernard A. Edison
 23.7       Consent of Nominee for Director signed by Julian I. Edison
 23.8       Consent of Nominee for Director signed by Timothy F. Finley
 24.1*      Power of Attorney (included in signature page)


---------------


* Previously filed.



** To be filed by amendment.



+ Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.